Exhibit 2.1

PURCHASE AGREEMENT

dated as of October 15, 2007,

between

GLOBAL BRASS AND COPPER ACQUISITION CO.

and

OLIN CORPORATION

i

           Exhibits

Exhibit A	Purchased Companies’ Equity Interests and Purchased Company Subsidiaries’ Equity Interests
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Winchester Supply Agreement
Exhibit D	Form of Environmental Access Agreement
Exhibit E	Form of Trademark License Agreement
Exhibit F	Calculation of Working Capital
Exhibit G	Arrangements Pending Subdivision of Real Property; Easements
Exhibit H	Balance Sheet
Exhibit I	Transferred Assets and Transferred Liabilities; Excluded Assets and Excluded Liabilities
Exhibit J	Knowledge of the Seller; Knowledge of the Purchaser

PURCHASE AGREEMENT dated as of October 15, 2007 (this “Agreement”), between GLOBAL BRASS AND COPPER ACQUISITION CO., a corporation organized under the laws of the State of Delaware (the “Purchaser”) and OLIN CORPORATION, a corporation organized under the laws of Commonwealth of Virginia (the “Seller”).

WHEREAS the Seller desires to sell, and the Purchaser desires to purchase, the Business;

WHEREAS the Seller is the direct owner of the number of equity interests (such term and each other defined term used but not otherwise defined in this Agreement having the meaning given it in Section 10.11(a)) in each of the entities set forth below the Seller’s name in Exhibit A hereto set forth opposite such entities’ names (such entities are collectively referred to as the “Purchased Companies” and such equity interests are collectively referred to as the “Purchased Companies’ Equity Interests”);

WHEREAS the applicable Purchased Company is directly or indirectly, through one or more intermediaries, the owner of the number of equity interests in each of the entities listed below such Purchased Company’s name in Exhibit A hereto set forth opposite such entities’ names (such entities are collectively referred to as the “Purchased Company Subsidiaries” and such equity interests are collectively referred to as the “Purchased Company Subsidiaries’ Equity Interests”);

WHEREAS the Seller, the Subsidiary Transferors, the Purchased Companies and the Purchased Company Subsidiaries conduct the Business (the Purchased Companies and the Purchased Company Subsidiaries are collectively referred to as the “Transferred Entities”; the Seller, the Subsidiary Transferors are together referred to as the “Transferors”);

WHEREAS KPS Special Situations Fund II, L.P., KPS Special Situations Fund II (A), L.P., KPS Special Situations Fund III, L.P. and KPS Special Situations Fund III (A), L.P., affiliates of the Purchaser (collectively, the “Sponsor Funds”), have executed and delivered to the Purchaser, and the Purchaser has delivered to the Seller in connection with the execution and delivery of this Agreement, (a) commitment letters dated as of the date of this Agreement pursuant to which the Sponsor Funds have issued equity commitments to the Purchaser, the proceeds of which will be used to pay a portion of the Purchase Price and the fees and expenses relating to the transactions contemplated by this Agreement (such commitment letters and, if applicable, any replacement commitments obtained by the Purchaser in compliance with Section 5.03(b) are collectively referred to as the “Equity Financing Commitments”) and (b) limited guarantees dated as of the date of this Agreement in favor of the Seller with respect to the obligations of the Purchaser arising under or relating to this Agreement (such guarantees are collectively referred to as the “Sponsor Fund Guarantees”);

WHEREAS certain financial institutions have executed and delivered to the Purchaser, and the Purchaser has delivered to the Seller in connection with the execution and delivery of this Agreement, commitment letters dated as of the date of this Agreement pursuant to which such financial institutions have issued lending commitments to the Purchaser, the proceeds of which will be used to pay a portion of the Purchase Price and the fees and expenses relating to the transactions contemplated by this Agreement (such commitment letters and, if applicable, any replacement commitments obtained by the Purchaser in compliance with Section 5.03(b) are collectively referred to as the “Debt Financing Commitments”; the Debt Financing Commitments and the Equity Financing Commitments are referred to as the “Financing Commitments”);

WHEREAS, at the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Transferors desire to sell and transfer to the Purchaser or its designees, and the Purchaser or its designees desire to purchase and accept from the Transferors, the Purchased Companies’ Equity Interests, the Transferred Assets and the Transferred Liabilities (the “Acquisition”); and

WHEREAS, immediately after the Closing, the Purchaser or its designees will (a) directly own the Purchased Companies’ Equity Interests and the Transferred Assets, (b) directly be responsible for the Transferred Liabilities and (c) indirectly own the Purchased Company Subsidiaries’ Equity Interests (the Purchased Companies’ Equity Interests and the Purchased Company Subsidiaries’ Equity Interests are collectively referred to as the “Transferred Equity Interests”).

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Purchased Companies’ Equity Interests and Transferred Assets; Assumption of Transferred Liabilities

SECTION 1.01.  Sale of the Purchased Companies’ Equity Interests and the Transferred Assets; Assumption of the Transferred Liabilities.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall, and shall cause the Subsidiary Transferors to, sell, transfer and deliver to the Purchaser or its designees, and the Purchaser or its designees shall purchase and accept from the Transferors, the Purchased Companies’ Equity Interests and the Transferred Assets free and clear of all Liens (other than Permitted Liens) for (i) (A) an aggregate purchase price of $400,000,000 in cash plus (B) the Working Capital Overage, if any, minus (C) the Working Capital Underage, if any, (the “Estimated Purchase Price”) payable as set forth below in Section 1.04(b) and subject to adjustment as set forth in Section 1.05 and (ii) the assumption of the Transferred Liabilities, which the Purchaser shall, from and after the Closing, pay, perform and discharge when due.

(b)  At least two business days prior to the Closing Date, the chief financial officer of the Seller shall deliver to the Purchaser a reasonable estimate of Closing Working Capital (the “Working Capital Estimate”) and the resulting Working Capital Overage or Working Capital Underage, as the case may be, certifying that the estimate has been prepared in accordance with the requirements of this Article I and that the line items of the Working Capital Estimate have been calculated in the same manner, using the same methods, as the corresponding line item of the Working Capital Amount set forth on Exhibit F hereto was calculated (except as otherwise provided in Exhibit F hereto), whether or not doing so is in accordance with generally accepted accounting principles in the United States of America (“GAAP”).  The foregoing principles are referred to in this Agreement as the “Working Capital Principles”.

SECTION 1.02.  Transfer of the Excluded Assets; Excluded Liabilities; Consents of Third Parties.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Closing, the Seller shall, and shall cause its subsidiaries (including the Transferred Entities) to make, at the expense and risk of the Seller, such contributions, transfers, assignments and acceptances in form and substance reasonably acceptable to the parties, such that, upon the consummation of such contributions, transfers, assignments and acceptances, the Seller or its designees shall own the Excluded Assets and shall be responsible for the Excluded Liabilities, without further recourse to any Transferred Entity, the Purchaser or its other affiliates.  In furtherance of the foregoing, (i) the Seller shall retain, and neither the Purchaser nor any Transferred Entity shall acquire, and no Transferred Entity shall retain, any interest in the Excluded Assets and (ii) the Seller shall retain, and neither the Purchaser nor any Transferred Entity shall assume, and no Transferred Entity shall retain, any Excluded Liability.

(b)  Notwithstanding any other provision in this Agreement to the contrary, no asset, claim, right or benefit the assignment or transfer of which is otherwise contemplated by this Agreement shall be assigned or transferred if such assignment or transfer (or attempt to make such an assignment or transfer) without the consent or approval of a third party would constitute a breach or other contravention of the rights of such third party (such assets being collectively referred to herein as “Restricted Assets”) until such consent or approval is obtained; and any assignment or transfer of a Restricted Asset shall be made subject to such consent or approval being obtained.  If any such consent or approval is not obtained prior to the Closing, (i) the assigning party, upon request of the other party, shall continue to use its commercially reasonable efforts to cooperate with the other party in attempting to obtain any such consent or approval and (ii) the parties agree to negotiate in good faith with respect to alternative arrangements (such as a license, sublease or operating agreement) until such time as such consent or approval has been obtained which would result in the assignee party receiving all the benefits and bearing all the costs, liabilities and burdens with respect to any such Restricted Asset.

SECTION 1.03.  Closing; Closing Date.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m., New York City time, on the date specified by the parties, which shall be no later than the third business day following the satisfaction (or, to the extent permitted by applicable Law, the waiver) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or Section 7.03 (other than any such condition that by its nature is to be satisfied at the Closing) has not been satisfied (or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VII (other than such conditions that by their nature are to be satisfied at the Closing) have been satisfied (or, to the extent permitted by applicable Law, waived by the parties entitled to the benefit thereof), or at such other place, time and date as shall be agreed between the Purchaser and the Seller; provided, however, that in no event shall the Closing occur prior to 31 calendar days from the date hereof.  Notwithstanding the foregoing, if the Purchaser has not received the proceeds of the Debt Financing on the date on which the Closing would otherwise occur pursuant to the immediately preceding sentence, the Purchaser shall have the right to delay the Closing for up to 20 calendar days therefrom by providing written notice to the Seller (which notice shall include the new date on which the Closing shall occur and shall be given no later than the date on which the Closing would otherwise occur pursuant to the immediately preceding sentence).  The date to which the Closing is delayed pursuant to the written notice referred to in the immediately preceding sentence is referred to in this Agreement as the “Extension Date” and the date on which the Closing takes place is referred to in this Agreement as the “Closing Date”.  The Closing shall be deemed to be effective as of the close of business on the Closing Date.

SECTION 1.04.  Transactions To Be Effected at the Closing.  At the Closing:

(a)  the Seller shall deliver to the Purchaser or its designees (i) in the case of the Purchased Companies’ Equity Interests that are certificated, the certificates representing such Purchased Companies’ Equity Interests, duly endorsed in blank or accompanied by stock or unit powers duly endorsed in blank in proper form for transfer or other proper instruments of transfer, with appropriate transfer Tax stamps, if any, affixed, (ii) such appropriately executed deeds (in recordable form), bills of sale, assignments and other instruments of transfer relating to the Transferred Assets and the Transferred Liabilities, in the form and substance required by applicable Law and reasonably acceptable to the Purchaser to demonstrate the sale, transfer, delivery and assumption of the Transferred Assets and the Transferred Liabilities to or by the Purchaser or its designees and (iii) such other documents as the Purchaser may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement, including the sale, transfer, delivery and assumption of the Purchased Companies’ Equity Interests, the Transferred Assets and the Transferred Liabilities to or by the Purchaser or its designees;

(b)  the Purchaser or its designees shall deliver to the Seller (i) payment by wire transfer, to one or more bank accounts designated in writing by the Seller (such designation to be made at least two business days prior to the Closing Date), of immediately available funds in an amount equal to the Estimated Purchase Price, (ii) such appropriately executed deeds (in recordable form), bills of sale, assignments and other instruments of transfer relating to the Transferred Assets and the Transferred Liabilities, in the form and substance required by applicable Law and reasonably acceptable to the Seller to demonstrate the sale, transfer, delivery and assumption of the Transferred Assets and the Transferred Liabilities to or by the Purchaser or its designees and (iii) such other documents as the Seller may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement, including the sale, transfer, delivery and assumption of the Purchased Companies’ Equity Interests, the Transferred Assets and the Transferred Liabilities to or by the Purchaser or its designees;

(c)  the Seller shall deliver to the Purchaser a copy, duly executed by the Seller, and the Purchaser shall deliver to the Seller a copy, duly executed by the Purchaser, of the Transition Services Agreement substantially in the form as set forth in Exhibit B hereto (the “Transition Services Agreement”);

(d)  the Seller shall deliver to the Purchaser a copy, duly executed by the Seller, and the Purchaser shall deliver to the Seller a copy, duly executed by the Purchaser, of the Winchester Supply Agreement substantially in the form as set forth in Exhibit C hereto (the “Winchester Supply Agreement”);

(e)  the Seller shall deliver to the Purchaser a copy, duly executed by the Seller, and the Purchaser shall deliver to the Seller a copy, duly executed by the Purchaser, of the Environmental Access Agreement substantially in the form as set forth in Exhibit D hereto (the “Environmental Access Agreement”);

(f)  the Seller shall deliver to the Purchaser a copy, duly executed by the Seller, and the Purchaser shall deliver to the Seller a copy, duly executed by the Purchaser, of the Trademark License Agreement substantially in the form as set forth in Exhibit E hereto (the “Trademark License Agreement”); and

(g)  each of the Purchaser and the Seller shall deliver to the other party the certificates referred to in Sections 7.02 and 7.03, as applicable.

SECTION 1.05.  Post-Closing Purchase Price Adjustment.  (a)  Within 60 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller (i) a statement (the “Statement”) setting forth the Closing Working Capital and (ii) a certificate of the Purchaser stating that the Statement has been prepared in accordance with the requirements of this Section 1.05.

(b)  During the 30 day period following the Seller’s receipt of the Statement, the Seller and its advisors (including its accountants) shall be permitted to review the working papers of the Purchaser and its accountants relating to the Statement; provided that the Seller and its advisors (including its accountants) shall have executed all release letters reasonably requested by the Purchaser and its accountants in connection therewith.  The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless the Seller gives written notice of its disagreement with the Statement (the “Notice of Disagreement”) to the Purchaser prior to such date.  Any Notice of Disagreement shall be signed by the Seller and shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on the Closing Working Capital not being calculated in accordance with this Article I and (iii) specify what the Seller reasonably believes is the correct amount of the Closing Working Capital based on the disagreements set forth in the Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the Statement in calculating such amount.  If the Notice of Disagreement is received by the Purchaser within the aforementioned thirty day period, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Purchaser and the Seller on the earlier of (i) the date the Purchaser and the Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the thirty day period following the delivery of the Notice of Disagreement, the Purchaser and the Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  During such period, the Purchaser and its advisors (including its accountants) shall have access to the working papers of the Seller and its accountants prepared in connection with the Notice of Disagreement; provided that the Purchaser and its advisors (including its accountants) shall have executed all release letters reasonably requested by the Seller or its accountants in connection therewith.  At the end of such 30 day period, the Purchaser and the Seller shall submit to an independent accounting firm (the “Accounting Firm”) for resolution any matters that remain in dispute and which were properly included in the Notice of Disagreement, in the form of a written brief.  The Accounting Firm shall be an internationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing that is not either the Purchaser’s or the Seller’s outside accounting firm involved with the Closing Working Capital under this Agreement.  The Purchaser and the Seller shall jointly instruct the Accounting Firm that it (i)  shall review only the matters that were properly included in the Notice of Disagreement and which remain unresolved, (ii) shall make its determination in accordance with the requirements of this Section 1.05 and (iii) shall to the extent practicable render its decision within 30 days from the submission of such matters.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 1.05(b) shall be shared equally by the Purchaser and the Seller.  The fees, costs and expenses of the Purchaser incurred in connection with its preparation of the Statement, its review of any Notice of Disagreement and its preparation of its written brief submitted to the Accounting Firm shall be borne by the Purchaser, and the fees, costs and expenses of the Seller incurred in connection with its review of the Statement, its preparation, review and certification of the Notice of Disagreement and its preparation of its written brief submitted to the Accounting Firm shall be borne by the Seller.

(c)  The Estimated Purchase Price shall be increased by the amount by which the Closing Working Capital exceeds the Working Capital Estimate, and the Estimated Purchase Price shall be decreased by the amount by which the Closing Working Capital is less than the Working Capital Amount (the Estimated Purchase Price as so increased or decreased shall hereinafter be referred to as the “Final Purchase Price”).  If the Estimated Purchase Price is less than the Final Purchase Price, the Purchaser shall, and if the Estimated Purchase Price is more than the Final Purchase Price, the Seller shall, within five business days after the Statement becomes final and binding on the parties, make payment by wire transfer of immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from (and including) the Closing Date through (but not including) the date of payment.

(d)  The parties acknowledge and agree that the adjustment to the Estimated Purchase Price, if any, contemplated by this Section 1.05 can only be effected as intended by the parties if the calculation of the Closing Working Capital is done in accordance with the Working Capital Principles.  The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether there were mathematical errors in the Statement and whether the calculation of the Closing Working Capital was done in accordance with this Section 1.05, and the Accounting Firm is not to make any other determination, including any determination as to whether GAAP was followed in calculating the Working Capital Amount, the Closing Working Capital or the Statement or as to whether the Working Capital Amount is correct.  Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm in connection with its resolution of any dispute under this Section 1.05, shall not be admissible in evidence in any suit, action or other proceeding between the parties, other than to the extent necessary to enforce payment obligations under Section 1.05(c).  With respect to the final calculation of Closing Working Capital pursuant to the terms of this Agreement, the amount of any item determined by the Accounting Firm shall not be greater than the larger of the amounts or smaller than the smaller of the amounts as prepared by the Purchaser or the Seller.

(e)  Following the Closing, the Purchaser shall not take any action with respect to the accounting books and records of the Business on which the Statement is to be based primarily for the purpose of obstructing, preventing or otherwise affecting the results of the procedures set forth in this Section 1.05 (including the amount of the Closing Working Capital or any other amount included in the Working Capital Amount or the Statement or the preparation of the Statement).  From and after the Closing Date through the resolution of any adjustment to the Estimated Purchase Price contemplated by this Section 1.05, the Purchaser shall (i) assist, and shall cause its subsidiaries (including the Transferred Entities) to assist, the Seller, its advisors (including its accountants) and other representatives in the review of the Statement and (ii) afford to the Seller, its advisors (including its accountants) and other representatives, reasonable access during normal business hours to the personnel, properties, books and records of the Business to the extent relevant to the review of the Statement or the adjustment to the Estimated Purchase Price contemplated by this Section 1.05.

ARTICLE II

Representations and Warranties
Relating to the Seller and the Purchased Companies’ Equity Interests

Except as set forth in the letter dated as of the date of this Agreement delivered by the Seller to the Purchaser in connection with the execution and delivery of this Agreement (the “Seller Letter”) (each section of which qualifies only the correspondingly numbered representation and warranty and only such other representations and warranties to the extent a matter in such section is disclosed in such a manner as to make its relevance to the information called for by such other representation and warranty reasonably apparent), the Seller hereby represents and warrants to the Purchaser on the date of this Agreement and on the Closing Date as follows:

SECTION 2.01.  Organization, Standing and Power.  Each Transferor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary (a) to enable it to own, lease or otherwise hold its assets and properties and (b) to conduct its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the Transferors.  The Seller has made available to the Purchaser complete and correct copies of each Transferor’s organizational documents, as amended, supplemented or otherwise modified through (and including) the date of this Agreement.

SECTION 2.02.  Authority; Execution and Delivery; Enforceability.  The Seller has all requisite corporate power and authority and full legal capacity to execute this Agreement and each Transferor has all requisite corporate or partnership power and authority, as the case may be, and full legal capacity to execute the other agreements and instruments executed and delivered in connection with this Agreement (such other agreements, the “Ancillary Agreements”) to which it is, or is specified to be, a party, to fully perform its obligations hereunder or thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by the Seller of this Agreement and the execution and delivery by each Transferor of the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Transferors of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Transferors, and no other action on the part of the Transferors is necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the Acquisition or the other transactions contemplated hereby or thereby.  The Seller has duly executed and delivered this Agreement and, prior to the Closing, each Transferor will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming their due execution and delivery by the Purchaser, this Agreement constitutes the Seller’s, and each Ancillary Agreement to which it is, or is specified to be, a party will, after execution and delivery by each Transferor, constitute such Transferor’s, legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

SECTION 2.03.  No Conflicts; Consents.  The execution and delivery by the Seller of this Agreement do not, the execution and delivery by each Transferor of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by the Transferors with the terms hereof and thereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the assets or properties of the Transferors or the Business under, any provision of (a) the certificate of incorporation or formation, by-laws or other organizational documents of the Transferors or any Transferred Entity, (b) any material written contract, lease, sublease, license, indenture, bond, debenture, note, mortgage, guarantee, instrument, agreement, deed of trust, conditional sales contract or other legally binding arrangement, together with modifications and amendments thereto (each, a “Contract”), to which any Transferor or any Transferred Entity is a party or by which any of the Transferor’s or the Business’s assets or properties is bound or (c) subject to the governmental filings and other matters referred to in the immediately following sentence, any material judgment, order, writ, injunction, legally binding agreement with a Governmental Entity, stipulation or decree (each, a “Judgment”) or material statute, law (including common law), ordinance, code, rule or regulation of a Governmental Entity (each, a “Law”) applicable to any Transferor or the Business or any of their assets or properties.  No consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing with, any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) is required to be obtained or made by or with respect to any Transferor in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and compliance with and filings and approvals under applicable foreign merger control or competition Laws (the “Foreign Merger Control Laws”), (B) consents and approvals required for the assignment or novation of, or pursuant to “change in control” provisions in, governmental contracts, (C) compliance with and filings under the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130 (“ITAR”), (D) compliance with and filings and notifications under applicable Environmental Laws, including Sections 22a-134 through 22a-134(e) of the Connecticut General Statutes, commonly referred to as the Connecticut Property Transfer Law (the “CPTL”), (E) compliance with and filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (F) compliance with and filings or notices required by the rules and regulations of the New York Stock Exchange (the “NYSE”) and (G) those that may be required solely by reason of the Purchaser’s (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated by this Agreement and by the Ancillary Agreements.

SECTION 2.04.  The Purchased Companies’ Equity Interests.  The Seller has good and valid title to the Purchased Companies’ Equity Interests, free and clear of all Liens and is the record and beneficial owner thereof.  Assuming the Purchaser or its applicable designee, as the case may be, has the requisite power and authority to be the lawful owner of the Purchased Companies’ Equity Interests, upon (a) delivery to the Purchaser or its designees at the Closing of (i) in the case of the Purchased Companies’ Equity Interests that are certificated, certificates representing such Purchased Companies’ Equity Interests, duly endorsed in blank or accompanied by stock or unit powers duly endorsed in blank in proper form for transfer or other proper instruments of transfer and (ii) in the case of Purchased Companies’ Equity Interests that are not certificated, proper instruments of transfer and (b) the Seller’s receipt of the Estimated Purchase Price, good and valid title to the Purchased Companies’ Equity Interests will pass to the Purchaser or its designees, free and clear of any Liens, other than those arising from acts of the Purchaser or its affiliates.

SECTION 2.05.  Brokers or Finders.  No agent, broker, investment banker or other person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Seller or its affiliates (including the Transferred Entities) in connection with the transactions contemplated by this Agreement, except Goldman, Sachs & Co., whose fees, costs and expenses will be paid by the Seller.

ARTICLE III

Representations and Warranties
Relating to the Transferred Entities and the Transferred Assets

Except as set forth in the Seller Letter (each section of which qualifies only the correspondingly numbered representation and warranty and only such other representations and warranties to the extent a matter in such section is disclosed in such a manner as to make its relevance to the information called for by such other representation and warranty reasonably apparent), the Seller hereby represents and warrants to the Purchaser on the date of this Agreement and on the Closing Date as follows:

SECTION 3.01.  Organization and Standing; Books and Records.

(a)  Each Transferred Entity is duly organized, validly existing and, except in any jurisdiction that does not recognize such concept, in good standing under the laws of the jurisdiction in which it is organized.  Each Transferred Entity has all requisite power and authority necessary (i) to enable it to own, lease or otherwise hold its assets and properties and (ii) to conduct its business as currently conducted.  Each Transferred Entity is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of the Business or the ownership, leasing or holding of the Business’s properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the Business.

(b)  The Seller has made available to the Purchaser complete and correct copies of the organizational documents of each Transferred Entity, each as amended, supplemented or otherwise modified through (and including) the date of this Agreement.

SECTION 3.02.  Equity Interests in the Transferred Entities; Equity Interests in Other Persons; Indebtedness.  (a)  Section 3.02(a) of the Seller Letter sets forth the name and the jurisdiction of organization of each Transferred Entity.  Section 3.02(a) of the Seller Letter sets forth, as of the date of this Agreement and for each Transferred Entity, the number of authorized equity interests in such Transferred Entity, the number of outstanding equity interests in such Transferred Entity and the record and beneficial owners thereof.  Except for the Transferred Equity Interests, as of the date of this Agreement, there are no equity interests in a Transferred Entity issued, reserved for issuance or outstanding and there are no preemptive or similar rights on the part of any holder of any class of securities of any Transferred Entity.  One of the Transferred Entities has good and valid title to the Purchased Company Subsidiaries’ Equity Interests, free and clear of all Liens, and is the record and beneficial owner thereof.  The Transferred Equity Interests have been duly authorized and validly issued and are fully paid and nonassessable.  As of the date of this Agreement, there are not any bonds, debentures, notes or other indebtedness of any Transferred Entity having the right to vote (or that are convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of the Transferred Equity Interests may vote (“Transferred Entity Voting Debt”).  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings to which any Transferred Entity is a party or by which any of them is bound (i) obligating any Transferred Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in any Transferred Entity or any Transferred Entity Voting Debt, (ii) obligating any Transferred Entity to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Transferred Equity Interests.

(b)  Except for equity interests in another Transferred Entity, as of the date of this Agreement, no Transferred Entity owns, directly or indirectly, any equity interests in any other person.

(c)  Section 3.02(c) of the Seller Letter sets forth a complete and correct list, as of September 30, 2007, of all outstanding indebtedness of each Transferred Entity.

SECTION 3.03.  Authority; Execution and Delivery; Enforceability.  Each Transferred Entity has all requisite power and authority to execute the Ancillary Agreements to which it is, or is specified to be, a party, to perform fully its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by each Transferred Entity of the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by each Transferred Entity of the transactions contemplated thereby have been duly authorized by all necessary action on the part of each Transferred Entity, and no other action on the part of any Transferred Entity is necessary to authorize the Ancillary Agreements or the consummation of the transactions contemplated thereby.  Prior to the Closing, each Transferred Entity will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and each Ancillary Agreement to which it is, or is specified to be, a party will, after the Closing, constitute its legal, valid and binding obligation, enforceable against it in accordance with such Ancillary Agreement’s terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

SECTION 3.04.  No Conflicts; Consents.  The execution and delivery by any Transferred Entity of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated thereby and compliance by the Transferred Entities with the terms thereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the assets or properties of the Business or any Transferred Entity under, any provision of (a) the certificate of incorporation or formation, by-laws or other organizational documents of any Transferred Entity, (b) any material Contract to which any Transferred Entity is a party or by which any of the Business’s assets or properties is bound or (c) subject to the governmental filings and other matters referred to in the immediately following sentence, any material Judgment or material Law applicable to the Business or any Transferred Entity or any of their assets or properties.  No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Business or any Transferred Entity in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the HSR Act and compliance with and filings and approvals under Foreign Merger Control Laws, (B) consents and approvals required for the assignment or novation of, or pursuant to “change in control” provisions in, governmental contracts, (C) compliance with and filings under ITAR, (D) compliance with and filings and notifications under applicable Environmental Laws, including the CPTL, (E) those that may be required solely by reason of the Purchaser’s (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated by this Agreement and by the Ancillary Agreements and (F) the filing of the relevant instruments in the requisite jurisdictions in order to create or perfect Liens granted to secure the indebtedness and other obligations incurred as a result of the consummation of the Debt Financing.

SECTION 3.05.  Financial Statements; Undisclosed Liabilities.  (a)  Section 3.05(a) of the Seller Letter sets forth complete and correct copies of the following financial statements (collectively, the “Financial Statements”):  (i) the audited combined consolidated balance sheets of the Business as of December 31, 2005 and 2006, and the related audited combined consolidated statements of income, net investment and cash flows for the fiscal years then ended (including the notes contained therein or annexed thereto) (the financial statements described in this clause (i) are referred to as the “Audited Financial Statements”) and (ii) the unaudited combined consolidated balance sheet of the Business as of August 31, 2007, and the related unaudited combined consolidated statement of income, net investment and cash flows for the eight month period then ended and for the corresponding period of the prior year (the financial statements described in this clause (ii) are collectively referred to as the “Unaudited Financial Statements”).  The Financial Statements have been prepared in conformity with GAAP as consistently applied to the Business (except in each case as described in the notes thereto) and fairly present in accordance with GAAP (subject to, in the case of the Unaudited Financial Statements, (A) normal, recurring year-end audit adjustments which adjustments will be similar in nature to those made in connection with the Audited Financial Statements and will not be material to the Business as compared to those made in connection with the Audited Financial Statements and (B) the absence of footnotes) the combined consolidated financial condition, assets, liabilities, results of operations and cash flows of the Business as of the dates thereof and for the periods indicated.

(b)  No Transferred Entity has any liability or obligation of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except (i) as disclosed or reserved against on the face of the Balance Sheet or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the Balance Sheet, (iii) for Taxes and (iv)  liabilities and obligations that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on the Business.

SECTION 3.06.  Assets Other than Real Property Interests.  (a)  The Transferors or one of the Transferred Entities has good and valid title to or valid leases of all the material assets reflected on the balance sheet included in the Unaudited Financial Statements or thereafter acquired, other than those disposed of since the date of the balance sheet included in the Unaudited Financial Statements in the ordinary course of business, in each case free and clear of all liens, security interests, pledges, mortgages, leases, subleases, licenses, covenants, charges, easements, rights of way, restrictions on real property interests, encroachments or similar exceptions (collectively, “Liens”), except for (i) such Liens as are set forth in Section 3.06(a) of the Seller Letter (all of which shall be discharged at or prior to Closing, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to a liability that is not yet due or delinquent or as to which adequate reserves are maintained, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes and (iii) other imperfections of title or other similar encumbrances not securing the payment of indebtedness, if any, that, individually and in the aggregate, do not impair, and are not reasonably likely to impair, the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted (the Liens described in clauses (i) through (iii) above, together with the Liens referred to in clauses (ii) through (v) of Section 3.07(a), are referred to collectively as “Permitted Liens”).

(b)  Section 3.06(a) does not relate to real property or interests in real property, such items being the subject of Section 3.07, or to Intellectual Property, such items being the subject of Section 3.08.

SECTION 3.07.  Real Property.  (a)  Section 3.07(a) of the Seller Letter sets forth a complete and correct list, as of the date of this Agreement, of all real property and interests in real property that are owned by the Seller or its subsidiaries (other than the Transferred Entities) and are exclusively or primarily used in the Business and all real property and interests in real property that are owned by the Transferred Entities (each, an “Owned Property”), in each case, including the name of the entity owning each such Owned Property (each a “Property Owning Entity”).  Section 3.07(a) of the Seller Letter sets forth a complete and correct list, as of the date of this Agreement, of all real property and interests in real property of which the Seller or its subsidiaries (other than the Transferred Entities) is a lessee, sublessee, licensee or occupant and that are exclusively or primarily used in the Business and all real property and interests in real property of which the Transferred Entities is a lessee, sublessee, licensee or occupant (each, a “Leased Property”).  Each Property Owning Entity has good and valid fee title to each Owned Property it owns (including any and all improvements located thereon) and each Leasing Entity has good and valid title to the leasehold estates in all Leased Property it leases (an Owned Property or a Leased Property being sometimes referred to herein, individually, as a “Transferred Real Property”), in each case free and clear of all Liens, except (i) Liens described in clauses (ii) and (iii) of Section 3.06(a), (ii) such Liens as are set forth in Section 3.07(a) of the Seller Letter (all of which shall be discharged at or prior to Closing), (iii) leases, subleases and similar agreements set forth in Section 3.07(a) of the Seller Letter, (iv) easements, covenants, rights-of-way and other similar restrictions of record and (v) (A) zoning, building and other similar restrictions and (B) Liens that have been placed by any developer, landlord or other third person on property over which the Seller or one of its subsidiaries has easement rights or on any Leased Property and subordination or similar agreements relating thereto.  None of the items set forth in clauses (i) and (iii) through (v) above, individually or in the aggregate, is reasonably likely to impair the continued use and operation of the Transferred Real Property to which it or they relate in the conduct of the Business as currently conducted.

(b)  Section 3.07(b) of the Seller Letter sets forth, as of the date of this Agreement, each lease, sublease, license or occupancy agreement in respect of a Leased Property (each, a “Lease”), which schedule sets forth the date of and parties to each Lease and any amendments or modifications thereto (each of the Seller or any of its subsidiaries a party thereto, a “Leasing Entity”).  Each Lease is, as of the date of this Agreement, a legal, valid and binding obligation of the Leasing Entity party thereto and is in full force and effect.  As of the date of this Agreement, the Leasing Entity is in possession of each applicable Leased Property.  As of the date of this Agreement, neither the lessee under any Lease (or sublessee in the case of a sublease) nor, to the knowledge of the Seller, any other party to such Lease is in material breach or material default under such Lease and, to the knowledge of the Seller, no event has occurred and no condition exists which, with the giving of notice or lapse of time or both, would constitute such a default or breach.  The Seller has made available to the Purchaser a complete and correct copy of each Lease, in each case as amended, supplemented or otherwise modified through (and including) the date of this Agreement.

(c)  Neither Seller nor any of its subsidiaries has received written notice of any pending, threatened or contemplated condemnation proceeding affecting the Transferred Real Property or any part thereof or of any sale or other disposition of the Transferred Real Property or any part thereof in lieu of condemnation.

(d)  Except as set forth in a Lease, neither the Seller nor any of its subsidiaries owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Transferred Real Property or any portion thereof or interest therein.

SECTION 3.08.  Intellectual Property.  (a)  Section 3.08(a) of the Seller Letter sets forth a complete and correct list, as of the date of this Agreement, of (i) all Intellectual Property owned by the Seller or its subsidiaries and exclusively or primarily used in the Business (the “Owned Intellectual Property”) and (ii) all licenses under which the Seller or its subsidiaries are licensees to Intellectual Property owned by third parties and exclusively or primarily used in the Business (the “Licensed Intellectual Property”) and all licenses under which the Seller or its subsidiaries are licensees to Transferred Technology owned by third parties, with the exception of “off the shelf” software.  The Owned Intellectual Property and the Licensed Intellectual Property are referred to collectively as the “Transferred Intellectual Property.”  With respect to all Owned Intellectual Property that is registered or subject to an application for registration, Section 3.08(a) of the Seller Letter sets forth a list, as of the date of this Agreement, of all jurisdictions in which such Owned Intellectual Property is registered or registrations have been applied for and all registration and application numbers.  To the knowledge of the Seller, all such registrations and applications are valid, subsisting, in full force and effect, and have not been or are not, as applicable, cancelled, expired, abandoned or otherwise terminated, and payment of all due renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made.  As of the date of this Agreement, (i) the Seller or one of its subsidiaries is the sole and exclusive owner, free and clear of all Liens (other than Permitted Liens), of all Owned Intellectual Property and all Transferred Technology owned by the Seller or such subsidiary, (ii) has the right to license, without payment to any other person, any patent included in the Owned Intellectual Property within the relevant jurisdiction and (iii) has the right to prevent others from making, selling, importing or using, without payment to any other person, products based on any patent included in the Owned Intellectual Property within the relevant jurisdiction.  As of the date of this Agreement, the Seller or one of its subsidiaries has a valid written license with respect to all Licensed Intellectual Property and all material Transferred Technology that is licensed to the Seller or its subsidiaries. Neither the Seller nor its applicable subsidiary is in default in any material respect under any such license. The consummation of the Acquisition and the other transactions contemplated by this Agreement do not conflict in any material respect with, materially alter or impair any rights in and to any Transferred Intellectual Property or any Transferred Technology.

(b)  As of the date of this Agreement, neither the Seller nor any Transferred Entity has granted any license of any kind relating to any Technology that is owned by or licensed to the Seller or its subsidiaries and exclusively or primarily used in the Business (the “Transferred Technology”) or Transferred Intellectual Property, or the marketing or distribution thereof, except for non-exclusive licenses to end users in the ordinary course of business.  To the knowledge of the Seller, the conduct of the Business as currently conducted does not violate, conflict with or infringe the Intellectual Property or Technology of any other person.  As of the date of this Agreement, no claims are pending or, to the knowledge of the Seller, threatened, against the Seller or one of its subsidiaries by any person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of any Intellectual Property or Technology and, since January 1, 2005 through (and including) the date of this Agreement, neither the Seller nor any Transferred Entity has received any written communication alleging that the Seller or one of its subsidiaries violated any rights relating to Intellectual Property or Technology of any person.  To the knowledge of the Seller, no third party is infringing or otherwise violating the Owned Intellectual Property and there is no litigation currently pending or, to the knowledge of the Seller, threatened alleging the same.  All trade secrets and confidential information that are part of Transferred Technology have been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance.  To the Seller’s knowledge, all computer software programs used in the conduct of the Business perform in material conformance with their documentation and are free from any material software defect.

SECTION 3.09.  Contracts.  (a)  Except as set forth on Section 3.09(a) of the Seller Letter, as of the date of this Agreement, neither a Transferred Entity nor the Business is a party to or bound by any:

(i)    employment agreement of any employee or former employee on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 for any such person employed in the United States and $200,000 for any such person employed outside of the United States or providing material severance, retention or change of control benefits;

(ii)   collective bargaining agreement or other contract with any labor organization, union or association, other than any mandatory national collective bargaining agreement;

(iii)    Contract with (A) the Seller or one of its affiliates (other than a Transferred Entity) or (B) any current or former director, officer or employee of a Transferred Entity or any affiliate of the Seller (other than any employment agreement);

(iv)    Contract that, following the Closing, (A) restricts the ability of the Business to compete in any business or with any person in any geographic area, (B) provides for exclusivity or any similar requirement, (C) requires the Business to grant “most favored nation” pricing or terms or (D) restricts the ability of the Business to solicit or hire any person;

(v)     Contract (excluding purchase orders issued in the ordinary course of business) involving payment by a Transferred Entity of more than $1,000,000 or extending for a term more than 180 days from the date of this Agreement;

(vi)    Contract (excluding sale orders issued in the ordinary course of business) involving the obligation of a Transferred Entity to deliver products or services for payment of more than $1,000,000 or extending for a term more than 180 days from the date of this Agreement;

(vii)   commodity agreement, interest rate agreement or currency agreement;

(viii)  Contract with respect to any joint venture, partnership or similar arrangement;

(ix)     Contract for the lease of personal property to or from any person providing for lease payments in excess of $250,000 per annum;

(x)      Contract under which a Transferred Entity has incurred, assumed or guaranteed any indebtedness or under which it has created a Lien on any of its assets, tangible or intangible, other than a Permitted Lien;

(xi)     Contract under which a Transferred Entity has advanced or loaned any other person amounts in the aggregate exceeding $250,000;

(xii)    Contracts for acquisitions of the capital stock or assets of another person (whether by merger, stock or asset purchase) consummated, or that are expected to be consummated, after January 1, 2002 for a purchase price in excess of $2,500,000, other than Contracts for acquisitions of inventory, supplies and equipment made in the ordinary course of business;

(xiii)   Contracts entered into since January 1, 2006 involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with a value of greater than $250,000;

(xiv)  Contracts with Governmental Entities or other Contracts where, to the knowledge of the Seller, the ultimate consumer of goods or services supplied is a Governmental Entity;

(xv)   Contracts requiring that a U.S. Government facility security clearance be maintained, or for which a facility security clearance has in fact been issued or maintained; or

(xvi)  other Contracts that are material to the Business, taken as a whole.

(b)  Each Contract set forth in Section 3.09(a) of the Seller Letter (the “Transferred Contracts”) is, as of the date of this Agreement, a legal, valid and binding obligation of the Seller or one of its subsidiaries, enforceable against the Seller or the applicable subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.  As of the date of this Agreement, neither the Seller nor the subsidiary of the Seller that is party to a Transferred Contract nor, to the knowledge of the Seller, any other party to such Transferred Contract is in material breach or default under such Transferred Contract.  The Seller has made available to the Purchaser a complete and correct copy of each Transferred Contract, in each case as amended, supplemented or otherwise modified through (and including) the date of this Agreement, except, in the case of any employment agreement, that a redacted version of such agreement has been provided in the event that the Seller or its affiliates is prohibited from such agreement making available to the Purchaser as the result of applicable Laws relating to the safeguarding of data privacy.

SECTION 3.10.  Permits.  Section 3.10 of the Seller Letter sets forth a complete and correct list, as of the date of this Agreement, of all material certificates, licenses, permits, authorizations, registrations and approvals issued or granted by a Governmental Entity (“Permits”) in connection with the Business to the Seller or its subsidiaries, each of which are validly held by the Seller or one of its subsidiaries, and the holder thereof has complied, as of the date of this Agreement, in all material respects with all terms and conditions thereof.  All such Permits are in full force and effect and, since January 1, 2005 through (and including) the date of this Agreement, no Seller or Transferred Entity has received written notice of any suit, action or other proceeding relating to the revocation or modification of any Permit or that the Business has not complied in any material respect with any Permit.  The Business possesses all Permits necessary to own, lease and operate the assets of the Business and to conduct the Business as currently conducted.

SECTION 3.11.  Insurance.  Since January 1, 2006 through (and including) the Closing Date, the Seller or its subsidiaries maintained policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as were reasonable for the Business and its assets.  Section 3.11 of the Seller Letter sets forth a list of all claims made by the Seller or any of its subsidiaries under any policy of insurance since January 1, 2006 through (and including) the date of this Agreement with respect to the Business or its assets.

SECTION 3.12.  Taxes.  (a)  The Transferred Entities and any affiliated group of which any Transferred Entity is or has been a member have filed or caused to be filed in a timely manner (within any applicable extension periods) all income and other material Tax Returns required to be filed by applicable national, state, county, local, municipal or other Tax Laws.  All such Tax Returns were complete and correct in all material respects.  All material Taxes with respect to taxable periods covered by such Tax Returns (whether or not shown on any Tax Return), and all other material Taxes for which any Transferred Entity is liable (other than Taxes not yet due and payable, for which adequate provision has been made), have been timely paid in full or are being contested in good faith.

(b)  There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Transferred Entities and no request for any such waiver or extension is currently pending, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course.

(c)  No material Tax Return of any Transferred Entity is under audit or examination by any Taxing Authority, and no written notice of any such an audit or examination has been received by the Seller.  No written claim has been received by the Seller from a Taxing Authority in a jurisdiction where any Transferred Entity does not currently file Tax Returns that such Transferred Entity or such affiliated group is or may be subject to taxation by that jurisdiction.

(d)  Each deficiency resulting from any audit or examination relating to Taxes of a Transferred Entity or a Transferred Asset by any Taxing Authority has been fully and timely paid.

(e)  None of the assets of any Transferred Entity, and no Transferred Asset, is subject to a Tax lien, except for Taxes not yet due and payable.

(f)  No Transferred Entity has taken any reporting position on a Tax Return (relating to a year for which the statute of limitations has not yet expired), which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax Law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax Law).

(g)  No Transferred Entity has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)  No Transferred Entity has agreed, or is required to make, any adjustment under Section 481(a) of the Code, and to the knowledge of the Seller, no Governmental Entity has proposed any such adjustment or change in accounting method.

(i)  Any adjustment of a material amount of Taxes of the Transferred Entities made by the Internal Revenue Service (the “IRS”), which adjustment is required to be reported to the appropriate state, local, or foreign governmental authorities, has been so reported.

(j)  No Transferred Entity (i) has executed, entered into, or is the subject of a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law, or (ii) is subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority.

(k)  There is no Contract, agreement, plan, or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount as a result of the transactions contemplated by this Agreement that would not be deductible by the Purchaser or any Transferred Entity by reason of Section 280G of the Code.

SECTION 3.13.  Proceedings.  Section 3.13 of the Seller Letter sets forth a list, as of the date of this Agreement, of each pending or, to the knowledge of the Seller, threatened suit, action, demand, arbitration, investigation, other proceeding or claim of any nature, civil, criminal, regulatory or otherwise, in law or in equity arising out of the conduct of the Business or to which any Transferred Entity is a party that (a) alleges damages or other liabilities in excess of $200,000, (b) seeks any injunctive relief affecting the Business or (c) is reasonably likely to give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement.  As of the date of this Agreement, neither the Business nor any Transferred Entity is a party or subject to or in default in any material respect under any Judgment.  This Section 3.13 does not relate to matters with respect to Intellectual Property, which are the subject of Section 3.08, to Permits, which are the subject of Section 3.10, to Taxes, which are the subject of Section 3.12, to benefit matters, which are the subject of Section 3.14, to environmental matters, which are the subject of Section 3.17, or to employee and labor matters, which are the subject of Section 3.18.

SECTION 3.14.  Benefit Plans.  (a)  Each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each stock option, stock purchase or other equity compensation, incentive compensation, deferred compensation, change of control or severance plan, arrangement or policy, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Seller or any of its subsidiaries is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance and each other employee fringe benefit plan, arrangement or policy, whether written or oral, formal or informal, including (i) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and (ii) other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA, in each case that is currently sponsored, maintained or otherwise contributed to by the Seller, any of its subsidiaries or any other person that, together with the Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Seller Commonly Controlled Entity”) for the benefit of (i) any employee of the Seller or its affiliates who works exclusively or primarily for the Business or (ii) any other employee of the Seller or its affiliates who provides significant services to the Business and is listed on Section 3.14(a) of the Seller Letter (subject to the revision of same by mutual agreement of the Seller and the Purchaser not more than 30 days following the date of this Agreement) (the employees described in the foregoing clauses (i) and (ii) (other than those set forth in Section 3.14(a) of the Seller Letter under the caption “Retained Employees”) are collectively referred to herein as the “Business Employees”), other than any plan, arrangement or policy mandated by applicable Law or any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), is referred to herein as a “Seller Benefit Plan”.  Each Seller Benefit Plan or portion thereof (i) sponsored by a Transferred Entity, (ii) that the Purchaser or any of its affiliates has explicitly agreed to assume pursuant to this Agreement or (iii) that the Purchaser or any of its affiliates is required to assume under applicable Law is referred to herein as an “Assumed Benefit Plan”.  Each employment, change in control, retention and severance agreement between the Seller or any of its affiliates, on the one hand, and any Business Employee, on the other hand, is referred to herein as a “Seller Benefit Agreement”.  Each Seller Benefit Agreement (i) to which any Transferred Entity is a party, (ii) that the Purchaser or any of its affiliates has explicitly agreed to assume pursuant to this Agreement or (iii) that the Purchaser or any of its affiliates is required to assume under applicable Law is referred to herein as an “Assumed Benefit Agreement”.  Section 3.14(a)(i) of the Seller Letter is a complete and correct list, as of the date of this Agreement, of each material Seller Benefit Plan and each material Seller Benefit Agreement.  Section 3.14(a)(i) of the Seller Letter identifies each material Assumed Benefit Plan and material Assumed Benefit Agreement.  The Seller has made available to the Purchaser complete and correct copies, as of the date of this Agreement, of (A) each material Seller Benefit Plan and material Seller Benefit Agreement, (B) any related trust agreement or other funding instrument with respect to any material Assumed Benefit Plan or material Assumed Benefit Agreement, (C) the most recent annual report on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Assumed Benefit Plan (if any such report was required by applicable Law), (D) the most recent IRS determination or opinion letter, if applicable, with respect to each Assumed Benefit Plan, and (E) the most recent summary plan description for each material Seller Benefit Plan for which a summary plan description is required by applicable Law.

(b)  Each Assumed Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other applicable Laws and the terms of all applicable collective bargaining agreements, except where, individually or in the aggregate, any failures to be so administered are not reasonably likely to be material to the Business, taken as a whole.  Except as are not, individually or in the aggregate, reasonably likely to be material to the Business, taken as a whole, all required reports, returns, notices, descriptions and other documentation (including Form 5500 annual reports, summary annual reports, PBGC-1’s, and summary plan descriptions) have been filed or distributed correctly and on a timely basis with respect to each Assumed Benefit Plan.  As of the date of this Agreement, the Seller has not received written notice of any pending or in progress, and, to the knowledge of the Seller, there are no threatened (i) investigations by any Governmental Entity, termination proceedings or other claims with respect to an Assumed Benefit Plan (except routine claims for benefits payable under the Assumed Benefit Plans) or (ii) suits, actions or other proceedings against or involving any Assumed Benefit Plan or asserting any rights to or claims for benefits under any Assumed Benefit Plan, in each case, that, individually or in the aggregate, are reasonably likely to be material to the Business, taken as a whole.  As of the date of this Agreement, to the knowledge of the Seller, no audits or proceedings have been initiated with respect to any Assumed Benefit Plan pursuant to the Employee Plans Compliance Resolution System or similar proceedings or are pending with the IRS or Department of Labor.

(c)  No Assumed Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.  Upon and following the consummation of the transactions contemplated by this Agreement, none of the Purchaser or any Transferred Entity would reasonably be expected to incur any liability (i) under Section 302 of ERISA, Title IV of ERISA, Section 412 of the Code or the Coal Industry Retiree Health Benefit Act of 1992, as amended or (ii) for violation of the continuation coverage requirements of Section 601 et  seq. of ERISA and Section 4980B of the Code (collectively, “COBRA”) or the group health requirements of Sections 9801 et  seq. of the Code and Sections 701 et  seq. of ERISA, in each case, that is due to the Seller’s status (or former status) as part of a Seller Commonly Controlled Entity.

(d)  The only “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which the Seller and its affiliates are obligated to contribute on behalf of the Business Employees is the I.A.M. National Pension Fund (the “IAM Fund”).

(e)  All contributions (including all employer contributions and employee salary reduction contributions) which are required to have been made under applicable Law or contract have been made in accordance with applicable Law or contract to each Assumed Benefit Plan that is an employee benefit plan and, except as are not, individually or in the aggregate, reasonably likely to be material to the Business, taken as a whole, all contributions for any period ending on or before the Closing Date which are not yet due under applicable Law or contract have been paid to each such employee benefit plan or accrued in accordance with GAAP.

(f)  There have been no prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Assumed Benefit Plan that has not been exempted under Section 408 of ERISA or Section 4975 of the Code.  Except as are not, individually or in the aggregate, reasonably likely to be material to the Business, taken as a whole, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Assumed Benefit Plan.

(g)  Assuming that the Purchaser complies with its obligations to make offers of employment to the Business Employees in accordance with Section 5.08(a), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (i) result in any material payment (including severance, change in control or otherwise) becoming due to any Business Employee under any Seller  Benefit Plan or Seller Benefit Agreement, (ii) materially increase any benefits otherwise payable under any Seller Benefit Plan or Seller Benefit Agreement to any Business Employee or (iii) result in the acceleration of time of payment or vesting of any such benefits under any Seller Benefit Plan or Seller Benefit Agreement, except, in the case of the foregoing clauses (i), (ii), and (iii), for any payments or benefits for which the Seller or any of its affiliates (other than any Transferred Entity) shall be solely liable.

(h)  The Seller has not announced orally or in writing an intention to create any additional employee benefit or compensation plans, policies or arrangements that would be Assumed Benefit Plans if created and, except as may be required by applicable law, has not announced orally or in writing an intention to materially modify, suspend or terminate any Assumed Benefit Plan or Assumed Benefit Agreement.

(i)  Section 3.14(i) of the Seller Letter sets forth a list, as of the date of this Agreement, of each Assumed Benefit Plan that provides retiree health, medical, life insurance or death benefits to any Business Employee, except as may be required under COBRA or any applicable non-U.S. Law.

SECTION 3.15.  Absence of Changes or Events.  (a)  From the date of the Balance Sheet through (and including) the date of this Agreement, there has not been any material adverse effect on the Business.

(b)  From the date of the Balance Sheet through (and including) the date of this Agreement, the Business has been conducted in the ordinary course, and in substantially the same manner as previously conducted.

(c)  Since the date of the Balance Sheet through (and including) the date of this Agreement:

(i)  the Business has not amended the organizational documents of any Transferred Entity;

(ii)  the Business has not declared, set aside or paid any dividend or made any other distribution to the holders of the equity interests in any Transferred Entity, other than dividends or other distributions paid or payable to another Transferred Entity;

(iii)  the Business has not redeemed or otherwise acquired any shares of equity interests in, or any other securities of, a Transferred Entity or issued (A) any equity interest in, or any other security of, a Transferred Entity, (B) any option or warrant for, or any security convertible into, or exercisable or exchangeable for, any equity interests in, or any other security of, a Transferred Entity, (C) “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings to which any Transferred Entity is a party or by which any of them is bound (1) obligating any Transferred Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in any Transferred Entity or any Transferred Entity Voting Debt, (2) obligating any Transferred Entity to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (3) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Transferred Equity Interests or (D) any bond, debenture, note or other indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of equity interests in a Transferred Entity may vote;

(iv)  the Business has not split, combined or reclassified any of the equity interests in any Transferred Entity, or issued any other security in respect of, in lieu of or in substitution for the equity interests in any Transferred Entity;

(v)  the Business has not loaned, advanced, invested or made a capital contribution of any amount to or in any person, other than (A) advances in the ordinary course of business or (B) loans, advances, investments or capital contributions to or in another Transferred Equity;

(vi)  the Business has not commenced any litigation, other than (i) litigation in connection with the collection of accounts receivable or (ii) litigation as a result of suits, actions or other proceedings commenced against the Business;

(vii)  the Business has not changed the fiscal year of any Transferred Entity, revalued any of its material assets or made any change in any method of accounting or accounting practice or policy (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as required by GAAP or applicable Law;

(viii)  the Business has not made, revoked or changed any material Tax election, adopted or changed any material Tax accounting method or period, filed any material amended Tax Return, settled any material Tax claim or assessment or consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability; or

(ix)  the Business has not agreed to make any capital expenditures, other than (A) as set forth in the Capital Expenditure Budget attached in Section 3.15 of the Seller Letter (the “Cap Ex Budget”) and (B) capital expenditures made prior to the date of this Agreement.

SECTION 3.16.  Compliance with Applicable Laws.  The Business is in compliance in all material respects with all applicable Laws.  None of the Seller or any Transferred Entity has received any written communication since January 1, 2005 through (and including) the date of this Agreement from any person that alleges that the Business is not in compliance in any material respect with any applicable Law.  This Section 3.16 does not relate to matters with respect to Intellectual Property, which are the subject of Section 3.08, to Permits, which are the subject of Section 3.10, to Taxes, which are the subject of Section 3.12, to benefit matters, which are the subject of Section 3.14, to environmental matters, which are the subject of Section 3.17, or to employee and labor matters, which are the subject of Section 3.18.

SECTION 3.17.  Environmental Matters.  (a)

(i)  The Business is in material compliance with all Environmental Laws, has all material Permits required under Environmental Law for its operations as presently conducted, and is in material compliance with such Permits.  Seller has not received any (A) written communication that alleges that the Business is not in material compliance with, or has material liability under, any Environmental Law or (B) written request for information from any Governmental Entity pursuant to any Environmental Law which is reasonably likely to result in material liability under any Environmental Law.

(ii)  There are no material Environmental Claims pending or, to the knowledge of the Seller, threatened in connection with the Business.

(iii)  There have been no Releases of any Hazardous Materials at, under or from any facility or property currently, and, to the knowledge of the Seller, there have been no Releases of any Hazardous Materials at, under or from any facility or property formerly, owned or operated by the Business, in each case, that would reasonably be expected to form the basis of a material Environmental Claim against the Business.

(b)  The Seller has made available to the Purchaser copies of all material environmental reports, studies and assessments concerning the current or former operations, assets or properties of the Business which are in the possession or control of the Seller or its subsidiaries as of the date of this Agreement.

SECTION 3.18.  Employee and Labor Matters.  Since January 1, 2006 through (and including) the date of this Agreement, (a) there has not been nor is there pending or, to the knowledge of the Seller, threatened any labor strike, walk-out, slowdown, work stoppage or lockout with respect to the Business, (b) the Seller has not received written notice of any unfair labor practice charges against the Business that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Entity and (c) the Seller has not received written notice of any pending or in progress and, to the knowledge of the Seller, there are no threatened, suits, actions or other proceedings in connection with the Business before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Entity responsible for the prevention of unlawful employment practices, except, in the case of each of clauses (a), (b) and (c) above, for any such matters that, individually or in the aggregate, are not reasonably likely to be material to the Business, taken as a whole.  Except as is not, individually or in the aggregate, reasonably likely to be material to the Business, taken as a whole, the Seller is operating the Business in compliance with all applicable foreign, federal, state and local Laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages and hours, workplace safety and insurance and/or pay equity (collectively, “Labor Laws”).  As of the date of this Agreement, no Business Employee, at the officer level or above, has given notice to the Seller that such employee intends to terminate his or her employment with the Seller (other than as a result of a transfer of employment to the Purchaser and its affiliates).  To the knowledge of the Seller, no employee of the Business is in any material respect in violation of any material term of any employment contract, non-disclosure agreement or non-competition agreement.  Prior to the Closing, the Seller shall (in consultation with the Purchaser) have provided notice of the transactions contemplated by this Agreement to each labor union that represents any Business Employees and shall have satisfied in all material respects any bargaining obligations relating to the transactions contemplated by this Agreement, in each case, to the extent required by applicable Law or any applicable collective bargaining agreement identified on Section 3.18 of the Seller Letter (collectively, the “CBAs”).  The Seller is currently operating the Business in a manner that, if continued by the Purchaser, would not reasonably be expected to result in a “plant closing” or “mass layoff”(within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, the “WARN Act”) with respect to any current or former Business Employee.

SECTION 3.19.  Transactions with Affiliates.  Except for employment relationships and the payment of compensation and benefits in the ordinary course of business, none of the Transferred Entities or the Business is a party to any Contract with, or involving the making of any payment, benefit or transfer of assets to, an affiliate of such Transferred Entity (other than a Transferred Entity).  Neither the Seller nor its affiliates possess, directly or indirectly, any financial interest in a material supplier, customer, lessor, lessee, or competitor of the Business; provided, that ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.19.  Except as provided for in this Agreement, no Contract between a Transferred Entity, on the one hand, and the Seller or any of its affiliates (other than a Transferred Entity), on the other hand, will continue in effect subsequent to the Closing.

SECTION 3.20.  Sufficiency of Assets.  The Transferred Assets, the assets and properties that will be owned by the Transferred Entities immediately following the Closing, the assets and properties of which any Transferred Entity will be a lessee, sublessee or licensee immediately following the Closing and the assets and properties which the Transferred Entities will have the right to use pursuant to the Transition Services Agreement or the Trademark License Agreement, comprise all the assets and properties (tangible or intangible) currently employed by the Business.  Such assets and properties will be sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.

SECTION 3.21.  Customers.  Section 3.21 of the Seller Letter lists the names of the 30 largest customers of the Business measured by dollar value for the 12 months ended June 30, 2007 and sets forth opposite the name of each customer the amount of conversion sales by the Business to such customer during such period.  As of the date of this Agreement, none of the customers listed in Section 3.21 of the Seller Letter has notified either the Seller or any of its subsidiaries in writing that it intends to cancel or terminate its relationship with the Business and, to the knowledge of the Seller as of the date of this Agreement, no such customer intends to cancel, terminate or materially and adversely alter its relationship with the Business.

SECTION 3.22.  Suppliers; Raw Materials.  Section 3.22 of the Seller Letter lists the names of the 30 largest suppliers from which the Business ordered raw materials, supplies, merchandise and other goods and services measured by dollar value for the 12 months ended June 30, 2007.  As of the date of this Agreement, none of the suppliers listed in Section 3.22 of Seller Letter has notified either the Seller or any of its subsidiaries in writing that it intends to cancel or terminate its relationship with the Business and, to the knowledge of Seller as of the date of this Agreement, no such supplier intends to cancel, terminate or materially and adversely alter its relationship with the Business.

SECTION 3.23.  Products; Product and Service Warranties; Product Liability.  Since January 1, 2006 through (and including) the date of this Agreement, (a) except for ordinary course customer returns and allowances, the products manufactured and sold by the Business and the services provided by the Business conform with all applicable contractual commitments and warranties in all material respects and (b) there have been no material product liability claims, suits, actions or proceedings against the Transferors or any Transferred Entity that involves products manufactured and sold by the Business arising out of any injury to any individual or property as a result of the use of any such product.  Section 3.23 of the Seller Letter sets forth all material product liability claims settled by the Transferors or any Transferred Entity relating to the Business since January 1, 2006 through (and including) the date of this Agreement.

SECTION 3.24.  No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV or in any certificate delivered by the Purchaser in connection with the Closing, the Seller acknowledges that neither the Purchaser nor any other person on behalf of the Purchaser makes or has made any other express or implied representation or warranty with respect to the Acquisition or the other transactions contemplated by this Agreement, with respect to the Purchaser or with respect to any other information provided or made available to the Seller by the Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller on the date of this Agreement and on the Closing Date as follows:

SECTION 4.01.  Organization, Standing and Power.  The Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary (a) to enable it to own, lease or otherwise hold its assets and properties and (b) to conduct its business as currently conducted.  The Purchaser has made available to the Seller complete and correct copies of its organizational documents, as amended, supplemented or otherwise modified through (and including) the date of this Agreement.

SECTION 4.02.  Authority; Execution and Delivery; Enforceability.  The Purchaser has full power and authority and full legal capacity to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, to fully perform its obligations hereunder and thereunder and to consummate the Acquisition, the Financing and the other transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Purchaser of the Acquisition, the Financing and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser, and no other action on the part of the Purchaser is necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the Acquisition, the Financing or the other transactions contemplated hereby or thereby.  The Purchaser has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming their due execution and delivery by the Seller, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will, after execution and delivery by the Purchaser, constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

SECTION 4.03.  No Conflicts; Consents.  The execution and delivery by the Purchaser of this Agreement do not, the execution and delivery by the Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition, the Financing and the other transactions contemplated hereby and thereby and compliance by the Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the assets or properties of the Purchaser, under any provision of (a) the organizational documents of the Purchaser, (b) any material Contract to which the Purchaser is a party or by which any of the Purchaser’s assets or properties is bound or (c) subject to the governmental filings and other matters referred to in the immediately following sentence, any Judgment or Law applicable to the Purchaser or any of its assets or properties.  No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition, the Financing or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the HSR Act and compliance with and filings and approvals under Foreign Merger Control Laws, (B) consents and approvals required for the assignment or novation of, or pursuant to “change in control” provisions in, governmental contracts, (C) compliance with and filings under ITAR, (D) compliance with and filings and notifications under applicable Environmental Laws, including the CPTL, and (E) the filing of the relevant instruments in the requisite jurisdictions in order to create or perfect Liens granted to secure the indebtedness and other obligations incurred as a result of the consummation of the Debt Financing.

SECTION 4.04.  Litigation.  There are not any (a) outstanding Judgments applicable to the Purchaser or any of its affiliates, (b) suit, action, demand, arbitration, investigation, other proceeding or claim of any nature, civil, criminal, regulatory or otherwise, pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its affiliates or (c) investigations by any Governmental Entity that are, to the knowledge of the Purchaser, pending or threatened against the Purchaser or any of its affiliates that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the Purchaser.

SECTION 4.05.  Securities Act.  The Transferred Equity Interests are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of the Transferred Equity Interests so acquired by it in violation of any of the registration requirements of the United States Securities Act of 1933, as amended.

SECTION 4.06.  Financing.  Complete and correct executed copies of the Financing Commitments have been delivered to the Seller on or prior to the date of this Agreement.  There are no conditions or other contingencies to the funding of the Financing other than those contained in the Financing Commitments.  Except to the extent permitted by Section 5.03(b), none of the Financing Commitments has been amended, supplemented or otherwise modified and the commitments contained in the Financing Commitments have not been reduced, terminated, withdrawn or rescinded in any respect.  The Financing Commitments are in full force and effect and are the legal, valid and binding obligations of the Purchaser and, to the Purchaser’s knowledge, the applicable counterparties thereto.  To the knowledge of the Purchaser, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser under any term or condition of the Financing Commitments.  The Purchaser has fully paid any commitment fees or other fees incurred in connection with the Financing that have become due and payable.  The Financing, when funded in accordance with the Financing Commitments, will provide funds at the Closing sufficient to consummate the Acquisition and the other transactions contemplated by this Agreement and to pay the related fees and expenses associated therewith.  As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Seller set forth in Articles II and III, the Purchaser has no reason to believe that any of the conditions or other contingencies to the Financing will not be satisfied upon the satisfaction (or, to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII or that the Financing will not be available to the Purchaser at the Closing.

SECTION 4.07.  Activities of the Purchaser.  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any business activities or conducted any operations (other than in connection with the transactions contemplated by this Agreement) and, prior to the Closing, will not have incurred liabilities or obligations of any nature (other than in connection with the transactions contemplated by this Agreement).

SECTION 4.08.  Solvency.  Assuming the accuracy of the representations of the Seller set forth in Article II and Article III of this Agreement, immediately after the Closing and after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the Estimated Purchase Price and the payment of all fees and expenses related to the transactions contemplated by this Agreement, each of the Purchaser and the Transferred Entities will be Solvent.

SECTION 4.09.  Sponsor Fund Guarantees.  Each Sponsor Fund Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the applicable Sponsor Fund, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.  To the knowledge of the Purchaser, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Sponsor Fund under its Sponsor Fund Guarantee.

SECTION 4.10.  Going Concern.  Without prejudice to the Purchaser’s rights to operate the Business following the Closing in its sole discretion, the Purchaser is acquiring the Business as a going concern for the purpose of carrying out a business that is similar to the Business following the Closing.

SECTION 4.11.  Brokers or Finders.  No agent, broker, investment banker or other person engaged by or on behalf of the Purchaser or any of its affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement.

SECTION 4.12.  No Other Representations and Warranties.  Except for the representations and warranties contained in Article II and Article III or in any certificate delivered by the Seller pursuant to this Agreement, the Purchaser acknowledges that neither the Seller nor any person on behalf of the Seller makes or has made any other express or implied representation or warranty (including as to merchantability or fitness for any particular purpose) with respect to the Acquisition or the other transactions contemplated by this Agreement, with respect to the Seller or the Business or with respect to any other information provided or made available to the Purchaser in connection with the transactions contemplated by this Agreement (including in any “data rooms” or management presentations).  None of the Seller or its affiliates shall have or be subject to any liability or indemnification obligation to the Purchaser or its affiliates resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information.

ARTICLE V

Pre-Closing Covenants

SECTION 5.01.  Covenants Relating to Conduct of Business.  Except as set forth in Section 5.01 of the Seller Letter, as otherwise expressly contemplated or permitted by the terms of this Agreement or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), from the date of this Agreement through (and including) the Closing Date, the Seller shall, and shall cause its subsidiaries to, conduct the Business in the ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to keep intact the Business, keep available the services of the Business’s current officers, employees, contractors and consultants, preserve the Business’s assets and properties and preserve the Business’s relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal.  In addition (and without limiting the generality of the foregoing), except as set forth in Section 5.01 of the Seller Letter or otherwise expressly contemplated or permitted by the terms of this Agreement, from the date of this Agreement through (and including) the Closing Date, the Seller shall not permit, and shall cause its subsidiaries not to permit, the Business to do any of the following without the prior written consent of the Purchaser:

(a)  amend the organizational documents of any Transferred Entity;

(b)  declare, set aside or pay any dividend or make any other distribution to the holders of equity interests in any Transferred Entity, other than (i) dividends or other distributions paid or payable to another Transferred Entity and (ii) dividends or other distributions made to withdraw cash and cash equivalents of the Transferred Entities;

(c)  redeem or otherwise acquire any equity interests in, or any other securities of, a Transferred Entity or issue (i) any equity interests in, or any other security of, a Transferred Entity, (ii) any option or warrant for, or any security convertible into, or exercisable or exchangeable for, any equity interests in, or any other security of, a Transferred Entity, (iii) “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings to which any Transferred Entity is a party or by which any of them is bound (A) obligating any Transferred Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in any Transferred Entity or any Transferred Entity Voting Debt, (B) obligating any Transferred Entity to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (C) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Transferred Equity Interests or (iv) any bond, debenture, note or other indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of equity interests in a Transferred Entity may vote;

(d)  split, combine or reclassify any of the equity interests in any Transferred Entity, or issue any other security in respect of, in lieu of or in substitution for the equity interests in any Transferred Entity;

(e)  loan, advance, invest or make a capital contribution to or in any person, other than (i) advances in the ordinary course of business or (ii) loans, advances, investments or capital contributions to or in a Transferred Equity;

(f)   (i) incur any indebtedness or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of any other person, other than in the ordinary course of business or (ii) mortgage, pledge or create a security interest in any material assets of the Business, tangible or intangible;

(g)  repay any indebtedness or guarantees of any such indebtedness, other than (i) in the ordinary course of business consistent with past practice or (ii) as contemplated by Section 5.12;

(h)  cancel any material indebtedness other than as contemplated by Section 5.12;

(i)  sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, the Seller or any of its affiliates, except for (A) transactions among the Business and (B) intercompany sales and purchases of goods and services (and payments for such sales and purchases) in the ordinary course of business consistent with past practice;

(j)  acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or substantial equity interests in, any other person or its business or acquire any material assets, other than (A) assets acquired in the ordinary course of business consistent with past practice or (B) assets acquired in compliance with clause (k) of this Section 5.01;

(k)  incur any capital expenditure, other than (i) as contemplated by the Cap Ex Budget and (ii) capital expenditures made to repair, replace or rebuild assets of the Business that are damaged or destroyed after the date of this Agreement;

(l)  sell, lease, license or otherwise dispose of any of its assets or properties, other than assets sold, leased, licensed or otherwise disposed of in the ordinary course of business consistent with past practice;

(m)  pay, discharge, settle or satisfy any liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction (i) of liabilities or obligations as required by the terms of any applicable Judgment or Law, (ii) of liabilities or obligations constituting indebtedness, (iii) of liabilities or obligations reflected or reserved against on the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business or (iv) of liabilities or obligations that, in the aggregate, do not exceed $500,000;

(n)  waive, discharge, settle, release, grant or transfer any claim, right, action or suit of material value;

(o)  commence any litigation, other than (i) litigation in connection with the collection of accounts receivable, (ii) litigation to enforce the terms of this Agreement or (iii) litigation as a result of suits, actions or other proceedings commenced against the Business;

(p)  enter into or renew (i) any Contract that has a term of more than one year and that is not terminable on not more than 60 days prior notice without the payment of any penalty, (ii) any Contract with a value (net of metal costs) in excess of $3,500,000, (iii) any Contract with respect to any joint venture, partnership or similar arrangement, (iv) any commodity agreement, interest rate agreement or currency agreement, other than commodity agreements entered into to hedge fluctuations in the price of raw materials purchased or to be purchased to fill accepted customer orders or (v) any Contract that, following the Closing, (A) materially restricts the ability of the Business to compete in any business or with any person in any geographic area, (B) provides for exclusivity or any similar requirement, (C) requires the Business to grant “most favored nation” pricing or terms or (D) restricts the ability of the Business to solicit or hire any person;

(q)  enter into, amend in any material respect, terminate or renew any lease of real property;

(r)  amend, supplement, otherwise modify or terminate any Lease(other than a lease of real property), other than amendments, supplements or other modifications in the ordinary course of business;

(s)  (A) enter into, adopt, amend in any material respect or terminate any Assumed Benefit Plan, Assumed Benefit Agreement or any CBA, (B) grant any material increase in the compensation or benefits of, or pay or otherwise grant any bonus not required by any Seller Benefit Plan, Seller Benefit Agreement or other written agreement to, any Business Employee or (C) enter into any contract to do any of the foregoing, except, in the case of clauses (A), (B) and (C), (1) to the extent required by applicable Law, (2) as may be required under any Seller Benefit Plan or Seller Benefit Agreement or (3) with respect to any Seller Benefit Plan, Seller Benefit Agreement or other written agreement that is not an Assumed Benefit Plan, Assumed Benefit Agreement or a CBA or in the case of clause (B), (x) in the ordinary course of business, (y) as would relate to a substantial number of other similarly situated employees of the Seller or its affiliates (other than the Transferred Entities), or (z) for any actions described in each of clauses (B) and (C) for which the Seller or its affiliates (other than the Transferred Entities) shall be solely obligated, and which would not result in a material liability to the Purchaser;

(t)  change the fiscal year of any Transferred Entity, revalue any of its material assets or make any change in any method of accounting or accounting practice or policy (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as required by the mandatory provisions of GAAP or applicable Law;

(u)  make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material amended Tax Return, settle any material Tax claim or assessment, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, except for consents made in the ordinary course of business consistent with past practice, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, except in the ordinary course of business consistent with past practice; or

(v)  authorize any of, or commit or agree to take, the foregoing actions.

SECTION 5.02.  No Solicitation.  From the date of this Agreement through (and including) the Closing Date, the Seller shall not, and shall not authorize or permit any of its affiliates or its or their directors, officers, employees, investment bankers, attorneys, accountants or other representatives to, (a) solicit, initiate or knowingly encourage or approve any other bid, (b) enter into any agreement with respect to any other bid or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid.

SECTION 5.03.  Commercially Reasonable Efforts; Financing.  (a)  Commercially Reasonable Efforts.  (i)  Upon the terms and subject to the conditions set forth in this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur and to consummate the Acquisition, the Financing and the other transactions contemplated by this Agreement, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.  In furtherance of the foregoing, each party shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do, or cause to be done, all things necessary, proper or advisable under applicable Laws, and to execute and deliver such instruments and documents as may be required to carry out the provisions of this Agreement and to consummate the Acquisition, the Financing and the other transactions contemplated hereby.

(ii)  Each party shall, and shall cause each of its affiliates to, use its commercially reasonable efforts to take all actions and to do, cause to be done, and assist and cooperate with the other party in doing, all things necessary or desirable to (A) make any filing or declaration with, give any notices to, or obtain any Consent of, any Governmental Entity which filing, declaration, notice or Consent is necessary or desirable in connection with the Acquisition and the other transactions contemplated hereby, including filings, notifications and Consents under applicable Environmental Laws, applications on behalf of the Purchaser or any affiliate of Purchaser for the Permits listed in Section 3.10(1) of the Seller Letter, Permit revisions for the Permits listed in Section 3.10(2), (3) and (4) of the Seller Letter and such applications as are necessary to accomplish compliance with Environmental Laws, if any, for the air emissions sources listed in Section 3.10(5) of the Seller Letter, and filings, notifications and Consents under applicable federal communications laws (and to the extent not received the parties shall enter into a shared use agreement with respect to the same in form and substance reasonably satisfactory to the Purchaser) and (B) obtain all consents from third persons necessary or appropriate to permit the consummation of the Acquisition and the other transactions contemplated hereby; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom such consent may be required.  In furtherance (and not in limitation of) the foregoing:

(1)  The Purchaser and the Seller shall, as promptly as reasonably practicable after the date of this Agreement, file with all applicable U.S. and foreign Governmental Entities any notices and applications necessary to obtain merger control or competition Law approval for the Acquisition; provided that each of the Seller and the Purchaser shall have the right to review and provide comments on any such notices and applications prior to their filing.  Without limiting the foregoing, the Purchaser and the Seller shall, as promptly as reasonably practicable after the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the HSR Act for the transactions contemplated by this Agreement.  Subject to reasonable confidentiality restrictions, the Purchaser and the Seller shall each furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any Foreign Merger Control Law.  The Purchaser and the Seller shall comply promptly with any inquiry or request for additional information from any Governmental Entity and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act or any Foreign Merger Control Law.  Each party shall use its commercially reasonable efforts to obtain any clearance or approval, and to cause the expiration or termination of any waiting period, required under the HSR Act and any Foreign Merger Control Law for the consummation of the transactions contemplated by this Agreement.  Each party shall not, and shall cause its affiliates not to, enter into, or consummate any acquisition or license agreement which would present a material risk of making it materially more difficult to obtain any approval or authorization for the Acquisition under the HSR Act or any Foreign Merger Control Law.  For purposes of this Section 5.03, “commercially reasonable efforts” shall include (A) opposing any action for a temporary, preliminary or permanent injunction against the Acquisition, (B) entering into a consent decree containing the Purchaser’s agreement to hold separate and divest the products and assets of the Business as may be required by any Governmental Entity and (C) responding to any request for additional information issued by the FTC or DOJ, as applicable; provided, however, that, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Purchaser to implement any divesture or agree to any other condition or consent decree or enter into any contract if doing so would reasonably be expected, individually or in the aggregate, to have an adverse impact (other than a de minimis adverse impact) on the Business.

(2)  Each party shall (A) promptly inform, and provide copies to, the other party of any communication received from, or given by it to, any Governmental Entity with respect to obtaining clearance or approval, or the expiration or termination of any waiting, notice or review periods, for the Acquisition under the HSR Act, any Foreign Merger Control Law and ITAR, (B) to the extent practicable and subject to reasonable confidentiality restrictions, provide the other party and its counsel with advance notice of, and the opportunity to participate in, any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Acquisition and to participate in the preparation for such discussion, telephone call or meeting and (C) to the extent permitted by applicable Law and subject to reasonable confidentiality restrictions, consult with each other prior to filing or submitting documents or entering into discussions with any Governmental Entity and give each other advance notice to engage in meaningful consultation with respect thereto.

(iii)  Notwithstanding anything in this Agreement to the contrary, the failure to obtain any consent or approval required in connection with a Restricted Asset, after the party responsible for obtaining the same has used its commercially reasonable efforts to obtain such consent or approval, shall not, individually or in the aggregate, constitute a material adverse effect on the Purchaser, on the Seller or on the Business, as applicable, a breach of any representation, warranty, covenant or agreement under this Agreement or any certificate delivered pursuant to this Agreement or a failure of any condition under this Agreement.

(b)  Financing.  (i)  The Purchaser shall, and shall cause its affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be reasonably required, to arrange and consummate the Financing on or prior to the Closing on the terms and subject only to the conditions contained in the Financing Commitments, including using its commercially reasonable efforts to cause the conditions in the Financing Commitments that are within the Purchaser’s control to be satisfied and to cause the financial institutions providing the Debt Financing to fund the Debt Financing.

(ii)  The Purchaser shall not agree to or permit any material amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitments or the definitive agreements relating to the Financing without the Seller’s prior written consent, not to be unreasonably withheld, except that the Purchaser may amend, supplement or otherwise modify the Debt Financing Commitments if such amendment, supplement or other modification would not be reasonably likely to materially impair or delay the funding of the Debt Financing or the Closing (it being understood that, subject to the requirements of this clause (ii), such amendment, supplement or other modification (1) does not contain additional or modified conditions or other contingencies to the funding of the Debt Financing relative to those contained in Debt Financing Commitments and (2) is otherwise not reasonably likely to impair or delay the funding of the Debt Financing or the Closing (it being understood than, subject to the requirements of this clause (ii), such amendment, supplement or other modification of the Debt Financing Commitments may provide for the assignment of a portion of the Debt Financing Commitment to additional agents or arrangers and grant such persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers).

(iii)  If any portion of the Financing becomes unavailable on the terms and conditions contained in the Financing Commitments, the Purchaser shall promptly notify the Seller, and the Purchaser shall use its commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, replacement commitments on terms that will enable the Purchaser to consummate the transactions contemplated by this Agreement and that are not less favorable in the aggregate (as determined by the Purchaser in its reasonable judgment) to the Purchaser and the Seller than those contained in the Financing Commitments.  The Purchaser shall deliver to the Seller complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which any amended, supplemented, modified or replacement commitments shall provide the Purchaser with any portion of the Financing; provided that the Purchaser may redact from any such copies the fee amounts and pricing information payable to their Financing sources.

(iv)  The Seller shall, and shall cause its subsidiaries to, and shall use its commercially reasonable efforts to cause its and its subsidiaries’ independent accountants, legal counsel and other advisors to, provide such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by the Purchaser or their Financing sources, including (A) participation in meetings, drafting sessions, presentations, road shows and due diligence sessions, (B) using commercially reasonable efforts to furnish the Purchaser and its Debt Financing sources with the Required Financial Information and such other information and projections reasonably requested by the Purchaser in connection with the Debt Financing, (C) assisting the Purchaser and its Debt Financing sources in the preparation of (1) offering documents and other informational and marketing materials and documents to be used for the Debt Financing and (2) materials for rating agency presentations, (D) reasonably cooperating with the marketing efforts of the Purchaser and its Debt Financing sources, including using commercially reasonable efforts to cause the syndication of the Debt Financing to benefit materially with Seller’s and Company’s existing lending relationships, (E) reasonably facilitating the pledging of collateral including real property collateral and execution and delivery of definitive agreements relating to the Financing and customary deliverables and (F) using commercially reasonable efforts to obtain accountants’ “comfort letters”, accountants’ consent letters, legal opinions, customary landlord lien and access waivers, surveys, appraisals and title insurance as reasonably requested by the Purchaser; provided that none of the Seller nor any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability in connection with the Debt Financing; and provided further that such requested cooperation does not unreasonably interfere with the ongoing operations of the Seller and its subsidiaries.  The Purchaser shall, promptly upon request by the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs incurred by the Seller or any of its subsidiaries in connection with such cooperation.  The Seller shall have the right to consent to the use of its and its subsidiaries’ logos in connection with the Debt Financing.

(v)  The Purchaser shall keep the Seller reasonably informed on a timely basis of any material developments relating to the Financing.

(vi)  The Purchaser acknowledges that the information being provided to it in connection with the Financing is subject to the terms of Section 6.02(a).

(vii)  The Seller understands that the majority of the Purchase Price will be financed with proceeds of the Debt Financing, which will be provided by third party sources.  The Seller accordingly acknowledges that the obligations of the Purchaser under this Section 5.03(b) do not require the Purchaser or any of its affiliates to provide the Debt Financing themselves if such third party sources fail to provide the Debt Financing or to guarantee that such third party sources will provide the Debt Financing but only requires that the Purchaser use its commercially reasonable efforts to arrange and consummate the Debt Financing.

(viii)  In the event the Seller or any Transferred Entity suffers on or prior to the Closing any casualty or loss to any building, structure, material fixture or material improvement included within the Transferred Real Property, the Seller shall assign to the Purchaser insurance proceeds sufficient to cover such casualty or loss or otherwise make adequate provisions to bear the cost of the repair or replacement of such building, structure, material fixture or material improvement.

SECTION 5.04.  Expenses; Transfer Taxes.  (a)  Except as provided in the following sentence, Section 1.05(b), paragraph (b) of this Section 5.04, Section 5.06(f), Section 6.06(b), Section 6.09(b) and Section 8.02(e), each party shall bear its and its affiliates’ fees, costs and expenses (including fees, costs and expenses of legal counsel and other representatives and consultants) incurred by them in connection with the negotiation of this Agreement and the Ancillary Agreements and consummation of the Acquisition, the Financing and the other transactions contemplated hereby or thereby.  Notwithstanding the foregoing, all fees, costs and expenses (including fees, costs and expenses of legal counsel) incurred in connection with compliance with and filings and approvals under merger control and competition Laws, including the HSR Act, shall be shared equally by the Purchaser, on the one hand, and the Seller, on the other hand.

(b)  All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes (the “Transfer Taxes”) applicable to the transfer of the Transferred Assets, the Excluded Assets or the Purchased Companies’ Equity Interests shall be shared equally by the Purchaser, on the one hand, and the Seller, on the other hand.  Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other in providing any information and documentation that may be necessary to obtain such exemptions.  The Purchaser, the Seller and the Transferred Entities shall jointly file all required returns and similar statements and take all other actions under all applicable transfer notification statutes and regulations and all applicable Tax statutes and regulations that are required to be made or taken by the parties in connection with or as a result of the transactions contemplated by this Agreement.

SECTION 5.05.  Tax Matters.  (a)  Return Filings.  For any taxable period of the Transferred Entities that includes (but does not end on) the Closing Date, the Purchaser shall timely prepare (or cause to be prepared) and file with the appropriate Taxing Authorities all Tax Returns required to be filed on a basis consistent with past practices of the Business and shall pay (or cause to be paid) all Taxes due with respect to such Tax Returns; provided, however, that the Seller shall pay the Purchaser at least five days before such Tax Return is due any amount owed by the Seller pursuant to Section 9.01(a) with respect to the taxable periods covered by such Tax Returns.  For any taxable period of the Transferred Entities that ends on or before the Closing Date, the Seller shall timely prepare and file with the appropriate Taxing Authority all Tax Returns required to be filed; provided that if such Tax Return is required to be filed by a Transferred Entity after the Closing Date, the Seller shall deliver such Tax Return to the Purchaser which shall sign and file such Tax Return; and provided further that any such Tax Return described in this sentence shall be prepared, on a basis consistent with the past practices of the Business and in accordance with applicable Law.  The Seller shall pay all Taxes due with respect to such Tax Returns and, if such Tax Return is to be filed by the Purchaser, shall pay the Purchaser at least five days before such Tax Return is due any amount shown as due on such Tax Return.

(b)  The Seller shall include the income of the Transferred Entities (including any deferred income triggered into income under Treasury Regulations Sections 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treasury Regulations Section 1.1502-19, and any income triggered under any comparable provisions of state, local or foreign law) resulting from or related to transactions contemplated by this Agreement and arising on or before the Closing Date on the relevant Seller group consolidated, combined and unitary Tax Returns for all periods through and including the Closing Date and pay any federal, foreign, state or local income Taxes attributable to such income.

(c)  Cooperation.  The Purchaser and the Seller shall reasonably cooperate, and shall cause their affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all suits, claims, actions, investigations, proceedings or audits (collectively, “Actions”) with respect to all taxable periods relating to Taxes involving or otherwise relating to the Transferred Entities or Transferred Assets.  The Seller and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Transferred Entities to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, the Purchaser shall, and shall cause each Transferred Entity to, (i) use its commercially reasonable efforts to properly retain and maintain such records for ten (10) years and shall thereafter provide the Seller with written notice prior to any destruction, abandonment or disposition, (ii) transfer such records to the Seller upon its written request prior to any such destruction, abandonment or disposition and (ii) allow the Seller and its agents and representatives (and agents or representatives of any of its affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the Seller’s expense.  Any information obtained under this Section 5.05(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of  an audit or other Action.

(d)  Refunds and Credits.  Any refund or credit of Taxes, or any tax benefit or reduction (including as a result of any overpayment of Taxes in prior periods) accruing to the Purchaser or any of its affiliates as a result of the ownership of the Business (each, a “Tax Asset”) attributable to any taxable period ending on or before the Closing Date shall be for the account of the Seller, unless any such refund or credit (i) is attributable to the carryback from a Post-Closing Tax Period of items of loss, deductions or other Tax items of the Transferred Entities (or any of their affiliates, including the Purchaser) or (ii) relates to the shift in timing of the incurrence of tax liabilities from a Pre-Closing Tax Period to a Post-Closing Tax Period.  Any Tax Asset attributable to any Straddle Period shall be apportioned between the Purchaser and the Seller in accordance with the principles of Section 9.01(c).  Each party shall forward, and shall cause its affiliates to forward, to the party entitled pursuant to this Section 5.05(d) to receive the amount or economic benefit of the Tax Asset within 10 days after such Tax Asset is received or after such Tax Asset is allowed or applied against another Tax liability, as the case may be.

(e)  Tax Sharing Agreements.  The Seller shall cause the provisions of any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement (collectively, “Tax Sharing Agreements”) between the Seller or any of their affiliates (other than the Transferred Entities) and any Transferred Entity to be terminated on or before the Closing Date.  After the Closing Date, no party shall have any rights or obligations under any such Tax Sharing Agreement.

(f)  Closing Date.  On the Closing Date, the Purchaser shall cause each Transferred Entity to conduct its business in the ordinary course in substantially the same manner as currently conducted and on the Closing Date shall not permit any Transferred Entity to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by this Agreement) that could result in Tax liability to any Transferred Entity in excess of Tax liability associated with the conduct of its business in the ordinary course.

(g)  Purchase Price Adjustments.  The Purchaser and the Seller agree to treat any amounts payable pursuant to Section 5.05(c) or Article IX as adjustments to the Purchase Price for all Tax purposes, unless a final determination causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. Federal income Tax purposes.  Neither the Purchaser nor the Seller shall file any Tax Return, or take a position with a Taxing Authority, that (i) is inconsistent with the Allocation or (ii) treats the transactions contemplated by this Agreement in a manner inconsistent with the terms of this Agreement, unless required to do so by a final determination and after which prompt notice thereof shall be given to the other parties to this Agreement.

(h)  Purchase Price Allocation.  (i)  The Purchaser and the Seller agree to allocate for all Tax purposes the Purchase Price (taking into account any adjustments under Section 5.05(f)), of the Transferred Assets and the stock of the Purchased Companies, the amount of the liabilities of the Purchased Companies that are liabilities for income tax purposes and any other relevant items among the Transferred Assets and the stock of the Purchased Companies in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Asset Allocation”).

(ii)  The Purchaser shall deliver a draft of the Asset Allocation (the “Proposed Asset Allocation”) to the Seller for its consent, which consent shall not be unreasonably withheld, delayed or conditioned, no later than 90 days after the Closing Date.  Except as provided in subparagraphs (j) and (k) of this Section 5.05, at the close of business on the 30th day after delivery of the Proposed Asset Allocation, the Proposed Asset Allocation shall become binding upon the Purchaser and the Seller and shall be the Asset Allocation.

(iii)  The Seller shall raise any objection to the Proposed Asset Allocation in writing within 30 days of the delivery of the Proposed Asset Allocation.  The Purchaser and the Seller shall negotiate in good faith to resolve any differences for 30 days after delivery of any objection by the Seller.  If the Purchaser and the Seller reach written agreement amending the Proposed Asset Allocation, the Proposed Asset Allocation, as so amended, shall become binding upon Purchaser and Seller and shall be the Asset Allocation.

(iv)  If the Purchaser and the Seller cannot agree on the appropriate allocation within the 30-day period set forth in subparagraph (j) above, then all remaining disputed items shall be submitted for resolution by an Accounting Firm mutually selected by the Purchaser and the Seller (the “Allocation Accounting Firm”).  The Allocation Accounting Firm shall make a final determination as to the disputed items within 30 days after such submission.  Such determination shall be final, binding and conclusive on the Purchaser and the Seller and shall be the Asset Allocation.  The fees and expenses of the Allocation Accounting Firm shall be shared equally between the Purchaser and the Seller.

(v)  The Asset Allocation shall be amended to reflect any adjustments to the Purchase Price under this Agreement.  Except as required by applicable law, the Purchaser and the Seller shall, and shall cause their affiliates to, file all Tax returns consistent with the Asset Allocation, as so amended.

SECTION 5.06.  [INTENTIONALLY OMITTED]

SECTION 5.07.  Section 338(g) Election.  The Purchaser shall be permitted to make an election under Section 338(g) of the Code with respect to the transfer of any eligible Transferred Entity that is not a U.S. Transferred Entity (a “Foreign Transferred Entity”); provided that any additional Taxes imposed on the Seller or any of its affiliates as a result of such an election shall be subject to indemnification pursuant to Section 9.01(b).  If the Purchaser intends to make an election under Section 338(g) of the Code, the Purchaser shall first give reasonable notice to the Seller.  The Seller shall then notify the Purchaser, within a reasonable period of time, of any increase in Tax liability that may result from such an election.  Upon receiving notice from the Seller, the Purchaser may choose whether to make, or refrain from making, such election.

SECTION 5.08.  Employee Matters.  (a)  Effective as of the Closing, the Purchaser shall, or shall cause its affiliates to, make offers of employment (which offers shall be in compliance with the Purchaser’s covenants set forth in this Section 5.08) to, or continue the employment of, as applicable, each Business Employee who is actively employed by Seller or its affiliates as of the Closing Date (each, an “Active Employee”).  The Seller shall not knowingly take any action to discourage any Business Employee from accepting such offer of employment.  For purposes of this Agreement, any Business Employee who is not actively at work on the Closing Date due to an approved leave of absence (including due to vacation, holiday, sick leave, workers compensation, maternity or paternity leave, military leave, jury duty, bereavement leave or injury, but not including due to unauthorized leave of absence or lay-off), other than short-term or long-term disability leave, in compliance with the applicable policies of the Seller and its affiliates, shall be considered an Active Employee.  The Purchaser will comply, and will cause its affiliates to comply, with the requirements of all applicable CBAs relating to the rights of any laid-off employee of the Business who is not actively at work on the Closing Date due to a lay-off to be recalled to active employment with the Purchaser or its affiliates following the Closing Date.  With respect to each Business Employee who is not actively at work as of the Closing Date due to short-term or long-term disability leave (each, a “Disabled Employee”), effective as of the date on which such Disabled Employee presents himself or herself to the Purchaser for active employment following the Closing Date, provided such Disabled Employee is cleared for work and presents himself or herself to the Purchaser for active employment within 180 days following the Closing Date, (i) in the case of any such Disabled Employee who was employed by a Transferred Entity immediately prior to the date such employee’s disability leave began, the Purchaser shall continue the employment of such Disabled Employee and (ii) in the case of any such Disabled Employee who was employed by the Seller or one of its affiliates (other than a Transferred Entity) immediately prior to the date such employee’s disability leave began, the Purchaser shall, or shall cause its affiliates to, make an offer of employment (which offer shall be in compliance with the Purchaser’s covenants set forth in this Section 5.08) to such Disabled Employee, in each case, with job responsibilities that are substantially similar to such Disabled Employee’s job responsibilities with the Seller or its affiliates immediately prior to the date such employee commenced disability leave, to the same extent, if any, as the Seller or its affiliates would have been required to re-employ such Disabled Employee if the transactions contemplated by this Agreement had not occurred, in accordance with applicable Law and any applicable collective bargaining agreement.  Business Employees who transfer to the Purchaser or one of its affiliates, as of the effective date of such transfer, shall be referred to as “Transferred Employees”, and the date that such Business Employee transfers to the Purchaser or one of its affiliates shall be referred to as the “Transfer Date”.  In the case of (i) any Active Employee or (ii) any Disabled Employee who was employed by a Transferred Entity immediately prior to the date such employee’s disability leave began, the Transfer Date shall be the Closing Date; provided, however, that, except as relates to any Assumed Benefit Plan, the Purchaser and its affiliates shall have no liabilities or obligations with respect to any such Disabled Employee unless and until such employee presents himself or herself to the Purchaser or its affiliates for active employment in accordance with this Section 5.08(a).  In the case of any Disabled Employee who was employed by the Seller or one of its affiliates (other than a Transferred Entity) immediately prior to the date such employee’s disability leave began, the Transfer Date shall be the date such employee commences active employment with the Purchaser or its affiliates.  The Seller and the Purchaser intend that the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the transactions contemplated by this Agreement, and that Transferred Employees will have continuous and uninterrupted employment immediately before and immediately after the consummation of the transactions contemplated by this Agreement.

(b)  During the period from the Closing Date until the 12-month anniversary of the Closing Date (such period, the “Continuation Period”), the Purchaser or its affiliates shall provide each Transferred Employee with (i) a base salary or rate of base pay that is at least equal to such Transferred Employee’s base salary or rate of base pay immediately prior to the Closing (provided that such base salary or rate of base pay is either the same as in effect on the date of this Agreement or has been modified only to the extent permitted by Section 5.01(s)) and (ii) other compensation and employee benefits that, in the aggregate, are substantially comparable to the compensation and employee benefits provided to each such Transferred Employee immediately prior to the Closing (without regard to any changes made pursuant to the authority set forth in Section 5.01(s) except for cash bonuses paid in the ordinary course consistent with Section 5.08(r)); provided that (A) none of the Purchaser or any of its affiliates shall have any obligation to (i) issue, or adopt any plans or arrangements providing for the issuance of equity or equity based compensation, (ii) provide post-retirement medical coverage unless such coverage is both (x) required pursuant to the terms of the CBAs and (y) applicable solely to Transferred Employees (other than Retiree Medical Eligible Employees) and (iii) provide a U.S. qualified or non-qualified defined benefit pension plan unless such coverage is both (x) required pursuant to the terms of the CBAs and (y) applicable solely to Transferred Employees, (B) no such plans or arrangements of the Seller or its affiliates shall be taken into account in determining whether compensation and employee benefits are substantially comparable in the aggregate and (C) the Seller’s recently approved defined contribution benefit plan described in Section 5.08(b) of the Seller Letter shall be taken into account in determining whether compensation and employee benefits of 401(k) Covered Employees are substantially comparable in the aggregate.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in the case of any Transferred Employee whose employment with the Seller or its affiliates is covered by a collective bargaining agreement immediately prior to the Closing (a “Represented Employee”), during the Continuation Period, the Purchaser and its affiliates shall be permitted to make changes to such Transferred Employee’s compensation and benefits to the extent permitted under the applicable collective bargaining agreement.  Except as otherwise specifically provided in this Agreement, the active participation and accrual of benefits of the Transferred Employees in the Seller Benefit Plans (other than the Assumed Benefit Plans) and the other employee compensation, benefit and perquisite plans, programs and arrangements of the Seller and its affiliates shall terminate effective as of 12:01 a.m. on each Transferred Employee’s Transfer Date.  Except as required by applicable Law, nothing herein shall (1) guarantee employment of any Transferred Employee for any period of time after the Closing Date or preclude the ability of the Purchaser to terminate the employment of any Transferred Employee for any reason or no reason, or (2) other than as set forth in Sections 5.08(c), (l) and (q), require the Purchaser to continue any particular employee benefit plan or arrangement after the Closing Date.  No provision of this Section 5.08 shall create any third party beneficiary or other rights in any current or former employee of the Seller, the Business or the Purchaser (including any dependent or beneficiary thereof) or any other person or modify or create any employee benefit plan.  Except as set forth in this Section 5.08(b) and Sections 5.08(c), (l) and (q) or as required by applicable Law, the Purchaser and its affiliates, as applicable, shall have the right in their sole discretion to amend, modify, terminate or adjust benefit levels under any and all employee benefit plans and arrangements after the Closing Date, and, except as set forth in Sections 5.08(c), (l) and (q) or as required by applicable Law, nothing in this Section 5.08 shall be construed to limit any rights that the Purchaser or any of its affiliates may have under any such plan or arrangement to amend, modify, terminate or adjust any particular plan or arrangement.  No provision of this Section 5.08 is intended to modify, amend or create any employee benefit plan or arrangement of the Seller or the Purchaser or any affiliate of the Purchaser.

(c)  Without limiting the generality of Section 5.08(b), during the Continuation Period, the Purchaser shall, or shall cause its affiliates to, provide each Transferred Employee (other than any Represented Employee) whose employment is terminated by the Purchaser or its affiliates during the Continuation Period with severance and other separation benefits that, in the aggregate, are no less favorable than what would be provided to such Transferred Employee pursuant to the Seller’s severance plan as in effect as of the date of this Agreement (a complete and correct copy of which has been delivered to the Purchaser), taking into account such Transferred Employee’s service with the Purchaser and its affiliates following the Closing and all Pre-Closing Service; provided, however, that no such Transferred Employee will be entitled to any of the severance or separation benefits pursuant to this Section 5.08(c) unless and until such Transferred Employee executes a release of claims in favor of both the Seller and the Purchaser, each of their subsidiaries and each of their respective predecessors, successors, parents and affiliates, and their respective present and former officers, directors, employees and agents, and such release becomes effective and irrevocable.

(d)  From and after each Transferred Employee’s Transfer Date, the Purchaser shall, or shall cause its affiliates to, credit service accrued by Transferred Employees with, or otherwise recognized for benefit plan purposes by, the Seller and its affiliates (as well as service with any predecessor employer of the Seller or any its affiliates, to the extent service with the predecessor employer is recognized by the Seller or any of its affiliates) as of such Transferred Employee’s Transfer Date (“Pre-Closing Service”) for purposes of eligibility to participate, vesting, level of benefits and benefit accruals and, to the extent required by any applicable CBA, for purposes of early retirement eligibility and early retirement subsidies, in each case, under any employee benefit plans and arrangements and employment-related entitlements sponsored, maintained or contributed to by the Purchaser or its affiliates to the same extent recognized by the Seller and its affiliates immediately prior to such Transferred Employee’s Transfer Date, except (i) for benefit accrual purposes under any defined benefit pension plan of the Purchaser or its affiliates, (ii) for eligibility purposes under any post-retirement welfare benefit plan of the Purchaser or its affiliates, except as required pursuant to the terms of any applicable CBA, or (iii) to the extent such credit would result in duplication of benefits for the same period of service.

(e)  With respect to any welfare benefit plans maintained for the benefit of Transferred Employees or their dependents on and after each Transferred Employee’s Transfer Date, the Purchaser shall (i) cause there to be waived any pre-existing condition limitations, exclusions and actively-at-work requirements with respect to participation and coverage, to the extent waived or satisfied under the Seller Benefit Plans in effect as of the date immediately prior to such Transferred Employee’s Transfer Date and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees or their dependents in the plan year in which such Transferred Employee’s Transfer Date occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any similar welfare benefit plans in which such Transferred Employees or their dependents participate at or following the relevant Transfer Date.

(f)  The Seller shall be responsible for providing such continuation coverage, within the meaning of COBRA, as is required pursuant to COBRA in respect of any Business Employee or “qualified beneficiary” (as defined in COBRA) of a Business Employee who incurs a “qualifying event” prior to 12:01 a.m. on the Closing; provided that, in the event that such Business Employee is covered by an employee welfare benefit plan that is an Assumed Benefit Plan, the Purchaser shall be responsible for such continuation coverage, regardless of whether such Business Employee incurs a qualifying event before, on or after the Closing Date.  The Purchaser shall be responsible for providing such continuation coverage as is required under COBRA in respect of any Transferred Employee or qualified beneficiary of a Transferred Employee, in each case, who incurs a qualifying event at or following 12:01 a.m. on the Closing Date and any Business Employee described in the proviso in the immediately preceding sentence.

(g)  Notwithstanding any other provision of this Agreement to the contrary, the Seller shall retain all liabilities, obligations and commitments with respect to any non-qualified defined benefit pension and non-qualified defined contribution plans of the Seller (including the Supplemental Deferral Benefit Retirement Plan, the Senior Executive Pension Plan and the Supplemental Contributing Employee Ownership Plan), which liabilities, obligations and commitments, other than those that relate to the Benefit Restoration Plan, shall be considered Excluded Liabilities for purposes of this Agreement.  On or prior to the Closing, the Seller shall cause to be satisfied all liabilities, obligations and commitments with respect to the Chase Brass & Copper Company Benefit Restoration Plan and shall be entitled to the value of the assets in the account that was previously established to satisfy the liabilities under such plan.  Notwithstanding any other provision of this Agreement to the contrary, the Seller shall retain all liabilities, obligations and commitments with respect to any stock incentive plan and employee stock purchase plan that relates to shares of the Seller’s common stock (other than the Seller 401(k) Plan, to the extent that a rollover is elected in accordance with Section 5.08(p)), and all awards granted under such plans, which liabilities, obligations and commitments shall be considered Excluded Liabilities for purposes of this Agreement.  Upon the Closing, the Seller shall fully vest (i) all Seller contributions to the Seller 401(k) Plan and (ii) any other U.S. tax-qualified and supplemental defined contribution plans in which Transferred Employees participate.

(h)  The Seller agrees to allow each Transferred Employee who, immediately prior to the Closing, has satisfied the eligibility criteria to receive benefits under the Seller’s post-retirement medical plans to participate in, and receive benefits from, the Seller’s post-retirement medical plans upon such employee’s eligibility to commence benefits in accordance with the terms of such medical plans as in effect from time to time.  Solely in the case of any Transferred Employee who is within two years of satisfying such eligibility criteria as of the Closing, the Seller agrees to recognize such Transferred Employee’s service with the Purchaser or its affiliates for purposes of satisfying such eligibility criteria.  In the event that any such Transferred Employee is terminated by the Purchaser or its affiliates without cause (as reasonably determined in the Purchaser’s discretion) prior to the second anniversary of the Closing, provided that, in the case of any Transferred Employee whose employment is terminated by the Purchaser during the Continuation Period, such Transferred Employee satisfies the release requirement set forth in Section 5.08(c), except to the extent prohibited by any applicable CBA, such Transferred Employee shall be deemed to have satisfied the service-related eligibility criteria to receive benefits under the Seller’s post-retirement medical plans as of the date the release of claims executed by such Transferred Employee becomes effective and irrevocable.  Notwithstanding any provision of this Agreement to the contrary, (i) nothing herein shall prohibit the Seller from amending, modifying or terminating any of its post-retirement welfare plans or prevent the application of any such amendment, modification or termination to any Transferred Employee, provided any such amendment, modification or termination is applied on substantially the same basis to all similarly situated active and retired employees of the Seller (it being understood that status as a Transferred Employee shall not in and of itself make the Transferred Employees “similarly situated”) and the Seller shall indemnify and hold harmless the Purchaser from all costs, expenses or other damages that may result to the Purchaser as a result of actions taken by the Seller or its affiliates in connection with, or as a result of any such amendment, modification or termination, (ii) the Purchaser shall provide, or cause its affiliates to provide, the Transferred Employees described in this Section 5.08(h) (such employees, the “Retiree Medical Eligible Employees”) with medical coverage under the Purchaser’s plans on the same basis as such coverage is provided to other similarly situated Transferred Employees for so long as such Retiree Medical Eligible Employees remain actively employed with the Purchaser or any of its affiliates, (iii) if the employment of any Retiree Medical Eligible Employee is involuntarily terminated, such Retiree Medical Eligible Employee shall be entitled to post-employment medical coverage pursuant to the Purchaser’s severance plan that is applicable to such Transferred Employee on the same basis as such coverage is provided to other similarly situated Transferred Employees who have been terminated for the period required pursuant to the applicable Purchaser’s severance plan, if any and (iv) while a Retiree Medical Eligible Employee remains eligible for coverage under the Purchaser’s plans in accordance with the preceding clauses (ii) and (iii), such Retiree Medical Eligible Employee shall not be permitted to receive post-retirement medical benefits pursuant to the Seller’s plans.  For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the Purchaser shall not be obligated to provide post-retirement medical coverage to any Transferred Employee unless and to the extent post-retirement medical coverage is required by the applicable CBAs to be provided to Transferred Employees (other than Retiree Medical Eligible Employees) covered by the CBAs.  No provision of this Section 5.08 is intended to modify, amend or create any employee benefit plan or arrangement of the Seller or the Purchaser or any of their affiliates.

(i)  Except as otherwise required under applicable Law, the Seller shall be responsible in accordance with its welfare plans in effect prior to the Closing for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance and disability claims) incurred, under any Seller Benefit Plans that are “employee welfare benefit plans” (within the meaning of Section 3(1) of ERISA) prior to the Closing by Employees and their dependents and beneficiaries.  Except as otherwise required under applicable Law, the Purchaser shall be responsible for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance and disability claims) incurred from and after 12:01 a.m. on the Closing Date by any Transferred Employee (and his or her dependents and beneficiaries) under any welfare benefit plans of the Purchaser or its affiliates.  Except as otherwise provided under applicable Law, for purposes of this Section 5.08(i), a claim shall be deemed to be incurred as follows:  (1) life, accidental death and dismemberment, disability and business travel accident insurance benefits, upon the death, accident or illness giving rise to such benefits and (2) health, dental and prescription drug benefits (including in respect of any hospital confinement), upon provision of the related services, materials or supplies.  Notwithstanding any provision of this Section 5.08(i) to the contrary, in the case of any Disabled Employee, the Seller shall retain liability for all welfare benefit claims (including medical, dental and disability claims) incurred prior to the date such employee becomes actively employed by the Purchaser or its affiliates.

(j)  Notwithstanding any provision in this Agreement to the contrary, except as specifically provided in this Section 5.08(j), the Purchaser and its affiliates shall be responsible for all claims that are properly accrued on the Statement or that relate to a reserve that is reflected on the Statement and which are incurred by Transferred Employees prior to or on the Closing under the workers compensation plans of the Seller and its affiliates, it being understood that all such liabilities shall constitute Transferred Liabilities with respect to which the Seller shall be entitled to indemnification from the Purchaser pursuant to Section 9.07; provided, however, that in the case of any Disabled Employee, the Seller shall retain liability for workers compensation claims incurred prior to the date such employee becomes actively employed by the Purchaser or its affiliates.  The Purchaser and its affiliates shall administer all such workers compensation claims in a commercially reasonable manner and in accordance with the past practices of the Seller and its affiliates.

(k)  Except as specifically provided in the immediately following sentence, after the Closing, the Seller agrees to assume and/or retain and shall indemnify the Purchaser and the Transferred Entities against all liabilities and obligations arising out of or relating to any and all liabilities with respect to any employee benefit plan or arrangement that relates to employees of the Seller or any Seller Commonly Controlled Entity that is subject to Section 302 of ERISA, Title IV of ERISA, COBRA, Section 412 of the Code, the Coal Industry Retiree Health Benefit Act of 1992, as amended or any other statute that imposes liability on a so-called controlled group basis with reference to any provision of Section 52(a) or Section 414 of the Code or Section 4001 of ERISA, as applicable, that is due to the Seller’s and the Transferred Entities’ status as part of a Seller Commonly Controlled Entity (such liability, collectively, “Controlled Group Liability”).  Notwithstanding the foregoing, the provisions of the immediately preceding sentence shall be deemed not to apply to, and the term “Controlled Group Liability” shall not include, any liabilities or obligations with respect to (i) any Assumed Benefit Plan or (ii) the IAM Fund to the extent it relates to the Business.

(l)  As of the Closing Date, the Purchaser shall have in effect flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”).  The Purchaser shall cause the Purchaser Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts of each Transferred Employee who participates in a cafeteria plan of the Seller (the “Seller Cafeteria Plan”) immediately prior to the Closing Date (each, an “FSA Participant”) and to honor and continue through December 31 of the year in which the Closing occurs (the “FSA Participation Period”) the elections made by each FSA Participant under the Seller Cafeteria Plan in respect of such flexible spending reimbursement accounts that are in effect immediately prior to the Closing.  As soon as practicable following the Closing Date, the Seller shall cause to be transferred from the Seller Cafeteria Plan to the Purchaser Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made by Transferred Employees prior to the Closing during the year in which the Closing occurs over the aggregate reimbursement payouts made to the Transferred Employees prior to the Closing for such year from such accounts.  From and after the Closing, the Purchaser shall assume and be solely responsible for all claims by Transferred Employees under the flexible spending reimbursement accounts of the Seller Cafeteria Plan incurred at any time during the calendar year in which the Closing Date occurs, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date.  For purposes of this paragraph, a claim for reimbursement shall be deemed to have been incurred on the date on which the charge or expense giving rise to such claim is incurred.  Nothing herein shall prevent the Purchaser from amending, modifying or terminating the Purchaser Cafeteria Plan at any time after December 31 of the year in which the Closing occurs.

(m)  Effective as of the Closing, each Transferred Employee who is a participant as of such employee’s Transfer Date in one or more Seller Benefit Plans that is a U.S. tax-qualified defined benefit pension plan (as applicable, a “Seller Pension Plan”) shall cease accruing benefits under such Seller Pension Plan and, except as required by applicable Law or as set forth in this Section 5.08(m), service with any employer following such employee’s Transfer Date shall not be taken into account for any purpose under such Seller Pension Plan.  Notwithstanding the foregoing, in the case of any Transferred Employee who is a participant in a Seller Pension Plan as of such employee’s Transfer Date but who has not satisfied the vesting criteria or the eligibility criteria to receive an unreduced retirement benefit or an early retirement subsidy under such plan as of such employee’s Transfer Date (each such Transferred Employee, a “Pension Service Employee”), such Pension Service Employee shall be given credit for service with the Purchaser and its affiliates following the Closing solely for purposes of vesting of benefits and eligibility for unreduced retirement benefits and early retirement subsidies under such Seller Pension Plan.  The Seller shall undertake to identify each Pension Credit Employee prior to the Closing and, promptly following the Closing, the Seller shall provide the Purchaser with a list of each Transferred Employee who the Seller has identified as a Pension Service Employee.  Within 10 Business Days following the termination of employment of any Pension Service Employee listed on the schedule for any reason, the Purchaser shall provide the Seller with a notice which specifies the date on which such Pension Service Employee’s employment terminated and the circumstances of such termination (i.e., whether such termination was due to the employee’s voluntary resignation, death or disability or was a termination by the Purchaser or its affiliates with or without cause).  For the avoidance of doubt, in no event will the Purchaser or any of its affiliates be deemed to sponsor or contribute to or have liability under or with respect to any Seller Pension Plan as a result of the recognition of the service of any Pension Seller Employee with the Purchaser or its affiliates, in accordance with this Section 5.08(m). Notwithstanding any other provision in this Agreement to the contrary, following the Closing, the Seller or its affiliates shall retain, or shall cause the Seller Pension Plans to retain, all assets and liabilities that relate to benefits accrued by Transferred Employees prior to the Closing pursuant to the Seller Pension Plans and shall make payments to Transferred Employees with vested rights thereunder in accordance with the terms of the applicable Seller Pension Plan as in effect from time to time; provided, however, that except as required by law or the terms of the applicable Seller Pension Plan, as in effect from time to time, no Transferred Employee shall be permitted to commence receiving benefits pursuant to any Seller Pension Plan until such Transferred Employee’s employment with the Purchaser has terminated.

(n)  The Purchaser will assume the CBAs identified on Section 5.08(n) of the Seller Letter effective as of the Closing (including the obligation to honor the terms and conditions thereof and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative of an employee group or for any other purpose) on terms and conditions no less favorable than those in effect on the date of this Agreement.  As of the Closing Date, the Purchaser or one of its affiliates shall be the “Employer” for purposes of each such CBA and the Purchaser and its affiliates shall have sole responsibility for all obligations and liabilities arising from and after 12:01 a.m. on the Closing Date under the CBAs, and shall indemnify and hold harmless the Seller and its affiliates with respect to the CBAs for actions which occur after 12:01 a.m. on the Closing Date.

(o)  The Seller and Purchaser intend that while ownership of the Transferred Entities will change as a result of the consummation of the transactions contemplated by this Agreement, such transactions will not constitute a complete or partial withdrawal by the Seller or any Transferred Entity from the IAM Fund.  For so long as the Purchaser or its affiliates are obligated to contribute to the IAM Fund pursuant to the applicable collective bargaining agreement, the Purchaser will be obligated to contribute to the IAM Fund for substantially the same number of contribution base units for which the Seller and its affiliates had an obligation to contribute thereto with respect to the Business Employees.  If the Purchaser withdraws from the IAM Fund in a complete withdrawal, or a partial withdrawal with respect to operations covered by the applicable collective bargaining agreement, the Purchaser will be liable to the IAM Fund, it being understood that any such liability would constitute a Transferred Liability with respect to which the Seller would be entitled to indemnification from the Purchaser pursuant to Section 9.07.

(p)  The Seller shall provide to the Purchaser, no later than five calendar days prior to the Closing Date, a list of all employees or former employees of the Seller who have suffered an “employment loss” (as defined in the WARN Act), during the ninety calendar day period preceding 12:01 a.m. on the Closing Date at each “single site of employment” (as defined in WARN) that relates to the Business and the date of such employment loss and applicable site of employment for each such person.  If, from and after 12:01 a.m. on the Closing Date, the Purchaser operates the Business of the Seller in the same manner operated by the Seller during the six-month period prior to the Closing Date, the Purchaser will not incur any liability under WARN or any similar state or local statute.  Subject to the foregoing representation, the Purchaser shall indemnify and hold harmless the Seller and its affiliates with respect to any liability under the WARN Act or any similar state statute arising from the actions of the Purchaser or its affiliates from and after 12:01 a.m. on the Closing Date.

(q)  Effective as of the Closing Date, the Purchaser shall establish or otherwise have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”) that will provide benefits to Transferred Employees participating in one or more defined contribution plans of the Seller or its affiliates that include a cash or deferred arrangement within the meaning of Section 401(k) of the Code (as applicable, the “Seller 401(k) Plan”).  Each Transferred Employee participating in the Seller 401(k) Plan as of such employee’s Transfer Date shall become a participant in the Purchaser 401(k) Plan as of such employee’s Transfer Date.  The accounts of Transferred Employees under the Seller 401(k) Plan shall be distributable according to the terms of the Seller 401(k) Plan.  Upon the Closing, the Seller shall fully vest (i) all Seller contributions to the Seller 401(k) Plan and (ii) any other U.S. tax-qualified and supplemental defined contribution plans in which Transferred Employees participate.  The Purchaser shall cause the Purchaser 401(k) Plan to accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of distributions from the Seller 401(k) Plan to Transferred Employees (including direct rollovers of outstanding loans and any promissory notes or other documents evidencing such loans) if such rollovers are elected in accordance with applicable Law by such Transferred Employees during the one year period following the Transferred Employee’s Transfer Date on terms mutually agreeable to the Seller and the Purchaser.  The Seller and the Purchaser shall cooperate with each other (and cause the trustees of the Seller 401(k) Plan and the Purchaser 401(k) Plan to cooperate with each other) with respect to the rollover of the distributions to the Purchaser 401(k) Plan.  During the Continuation Period, the Purchaser shall cause the Purchaser 401(k) Plan to maintain for the benefit of the 401(k) Covered Employees the level of employer contributions detailed in Section 5.08(b) of the Seller Letter.  For the avoidance of doubt, the Seller shall have no responsibility for any failure of the Purchaser to properly administer the Purchaser 401(k) Plan in accordance with its terms and applicable Law, including without limitation any failure to properly administer the accounts of Transferred Employees and their beneficiaries who have effected a direct rollover of their account balances from the Seller 401(k) Plan to the Purchaser 401(k) Plan, and the Purchaser shall indemnify and hold harmless the Seller and its affiliates from all costs, expenses or other damages that may result to the Seller and its affiliates from any such failure.

(r)  With respect to the calendar year in which the Closing occurs, the Seller shall retain all liabilities, obligations and commitments for the portion of any annual cash bonuses that relate to the portion of such year that elapses prior to the Closing Date.  The Seller shall make a prorated annual cash bonus payment to each Transferred Employee the amount (if any) of which shall be equal to the product of (i) the amount (if any, and as determined in accordance with the following sentence) that would have been payable to such Transferred Employee in respect of such employee’s annual cash bonus had such Transferred Employee remained employed by the Seller for the full calendar year (such amount with respect to each Transferred Employee, the “Annual Bonus Amount”) multiplied by (ii) a fraction, the numerator of which is the number of days in the calendar year during which the Closing occurs that elapse prior to the Closing, and the denominator of which is 365.  The Seller shall determine the Annual Bonus Amount, if any, for each Transferred Employee using a good faith, reasonable methodology (which need not be the same for each Transferred Employee) consistent with past practice as to methodology (including targets), including by basing such amount upon target bonus or upon actual performance.  Such prorated annual cash bonuses shall be paid not later than 30 days following the Closing Date.

(s)  The Seller has entered into a severance agreement with the Business Employee set forth in Section 5.08(s)(i) of the Seller Letter.  Effective as of the Closing, Purchaser shall, or shall cause its affiliates, to assume and honor such employment agreement pursuant to its terms as in effect on the Closing Date.  On and following the Closing Date, Purchaser or one of its affiliates shall be deemed to be the employer for all purposes pursuant to such severance agreement, provided the Business Employee executes a written acknowledgement of the assumption of the severance agreement by the Purchaser.  The Seller has also entered into a letter agreement regarding international assignment or relocation with each of the Business Employees set forth in Section 5.08(s)(ii) of the Seller Letter.  Effective as of the Closing, the Purchaser shall, or shall cause its affiliates, to assume and honor each such letter agreement pursuant to its terms as in effect on the Closing Date.

(t)  The Seller has entered into a change in control severance agreement with the Business Employee set forth in Section 5.08(t) of the Seller Letter.  Effective as of the Closing Date, the Seller will take all such actions (if any) as are necessary to cause, in a manner that does not create any obligation upon or liability of the Purchaser or any Transferred Entity, such Business Employee to have no further rights pursuant to such change in control severance agreement.

(u)  Notwithstanding Section 5.08(b) or any other provision of this Agreement to the contrary, if the applicable Laws of any country or any collective bargaining agreements require the Purchaser or its affiliates (i) to maintain the same Terms and Conditions of Employment (as defined below) that relate to any Transferred Employee following such employee’s Transfer Date or (ii) to continue or cause to be continued any employment contract of any Transferred Employee that is required under any applicable non-U.S. law and described on Section 5.08(u) of the Seller Letter, in the case of clauses (i) and (ii), the Purchaser shall maintain, or cause to the maintained, the same Terms and Conditions of Employment that relate to such Transferred Employee or shall continue, or cause to be continued, such Transferred Employee’s employment contract for the period required under applicable Law or by the applicable collective bargaining agreements.  “Terms and Conditions of Employment” shall mean the rights of Transferred Employees according to their individual terms and conditions of employment with the Seller and its affiliates prior to the relevant Transfer Date and, where applicable, under collective bargaining agreements.

(v)  From and after the Closing, the Purchaser and the Transferred Entities shall, jointly and severally, indemnify the Seller against, and hold each of them harmless from, any Loss suffered or incurred by the Seller (without duplication for (i) any indemnification provided for in Section 9.01(b) and (ii) any indemnification that may be sought under more than one clause of Section 9.07) arising from, relating to or otherwise in respect of any discontinuance, suspension or modification on or after the Closing of any Assumed Benefit Plan.

(w)  Prior to the Closing, the Purchaser and its representatives shall be given reasonable advance notice of and shall have the right to be present at and participate in any meetings or negotiations relating to transactions contemplated by this Agreement with any union or similar organized labor group representing Business Employees (it being agreed that the Seller shall be the spokesperson at any such meetings or negotiations).

SECTION 5.09.  Access to Information.  (a)  To the extent consistent with applicable Law, the Seller shall, and shall cause the Business to, afford to the Purchaser and its accountants, counsel and other representatives (including surveyors) reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, Contracts, commitments, Tax Returns and records of the Business, and, during such period, shall furnish promptly to the Purchaser any information concerning the Business and its assets as the Purchaser may reasonably request; provided, however, that such access (a) shall not permit the Purchaser to perform environmental studies in respect of the Business or its assets and (b) does not unreasonably disrupt the normal operations of the Seller or the Business.

(b)  The Seller will retain all books and records (other than the books and records transferred to the Purchaser pursuant to this Agreement) relating to the Business in accordance with the Seller’s record retention policies as currently in effect.  During the six-year period beginning on the Closing Date, the Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to the Purchaser offering to surrender the same to the Purchaser at the Purchaser’s expense.

SECTION 5.10.  Commercial Arrangements.  Except as contemplated by this Agreement and for Contracts or other arrangements set forth in Section 5.10 of the Seller Letter, all Contracts or other arrangements between the Seller or its affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand, shall be canceled and terminated at or prior to the Closing.

SECTION 5.11.  Release of Guarantees and Letters of Credit.  (a)  The Purchaser shall use commercially reasonable efforts to cause (i) to be unconditionally released or extinguished in full the guarantees or sureties (whether or not of indebtedness), together with any ancillary obligations thereto, issued by the Seller or any of its affiliates (other than the Transferred Entities) on behalf of the Business or any Transferred Entity and that are listed on Section 5.11 of the Seller Letter, without further recourse to the Seller or its applicable affiliate and (ii) the Seller and its affiliates (other than the Transferred Entities) to be unconditionally released in full from any liability or obligation in respect of any letter of credit issued for the account of the Business or in connection with any liability or obligation of the Business and that are listed on Section 5.11 of the Seller Letter, without further recourse to the Seller or its applicable affiliate.  If any guarantee, surety, letter of credit or ancillary obligation referred to in the preceding sentence is not unconditionally released or extinguished in full on or prior to the Closing, the Purchaser shall or shall cause one or more letters of credit, from financial institutions, in amounts and on terms reasonably satisfactory to the Seller and the Purchaser, to be issued for the benefit of the Seller or its applicable affiliate to guarantee the reimbursement to the Seller or such affiliate of any amounts paid by it under or in respect of any such guarantee, surety, letter of credit or obligation, which letters of credit (or renewals thereof) shall remain in full force and effect until such guarantee, surety, letter of credit or obligation has been unconditionally released or extinguished in full.  The Purchaser and its subsidiaries shall, on a joint and several basis, shall indemnify and hold harmless the Seller and its affiliates from and against any Losses suffered or incurred by them in connection with any of the foregoing guarantees, sureties, liabilities or obligations.

(b)  At or prior to the Closing, the Seller shall or shall cause (i) to be unconditionally released or extinguished in full all guarantees or sureties (whether or not of indebtedness), together with any ancillary obligations thereto, issued by any Transferred Entity on behalf of the Seller or any of its affiliates (other than guarantees or sureties issued on behalf of another Transferred Entity or in respect of the Business), without further recourse to the applicable Transferred Entity and (ii) the Transferred Entities to be unconditionally released in full from any liability or obligation in respect of any letter of credit issued for the account of the Seller or any of its affiliates (other than letters of credit issued for the account of the Business or in connection with any liability or obligation of the Business), without further recourse to the applicable Transferred Entity.  The Seller and its affiliates shall, on a joint and several basis, indemnify and hold harmless the Purchaser and its affiliates from and against any Losses suffered or incurred by them in connection with any of the foregoing guarantees, sureties, liabilities or obligations.

SECTION 5.12.  Repayment of Indebtedness; Intercompany Accounts.

(a)  Prior to the Closing, the Seller (i) shall assume, extinguish, repay or contribute as equity, or shall cause to be assumed, extinguished, repaid or contributed as equity, all indebtedness and ancillary obligations thereto (including interest) owed by any Transferred Entity or the Business to any person (including the Seller and its affiliates), other than indebtedness owed to another Transferred Entity; provided that if on the Closing Date the aggregate amount of indebtedness owed by any non-U.S. Transferred Entity to any U.S. Transferred Entity exceeds the aggregate amount of indebtedness owed by any non-U.S. Transferred Entity to any U.S. Transferred Entity on September 30, 2007 as set forth on Section 3.02(c) of the Seller Letter by more than $5,000,000, the Seller shall repay, or shall cause the repayment of, all such excess indebtedness, and (ii) shall, and shall cause its affiliates to, repay in full all indebtedness and ancillary obligations thereto (including interest) it or they owe to any Transferred Entity, other than indebtedness and ancillary obligations thereto owed by one Transferred Entity to another Transferred Entity.

(b)  Prior to the Closing, the Seller shall, and shall cause its affiliates (including the Transferred Entities) to, settle or extinguish all intercompany receivables and payables that were incurred on or prior to the Closing and that arose between the Seller or its affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand.

SECTION 5.13.  Yamaha-Olin Metal Joint Venture Agreement.  At or prior to the Closing, the Purchaser shall assume all of the obligations of the Seller under the Joint Venture Agreement dated as of June 15, 1987, between the Seller and Nippon Gakki Co., Ltd. in accordance with the terms thereof.

SECTION 5.14.  Resignations.  On the Closing Date, the Seller shall cause to be delivered to the Purchaser duly signed resignations, effective as of the close of business on the Closing Date, of all directors and officers (or persons performing similar functions) of each Transferred Entity.

SECTION 5.15.  Monthly Financial Information.  As soon as reasonably practicable after it is available but in any event not later than 15 business days after the end of each month, commencing with the month ending on September 30, 2007, the Seller shall provide to the Purchaser the monthly financial information package respecting the Business prepared for the senior managers of the Seller for such month.

SECTION 5.16.  Conversions to LLCs.  Prior to the Closing, the Seller shall cause each Transferred Entity organized under the laws of any constituent state of the United States of America to be converted to a limited liability company and to be treated as a disregarded entity and a branch of the Seller for U.S. Federal income tax purposes.

ARTICLE VI

Other Agreements

SECTION 6.01.  Agreement Not To Compete; Non-Solicitation of Employees.  (a)  The Seller understands that the Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by Law and that the Purchaser would not have entered into this Agreement absent the provisions of this Section 6.01 and, therefore, from the Closing Date until (i) the fifth anniversary of the Closing Date with respect to the Primary Metals Business and (ii) the third anniversary of the Closing Date with respect to the Fabrication Business, the Seller shall not, and shall cause each of its affiliates not to engage in activities or businesses, invest or acquire any interest in any person or establish any new businesses, engaged in the Primary Metals Business or the Fabrication Business (“Competitive Activities”); provided, however, that (i) the Seller and its affiliates not shall be prohibited from investing in securities of any company that is listed on a national securities exchange or traded on NASDAQ provided that, in the case of the Seller or any affiliate of the Seller that is not a retirement, pension, medical or other benefit plan (where a fiduciary of the beneficiaries of such plan exercises independent investment oversight over the assets of such plan), the Seller or such affiliate does not hereafter own, or have the right to acquire, more than 5% of the outstanding voting securities of a company engaged in Competitive Activities and (ii) the term “Competitive Activities” shall exclude the conversion of copper, copper alloy, aluminum and stainless steel strip, sheet, strip, foil, rod, welded tube and plate into components that are intended to be included into the final products of the Seller and its subsidiaries.

(b)  From the date of this Agreement through (and including) the first anniversary of the Closing Date, the Seller shall not, and shall cause each of its affiliates not to directly or indirectly solicit, recruit or hire any Transferred Employees or directly or indirectly solicit or encourage any Transferred Employee to leave the employment of the Purchaser or its affiliates; provided that the Seller and its affiliates shall not be prohibited from making general solicitations of employment that are not specifically targeted at Transferred Employees.

(c)  Except as otherwise specifically required by this Agreement, from the date of this Agreement through (and including) the first anniversary of the Closing Date, the Purchaser shall not, and shall cause each of its affiliates not to directly or indirectly solicit, recruit or hire any employee of the Seller or its affiliates other than the Business Employees (such employees, the “Remaining Employees”) or directly or indirectly solicit or encourage any Remaining Employee to leave the employment of the Seller or its affiliates; provided that the Purchaser and its affiliates shall not be prohibited from making general solicitations of employment that are not specifically targeted at Remaining Employees.

(d)  Section 6.01(a) shall be deemed not breached as a result of the acquisition following the Closing Date and subsequent ownership by the Seller or any of its affiliates of a person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 20% of such person’s consolidated annual revenues and earnings; provided, however, that no such acquired person shall be permitted to use the names “Olin Metals” or “Olin Brass” or any other name that in the reasonable opinion of the Purchaser is confusingly similar to the names “Olin Metals” or “Olin Brass” (it being understood that nothing in this Section 6.01(d) shall be deemed to restrict the use of the name Olin in any corporate name).

(e)  It is the desire and intent of the parties to this Agreement that the provisions of Section 6.01(a) shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  It is expressly understood and agreed that although the Seller and the Purchaser consider the provisions of Section 6.01(a) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Seller, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  If any particular provisions or portion of Section 6.01(a) shall be adjudicated to be unenforceable, the amendment contemplated by the immediately preceding sentence shall apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

(f)  The parties recognize that the performance of the obligations under  Section 6.01(a) by the Seller is special, unique and extraordinary in character, and that in the event of the breach by Seller of the terms and conditions of Section 6.01(a) to be performed by Seller, the Purchaser and its affiliates shall be entitled, if they so elect, to obtain damages for any breach, or to enforce the specific performance thereof by the Seller.

SECTION 6.02.  Confidentiality.  (a)  The Purchaser acknowledges that the information being provided to it in connection with the Acquisition, the Financing and the consummation of the other transactions contemplated hereby is subject to the terms of the confidentiality agreement dated as of May 16, 2007 (the “Confidentiality Agreement”), between KPS Capital Partners and the Seller, the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Business.

(b)  The Seller shall keep confidential, and shall cause its affiliates and subsidiaries and its and their advisors, consultants, employees and agents to keep confidential, all information relating to the Business following the Closing.  The provisions of this Section 6.02(b) shall not apply to any disclosure by the Seller, its affiliates or subsidiaries or its or their advisors, consultants, employees or agents (i) of any information, documents or materials which are or become publicly available (other than by reason of a breach of this 6.02(b)) or (ii) required by applicable Law or court process.  The covenant set forth in this Section 6.02(b) shall terminate on the fifth anniversary of the Closing Date.

SECTION 6.03.  Publicity.  The Purchaser and the Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Acquisition, and shall not, and shall not permit their subsidiaries to, issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 6.04.  Connecticut Property Transfer Law; Pre-Closing Environmental Matters.  The Seller shall, at its sole cost and expense, (a) with respect to the Transferred Real Properties located in the State of Connecticut, comply with all requirements of the CPTL as it applies to the Acquisition and any other transactions contemplated by this Agreement and (b) continue to be responsible for the Pre-Closing Environmental Matters.  The Seller shall not be obligated under this Section 6.04 to perform investigative or remedial action (a) at levels more stringent than industrial cleanup standards or other applicable minimum standards, including environmental land use restrictions, or (b) at costs greater than those reasonably necessary to bring a condition into compliance with Environmental Law or to satisfy the requirements of a Governmental Entity.  The Seller shall be a Controlling Party within the meaning of Section 9.09(d) with respect to any actions (including any litigation, remedial action or negotiation and the scope and timing thereof) in connection with its obligations under this Section 6.04.  In accordance with the Environmental Access Agreement, after the Closing, the Purchaser shall provide to the Seller access to any facilities subject to the CPTL and any other facilities related to the Pre-Closing Environmental Matters.

SECTION 6.05.  Use of Names Following the Closing; Supplies.   (a)  To the extent necessary, promptly following the Closing, the Purchaser shall cause each Transferred Entity to change its corporate name to a name not including or, in the reasonable judgment of the Seller, not confusingly similar to “Olin”.  Except as permitted pursuant to the Trademark License Agreement, from and after the Closing Date, the Purchaser and its affiliates (including the Transferred Entities) shall not use the name “Olin” or any other name that, in the reasonable judgment of the Seller, is confusingly similar to “Olin”.

(b)  From and after the Closing Date, the Purchaser shall not, and shall cause its affiliates (including the Transferred Entities) not to, use stationery, purchase order forms and other similar paper goods or supplies that state or otherwise indicate thereon that the Business or any Transferred Entity is a division, unit or subsidiary of the Seller.

SECTION 6.06.  Export Licenses.  The Purchaser and the Seller shall, and shall cause their subsidiaries to, use their commercially reasonable efforts to cause the export licenses and other authorizations issued to the Seller by the Department of State of the United States of America solely in respect of the Business to be transferred to the Purchaser or its designees as promptly as practicable after the Closing.  Prior to the transfer of such export licenses and other authorizations to the Purchaser or its designees, the Purchaser shall not, and shall cause the Business not to, export any products if such export would violate ITAR.

SECTION 6.07.  Arrangements Pending Subdivision of Real Property; Easements.  With respect to the Seller’s facilities at East Alton, Illinois, the provisions of Exhibit G hereto shall apply and are hereby incorporated into this Agreement.

SECTION 6.08.  Accounts Receivable.  The Purchaser shall use its commercially reasonable efforts to collect amounts due and owing on each account receivable of the Business outstanding as of the Closing Date transferred to Purchaser pursuant to the terms of this Agreement.  If at any time the Purchaser or any of its affiliates receives amounts in respect of any Uncollectible Account for which the Seller has indemnified the Purchaser or any of its affiliates, the Purchaser shall, and shall cause such affiliates to, pay over to the Seller an amount equal to the indemnity payment made by the Seller.

SECTION 6.09.  Post-Closing Cooperation.  (a)  The Purchaser, on the one hand, and the Seller, on the other hand, shall cooperate with each other, and shall cause their affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other, after the Closing to facilitate the orderly transition of the Business to the Purchaser after the Closing and to minimize any disruption to the Business that might result from the transactions contemplated by this Agreement.  After the Closing, upon reasonable written notice, the Purchaser, on the one hand, and the Seller, on the other hand, shall furnish or cause to be furnished to the other and the other’s affiliates and their officers, employees, counsel, auditors and representatives access, during normal business hours, to such books, records, manuals and other information and assistance relating to the Business (to the extent within the control of such party) as is reasonably necessary for financial reporting, accounting and Tax matters or other reasonable purposes.

(b)  The Purchaser, on the one hand, and the Seller, on the other hand, shall reimburse the other for reasonable documented out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.09.  Neither party shall be required by this Section 6.09 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of the Purchaser, those of the Business).

SECTION 6.10.  Further Assurances.  From time to time after the Closing, as and when reasonably requested by any party, the other party shall execute and deliver, or cause to be executed and delivered, all such documents, conveyances, assurances and instruments and shall take, or cause to be taken, all such further or other actions as such party may reasonably require to confirm and assure the rights and obligations provided for in this Agreement and to consummate the transactions contemplated by this Agreement, including, in the case of the Seller, executing and delivering to the Purchaser such assignments, deeds, bills of sale, consents, applications for Permits or transfer of Permits, and other instruments as the Purchaser may reasonably request as necessary or desirable for such purpose.

SECTION 6.11.  Consents.  The Seller and the Purchaser shall, in connection with obtaining the permits, approvals, authorizations and consents set forth on Section 6.11 of the Seller Letter (the “Material Consents”), share equally in the costs and expenses of obtaining the same and in all Losses incurred by the Purchaser, its affiliates or the Business as a result of the failure to obtain any of the Material Consents.

ARTICLE VII

Conditions Precedent

SECTION 7.01.  Conditions to Each Party’s Obligation.  The obligation of the Purchaser and the Seller to consummate the Acquisition is subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the following conditions:

(a)  Governmental Approvals.  The waiting period under the HSR Act and any Foreign Merger Control Laws applicable to the Acquisition shall have expired or been terminated.

(b)  No Injunctions or Restraints.  No Law or Injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

SECTION 7.02.  Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to consummate the Acquisition is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Purchaser) of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Seller set forth in (i) Articles II and III (other than the representations set forth in Sections 2.02, 2.04, 2.05, 3.01, 3.02 and 3.03 (collectively the “Class I Representations”)) shall be true and correct as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of the Closing Date (without giving effect to any qualifications and limitations as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, are not reasonably likely to have a material adverse effect on the Seller or on the Business and (ii) the Class I Representations of the Seller (A) qualified as to “materiality” or “material adverse effect” shall be true and correct and (B) not so qualified shall be true and correct in all material respects, in each case as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).  The Purchaser shall have received a certificate signed by an authorized officer of the Seller to such effect.

(b)  Performance of Obligations of the Seller.  The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller by the time of the Closing, and the Purchaser shall have received a certificate signed by an authorized officer of the Seller to such effect.

(c)  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a material adverse effect on the Business.

(d)  FIRPTA Certificate.  The Seller shall have delivered to the Purchaser at the Closing a certificate, in form and substance reasonably satisfactory to the Purchaser, certifying that the acquisition of U.S. Purchased Companies and the Transferred Real Property that is not owned by a Purchased Company is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(e)  Lien Release.  The Purchaser shall have received evidence of the release of all Liens, other than Permitted Liens, on the Transferred Assets in form and substance reasonably satisfactory to the Purchaser and any accounts receivable or other assets that constitute Transferred Assets subject to any securitization or other similar arrangement shall have been transferred to Purchaser or a Transferred Entity in form and substance reasonably acceptable to Purchaser.

(f)  Deliverables.  The Purchaser shall have received all agreements, instruments and other documentation to be delivered by the Seller or its affiliates pursuant to Section 1.04.

SECTION 7.03.  Conditions to Obligation of the Seller.  The obligations of the Seller to consummate the Acquisition is subject to the satisfaction (or, to the extent permitted by Law, waiver by the Seller) of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Purchaser set forth in Article IV shall be true and correct as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of the Closing Date (without giving effect to any qualifications and limitations as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, are not reasonably likely to have a material adverse effect on the Purchaser.  The Seller shall have received a certificate signed by an authorized officer of the Purchaser to such effect.

(b)  Performance of Obligations of Purchaser.  The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser by the time of the Closing, and the Seller shall have received a certificate signed by an authorized officer of the Purchaser to such effect.

(c)  Deliverables.  The Seller shall have received all agreements, instruments and other documentation to be delivered by the Purchaser or its affiliates pursuant to Section 1.04.

SECTION 7.04.  Frustration of Closing Conditions.  Neither the Purchaser, on the one hand, nor the Seller, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its obligations under this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.  Termination.  (a)  Notwithstanding any other provision in this Agreement to the contrary, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)  by mutual written consent of the Purchaser and the Seller;

(ii)  by the Seller if any of the conditions set forth in Section 7.01 or Section 7.03 shall have become incapable of fulfillment, and shall not have been waived by the Seller; provided that failure of the Purchaser to receive the proceeds of the Financing in an amount sufficient to consummate the transactions contemplated by this Agreement shall not result in a termination right pursuant to this Section 8.01(ii) if the Purchaser shall have performed in all material respects its obligations under this Agreement;

(iii)  by the Purchaser if any of the conditions set forth in Section 7.01 or Section 7.02 shall have become incapable of fulfillment, and shall not have been waived by the Purchaser;

(iv)  by the Purchaser or the Seller, if the Closing does not occur on or prior to April 15, 2008; or

(v)  by the Seller, if the Purchaser or its designees shall not have received the proceeds of the Financing in an amount sufficient to consummate the transactions contemplated by this Agreement on or prior to (A) if the Closing shall not have been delayed in accordance with Section 1.03, the date on which the Closing should occur in accordance with the first sentence of Section 1.03 or (B) if the Closing shall have been delayed in accordance with Section 1.03, the Extension Date;

provided, however, that the party seeking termination pursuant to clause (ii), (iii), (iv) or (v) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)  If this Agreement is terminated by the Purchaser or the Seller pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)  the Purchaser shall return all documents and other material received from the Seller, its affiliates or their advisors or representatives relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the Seller; and

(ii)  all confidential information received by the Purchaser with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.02.  Effect of Termination; Sponsor Termination Fee; Limitation of Liability.  (a)  If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Sections 2.05 and 4.11 relating to brokers and finders, (ii) Section 5.04 relating to expenses, (iii) Section 6.02(a) relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (iv) Section 6.03 relating to publicity, (v) Section 8.01 and this Section 8.02 and (vi) Article X.  Subject to paragraph (c) of this Section 8.02, nothing in this Section 8.02 shall be deemed to release any party from any liability for any intentional breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

(b)  If this Agreement is terminated by the Seller pursuant to Section 8.01(a)(v), the Purchaser shall pay, by wire transfer of immediately available funds, the Sponsor Termination Fee to the Seller as promptly as reasonably practicable (and, in any event, within five business days) following such termination.

(c)  Notwithstanding any other provision in this Agreement to the contrary, (i) if the Purchaser becomes obligated to pay the Sponsor Termination Fee in accordance with Section 8.02(b) and the Purchaser is not in breach of this Agreement such that (but for the Purchaser’s failure to satisfy its obligations under Section 1.01) the conditions set forth in Section 7.03(a) and 7.03(b) would otherwise be satisfied (other than receipt of the certificates referred to therein) (any such event, a “Non-Breach Financing Failure”), and provided the Seller is not in breach of its obligations under this Agreement such that the conditions set forth in Sections 7.02(a) and 7.02(b) are satisfied (other than receipt of the certificates referred to therein), then the Seller’s termination of this Agreement pursuant to Section 8.01(a)(v) and the receipt of payment of the Sponsor Termination Fee pursuant to paragraph (b) of this Section 8.02 shall be the sole and exclusive legal or equitable remedy of the Seller and its subsidiaries against the Purchaser and any of its former, current or future general or limited partners, members or stockholders or against any of their former, current or future directors, officers, employees, affiliates, general or limited partners, stockholders, managers, members or agents (each a “Specified Person”) for any Losses suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement or the failure of the Acquisition to be consummated, and upon payment of the Sponsor Termination Fee in accordance with paragraph (b) of this Section 8.02, none of the Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, other than for fraud and (ii) in no event if the Closing does not occur, whether or not this Agreement shall have been terminated, shall the Seller and its subsidiaries, as a group, on the one hand, or the Specified Persons, as a group, on the other hand, be liable for any Losses relating to or arising out of this Agreement or the transactions contemplated by this Agreement in excess of $20,000,000 in the aggregate for each such group (inclusive of any obligation to pay the Sponsor Termination Fee), it being agreed that, except as provided in Section 10.10, payment of such amount shall be the sole and exclusive legal or equitable remedy available to a party in the event that the Closing does not occur,  and none of the Seller, its subsidiaries or any Specified Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, other than for fraud.  The parties acknowledge and agree that nothing in this Section shall be deemed to affect their right to specific performance to the extent set forth in Section 10.10.

(d)  The Purchaser and the Seller acknowledge and agree that (i) the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, neither the Purchaser nor the Seller would have entered into this Agreement and (iii) the damages resulting from termination of this Agreement under circumstances where the Sponsor Termination Fee is payable are uncertain and incapable of accurate calculation and the amounts payable pursuant to paragraph (b) of this Section 8.02 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty.

(e)  If the Purchaser fails to pay the Sponsor Termination Fee due pursuant to paragraph (b) of this Section 8.02 when due, and, in order to obtain such payment, the Seller commences a suit, action or other proceeding that results in a judgment against the Purchaser, the Purchaser shall pay to the Seller its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the Sponsor Termination Fee from (and including) the date such payment was required to be made through (but not including) the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made; provided that this paragraph (e) shall not be construed to limit the rights of any party to seek prejudgment interest on damages assessed against the other party subject to the limitations set forth in Section 8.02(c) and Section 10.10.

SECTION 8.03.  Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  By an instrument in writing the Purchaser, on the one hand, or the Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.  Any such waiver shall only be effective in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other provision of this Agreement or of the same breach or default upon any recurrence thereof.  No failure on the part of any party to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

ARTICLE IX

Indemnification

SECTION 9.01.  Tax Indemnification.  (a)  From and after the Closing, the Seller shall indemnify the Purchaser, its affiliates (including the Transferred Entities) and each of their stockholders, members, partners, directors, officers, employees, agents, advisors and representatives (the “Purchaser Indemnitees”) against and hold them harmless from any Losses arising from, relating to or otherwise in respect of (i) except as provided in Section 9.01(b), any Taxes imposed on the Business with respect to any Pre-Closing Tax Period, (ii) any Taxes that may be imposed on the Business as a result of being a member of a consolidated, combined, unitary or similar group of corporations or other taxpayers at any time on or prior to the Closing Date and (iii) any Transfer Taxes for which the Seller is liable under Section 5.04(b).

(b)  From and after the Closing, the Purchaser and the Transferred Entities shall, jointly and severally, indemnify the Seller, its affiliates and each of their stockholders, members, partners, directors, officers, employees, agents and representatives (the “Seller Indemnitees”) and hold them harmless from any Losses arising from, relating to or otherwise in respect of (i) any Taxes imposed on the Business with respect to any Post-Closing Tax Period, (ii) any Taxes that may be imposed on the Business as a result of being a member of a consolidated, combined, unitary or similar group of corporations or other taxpayers at any time after the Closing Date, (iii) any Transfer Taxes for which the Purchaser is liable under Section 5.04(b), (iv) any Tax liability resulting from an election by the Purchaser under Section 338(g) of the Code as contemplated by Section 5.07 and (v) any breach by the Purchaser or any of its affiliates of any covenant contained in Sections 5.05, 5.06 and 5.07.

(c)  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i)  real, personal and intangible property Taxes (“Property Taxes”) of the Business for the Pre-Closing Tax Period shall be allocated to the Pre-Closing Tax Period on a pro rata basis (based on the number of days during such taxable period elapsed on or prior to the Closing Date).  If at the time of Closing, the tax rate or the assessed valuation for the year in which the Closing occurs has not yet been fixed, Property Taxes shall be prorated based upon the tax rate and the assessed valuation established for the previous tax year; and

(ii)  the Taxes of the Business (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(d)  Overlap.  To the extent that any indemnification provided for in this Section 9.01 may overlap or conflict with any indemnification contained in Section 9.02, the provisions of this Section 9.01 shall govern.

SECTION 9.02.  Indemnification by the Seller.  From and after the Closing, the Seller shall indemnify the Purchaser Indemnitees against, and hold them harmless from, any loss, liability, claim, obligation, damage or expense, including reasonable legal fees, costs and expenses, which shall include, for the avoidance of doubt, all reasonable legal fees, costs and expenses of enforcing a Purchaser Indemnitee’s or Seller Indemnitee’s rights pursuant to this Article IX (collectively, “Losses”), suffered or incurred by such Purchaser Indemnitees (without duplication for (i) any indemnification provided for in Section 9.01(a) and (ii) any indemnification that may be sought under more than one clause of this Section 9.02) arising from, relating to or otherwise in respect of:

(a)  any breach of any representation or warranty of the Seller contained in Articles II or III of this Agreement or in any certificate delivered by the Seller pursuant to this Agreement;

(b)  any breach of any covenant of the Seller contained in this Agreement;

(c)  any liability or obligation under Environmental Law in connection with the Business, including the operation thereof (other than any Pre-Closing Environmental Matters or relating to any Excluded Assets), to the extent arising out of actions, events or failures to act occurring prior to the Closing or arising out of conditions existing on or prior to the Closing, including any liability or obligation under Environmental Law to investigate or remediate any Release of Hazardous Materials, in connection with the operation of the Business, occurring on or prior to the Closing;

(d)  any Excluded Liability (including Pre-Closing Environmental Matters);

(e)  Uncollectible Accounts;

(f)  any fees, costs, expenses or other payments incurred or owed by the Seller or any Transferred Entity to any agent, broker, financial advisor, investment banker or other person that is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement; or

(g)  any liability, obligation or commitment to the extent arising out of any claim, suit, action or other proceeding (whether now known or pending or arising after the date of this Agreement) related to any litigation, general liability, auto liability, workers’ compensation, product warranty or product liability of the Business (other than any Pre-Closing Accrued Liability) in respect of events occurring on or prior to the Closing.

SECTION 9.03.  Threshold; Cap; De Minimis; Other Limitations.  The Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:

(a)  under clause (a) of Section 9.02 unless the aggregate of all Losses for which the Seller would, but for this clause (a), be liable thereunder exceeds on a cumulative basis an amount equal to $5,000,000 (the “Basket Amount”), and then only to the extent of any such excess; provided that claims for indemnification arising out of a breach of the Class 1 Representations or the representations and warranties set forth in Section 3.20 shall not be subject to the Basket Amount but instead shall be recoverable in full on a dollar-for-dollar basis;

(b)  under clause (a) of Section 9.02 in excess of $30,000,000 (the “Cap”); provided that claims for indemnification arising out of a breach of a Class 1 Representation or the representations and warranties set forth in Section 3.20 shall not be subject to the Cap but instead shall not exceed $400,000,000; and

(c)  under clause (a), (c) or (g) of Section 9.02 for any individual item or series of related items where the Loss relating thereto is less than $25,000 (the “Mini-Basket Amount”); provided that claims for indemnification arising out of a breach of the Class I Representations or the representations and warranties set forth in Section 3.20 shall not be subject to the Mini-Basket Amount but instead shall be recoverable in full on a dollar-for-dollar basis;

(d)  under clause (c) of Section 9.02 unless the aggregate of all Losses for which the Seller would, but for this clause (d), be liable thereunder exceeds on a cumulative basis an amount equal to $1,000,000, and then only to the extent of any such excess;

(e)  under clause (c)of Section 9.02 for any Losses for which the Seller would, but for this clause (e), be liable, in excess of:

(i)  75% of any such Losses in respect of claims arising prior to the second anniversary of the Closing Date (and the Purchaser Indemnitee shall be responsible for the remaining 25% of any such Losses);

(ii)  50% of any such Losses in respect of claims arising on or after the second anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date (and the Purchaser Indemnitee shall be responsible for the remaining 50% of any such Losses); and

(iii)  25% of any such Losses in respect of claims arising on or after the fourth anniversary of the Closing Date but prior to the seventh anniversary of the Closing Date (and the Purchaser Indemnitee shall be responsible for the remaining 75% of any such Losses);

(f)  under clause (c) of Section 9.02 in excess of $30,000,000;

(g)  under clause (c) of Section 9.02 to the extent (i)  (A) such liability arises out of any invasive investigation undertaken by or on behalf of the Purchaser other than as reasonably required by Environmental Law or by a Governmental Entity, except for any invasive investigation undertaken by or on behalf of the Purchaser (x) as reasonably required to respond to a bona fide emergency or (y) in connection with any activities to decommission, close, expand, repair or relocate operations that are reasonably required by applicable Environmental Law in connection with the relevant activity; (B) such liability arises out of (1) any invasive investigation undertaken on or prior to the second anniversary of the Closing Date by the Purchaser in connection with the sale of the Purchaser, any of the Transferred Entities or any of the Transferred Real Properties or (2) any invasive investigation undertaken after the second anniversary of the Closing Date in connection with the sale of the Purchaser, any of the Transferred Entities or any of the Transferred Real Property that is not reasonably required by the Purchaser in order to complete the sale; or (C) any Purchaser Indemnitee performs remediation of conditions otherwise indemnifiable under 9.02(c) in excess of industrial cleanup standards or other applicable minimum standards, including standards based upon environmental land use restrictions and engineering controls, and/or incurs costs in excess of those reasonably necessary to bring a condition into compliance with Environmental Law or to satisfy the requirements of a Governmental Entity, or (ii) such liability or obligation arises out of any post-Closing exposure to Hazardous Materials to the extent such Hazardous Materials were released after the Closing Date; provided, however, that notwithstanding anything to the contrary contained in this Section 9.03(g), in no event shall the Seller be required to indemnify any Purchaser Indemnitee, nor shall Seller have any liability for, the costs of any investigation of environmental conditions unless required by Environmental Law or Governmental Entity;

(h)  under clause (e) of Section 9.02 unless the aggregate of all Losses for which the Seller would, but for this clause (h), be liable thereunder exceeds on a cumulative basis an amount equal to $1,000,000, and then only to the extent of any such excess; and

(i)  under clause (g) of Section 9.02 for any Losses for which the Seller would, but for this clause (i), be liable, in excess of:

(i)  75% of any such Losses in respect of claims arising prior to the first anniversary of the Closing Date (and the Purchaser Indemnitee shall be responsible for the remaining 25% of any such Losses);

(ii)  50% of any such Losses in respect of claims arising on or after the first anniversary of the Closing Date but prior to the second  anniversary of the Closing Date (and the Purchaser Indemnitee shall be responsible for the remaining 50% of any such Losses);

(iii)  25% of any such Losses in respect of claims arising on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date (and the Purchaser Indemnitee shall be responsible for the remaining 75% of any such Losses); and

(j)  notwithstanding any other provision of this Agreement to the contrary, for any Loss arising from, relating to or otherwise in respect of matters covered by Sections 9.02(g) and 9.03(i), except pursuant to Sections 9.02(g) and 9.03(i).

SECTION 9.04.  Survival of Representations; Covenants; Agreements.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing as follows:  (a) the representations and warranties in Articles II, III and IV (other than the Class I Representations and Sections 3.12, 3.17 and 3.23) shall survive until the date that is eighteen months after the Closing Date, (b) the Class I Representations shall survive indefinitely, (c) the representations and warranties in Section 3.12 and the covenants contained in Sections 5.05, 5.06 and 5.07 shall survive for 60 days following the expiration of the applicable statute of limitations (after giving effect to any extension thereof), (d) the representations and warranties in Section 3.17 and 3.23 and the covenants contained in Sections 5.02 and 5.03 shall not survive the Closing, (e) the covenants contained in Sections 6.01 and 6.02(b) shall survive in accordance with their terms and (f) all other covenants and agreements contained in this Agreement shall survive indefinitely.

SECTION 9.05.  Termination of Indemnification.  (a)  The obligations to indemnify and hold harmless any person (i) pursuant to 9.01 shall terminate 60 days following the expiration of the applicable statute of limitations (after giving effect to any extension thereof), (ii) pursuant to Section 9.02(a) or 9.07(a) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.04, (iii) pursuant to Section 9.02(b) or Section 9.07(b) shall terminate 90 days after the applicable covenant terminates pursuant to Section 9.04, (iv) pursuant to Section 9.02(c) shall terminate on the seventh anniversary of the Closing Date, (v) pursuant to Section 9.02(e) shall terminate on the date that is 13 months after the Closing Date, (vi) pursuant to Section 9.02(g) shall terminate on the third anniversary of the Closing Date and (vii) pursuant to the other clauses of Section 9.02 and Section 9.07 shall not terminate; provided, however, that all such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 9.09 to the party providing the indemnification.

(b)  For purposes of calculating the amount of any Loss in connection with a claim by any Purchaser Indemnitee or Seller Indemnitee with respect to a breach of any representation or warranty made by the Seller or the Purchaser, as the case may be, for which indemnification is sought pursuant to this Article IX (but not for purposes of determining whether such a breach has occurred), all “material adverse effect” and other materiality references in the representations and warranties set forth in Article II, Article III and Article IV, as applicable, shall be disregarded.

SECTION 9.06.  Exclusive Monetary Remedy; Consequential Damages; Nature of Payments; No Duplicate Recovery; Access Rights.  (a)  Except as otherwise specifically provided in this Agreement or in the Transition Services Agreement, the Winchester Supply Agreement, the Environmental Access Agreement or the Trademark License Agreement, the Purchaser and the Seller acknowledge that their exclusive monetary remedy after the Closing with respect to any claims relating to this Agreement, the transactions contemplated by this Agreement and the Business and its assets and liabilities (other than for fraud) shall be pursuant to the indemnification provisions set forth in this Article IX.  In furtherance of the foregoing, each of the Purchaser and the Seller, for itself and its affiliates (including the Transferred Entities), waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for monetary damages it may have against the other or its affiliates arising under this Agreement, any document or certificate delivered in connection herewith, any applicable Law (including the Federal Comprehensive Environmental Response, Compensation, and Liability Act and any other Environmental Law), common law or otherwise, except pursuant to the indemnification provisions set forth in this Article IX.

(b)  Neither the Purchaser, any Transferred Entity nor the Seller shall be liable or otherwise responsible to any other person for consequential, incidental, special or punitive damages arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement, the performance or breach of this Agreement or any liability or obligation retained or assumed under this Agreement except to the extent such damages are an element of a Third Party Claim against the Purchaser, any Transferred Entity or the Seller which is the object of indemnification hereunder.

(c)  Notwithstanding any other provision in this Agreement to the contrary, no indemnified party shall be entitled to indemnification under this Article IX with respect to any Loss to the extent that such Loss was reflected in the calculation of the adjustment to Purchase Price pursuant to Section 1.05.

(d)  Each party shall, and shall cause each of their subsidiaries to, afford to the other party and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to relevant personnel knowledgeable of, and properties, books and records of their respective businesses reasonably related to, the nature and the amount of Losses for which indemnification is being, or was sought, from it pursuant to clause (c) or (g) of Section 9.02.

SECTION 9.07.  Indemnification by the Purchaser.  From and after the Closing, the Purchaser and the Transferred Entities shall, jointly and severally, indemnify the Seller Indemnitees against, and hold each of them harmless from, any Loss suffered or incurred by the Seller Indemnities (without duplication for (i) any indemnification provided for in Section 9.01(b) and (ii) any indemnification that may be sought under more than one clause of this Section 9.07) arising from, relating to or otherwise in respect of:

(a)  any breach of any representation or warranty of the Purchaser contained in Article IV of this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement;

(b)  any breach of any covenant of Purchaser contained in this Agreement;

(c)  any Transferred Liability, including the obligation of the Purchaser to indemnify the Seller pursuant to Sections 9.03(e) and 9.03(i); or

(d)  any fees, costs, expenses or other payments incurred or owed by the Purchaser or any of its affiliates (other than the Transferred Entities) to any agent, broker, financial advisor, investment banker or other person that is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

SECTION 9.08.  Calculation of Losses.  The amount of any Loss for which indemnification is provided under this Article IX (other than Losses under Sections 9.02(c) and (g)) shall be net of any amounts actually recovered by the Purchaser or its subsidiaries under insurance policies with respect to such Loss.  The amount of any Loss for which indemnification is provided under this Article IX shall be (a) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the indemnified party arising from the incurrence or payment of any such Loss in the year of such Loss or any other year preceding or including the date on which the indemnity payment is made or any taxable year within five taxable years after the taxable year in which such Loss occurs.  Except as otherwise provided in this Section 9.08, in any case where the Purchaser or its subsidiaries recovers from third parties any amount in respect of a matter with respect to which an indemnifying party has indemnified it pursuant to this Article IX, such indemnified party shall promptly pay over to the indemnifying party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the indemnifying party to or on behalf of the indemnified party in respect of such matter.

SECTION 9.09.  Procedures.  (a)  Third Party Claims.  (i)  In order for a person (the “indemnified party”) to be entitled to any indemnification provided for under Section 9.02 or Section 9.07 in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent the indemnifying party shall have been prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice).  Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(ii)  If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof by written notice to the indemnified party within 45 days of the receipt of the notice received pursuant to Section 9.09(a)(i) with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party; provided, further, that notwithstanding the foregoing, the indemnifying party shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel (reasonably acceptable to the indemnifying party) retained by the indemnified party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegations or investigation, (B) the claim seeks an injunction or equitable relief against the indemnified party; (C) the indemnifying party failed or is failing to reasonably prosecute or defend such claim, or (D)  if the claim is subject to the Cap, (1) amounts remaining under the Cap are $2,000,000 or less and (2) such claim together with all outstanding and unresolved claims that are subject to the Cap could reasonably be expected to give rise to Losses which are more than twice the remaining amount indemnifiable by such indemnifying party with respect to such claims pursuant to this Article IX.  Should the indemnifying party be entitled and so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense in accordance with this Agreement, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees, costs and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above) and with respect to any Third Party Claim where the indemnifying party was prohibited from assuming such defense pursuant to this Section 9.09.  If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  No party shall admit (except as required by Law) any liability with respect to, or compromise, settle or discharge, any Third Party Claim without the prior written consent of the other party; provided, however, that if such admission of liability, settlement, compromise or discharge does not subject the Purchaser Indemnitees to any remedy (other than the payment of money) and provides for the full and unconditional release of the Purchaser Indemnitees from all liability in connection with such Third Party Claim, then, at the request of the Seller, the Purchaser Indemnitees shall agree to such admission of liability, settlement, compromise or discharge as long as the Seller pays in full the amounts payable in connection with such admission of liability, settlement, compromise or discharge.  All claims under Section 9.02 or Section 9.07 other than Third Party Claims shall be governed by Section 9.09(b).

(iii)  Notwithstanding the foregoing, in respect of any Third Party Claim for which indemnification is sought pursuant to Section 9.03(e) or Section 9.03(i), the parties agree that the defense of any such Third Party Claim shall be jointly controlled and administered by the Purchaser and the Seller and that no such Third Party Claim shall be settled, compromised or discharged without the consent of the Purchaser and the Seller, not to be unreasonably withheld.

(b)  Other Claims.  If any indemnified party should have a claim against any indemnifying party under Section 9.02 or Section 9.07 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall promptly deliver notice of such claim to the indemnifying party after obtaining knowledge of such claim.  The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 9.02 or Section 9.07, except to the extent that the indemnifying party shall have been prejudiced by such failure.  If the indemnifying party does not notify the indemnified party within 45 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 9.02 or Section 9.07, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 9.02 or Section 9.07 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(c)  Procedures Relating to Indemnification of Tax Claims.

(i)  Promptly after a party (the “Tax Indemnified Party”) becomes aware of the existence of a Tax issue that may give rise to an indemnification claim under Section 9.01 (a “Tax Controversy”) by it against the other party (the “Tax Indemnifying Party”), the Tax Indemnified Party shall notify the Tax Indemnifying Party of the Tax issue and thereafter shall promptly forward to the Tax Indemnifying Party copies of the relevant portion of any notice or other document received from any Taxing Authority and communications with any Taxing Authority relating to such Tax Controversy; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under this Article IX, except to the extent that such party is actually prejudiced thereby.  Any out-of-pocket expenses incurred in handling, settling or contesting a Tax Controversy shall be borne by the Tax Indemnifying Party.

(ii)  Except as otherwise provided in this Section 9.09(c)(ii), after the Closing Date, (except in the case of any Tax Controversy relating to a Tax Return of any consolidated, combined or unitary group of which the Transferred Entities were members, (a “Pre-Closing Consolidated Return”)), the Purchaser shall control the conduct, through counsel of its own choosing, of any Tax Controversy with respect to any of the Transferred Entities.  In the case of a Contest after the Closing Date that relates solely to Taxes for which the Purchaser is indemnified under 9.01(a) (including any Pre-Closing Consolidated Returns), the Seller may elect to control the handling, settling or contesting of any such Tax Controversy, but the Purchaser shall have the right to participate in such Tax Controversy (except in the case of a Tax Controversy that relates to a Pre-Closing Consolidated Return) at its own expense.  The Seller shall not settle, compromise and/or concede any portion of such Tax Controversy (except in the case of a Tax Controversy that relates to a Pre-Closing Consolidated Return) without obtaining the Purchaser’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  In the case of a Tax Controversy that relates both to Taxes for which Purchaser is indemnified under Section 9.01(a) and Taxes for which Seller is indemnified under 9.01(b), the Purchaser shall control the conduct of such Tax Controversy, but the Seller shall have the right to participate in such Tax Controversy at its own expense, and the Purchaser shall not settle, compromise and/or concede such Tax Controversy without the consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.  The Tax Indemnifying Party shall keep the Tax Indemnified Party reasonably informed as to the progress of any Tax proceeding with respect to a Tax Controversy to the extent such Tax proceeding relates to Taxes payable by or with respect to the Transferred Entities or Transferred Assets and shall consider in good faith any written comments or suggestions regarding such Tax proceeding from the Tax Indemnified Party.

(d)  Procedures Relating to Indemnification for Environmental Matters.

(i)  Upon any indemnified party becoming aware of any claim, the occurrence of any event, or the existence of any of facts, in respect of which such indemnified party will bring, or may seek to bring, an indemnification claim under this Agreement arising out of or relating to any violation of, or liability pursuant to, any Environmental Law, the indemnified party will provide written notice (each, an “Environmental Claim Notice”) to the indemnifying party within 30 days of the indemnified party becoming aware of any claim, event or fact described above; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure.

(ii)  After receipt of an Environmental Claim Notice, the indemnifying party shall have the right, but not the obligation, to control the defense, or investigate or remediate any condition relating to the subject matter of such Environmental Claim Notice (the “Environmental Matter”); provided that if after 60 days of receipt of such Environmental Claim Notice the indemnifying party does not notify the indemnified party that it intends to exercise such right, then the indemnified party may control such defense.

(iii)  The party that controls the defense, investigation or remediation of an Environmental Matter (the “Controlling Party”) shall (A) keep the other party (the “Non-Controlling Party”) reasonably informed of the progress and status of the defense, remediation or investigation activities, (B) keep accurate records of the costs of all such activities and (C) provide the Non-Controlling Party with copies of such records upon request of the Non-Controlling Party.  The Non-Controlling Party shall reasonably cooperate in connection with such defense, remediation or investigation activities and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested by the Controlling Party in connection therewith.  The Controlling Party shall have full control over any actions (including any litigation, remedial action or negotiation, and the scope and timing thereof) in connection therewith.

(iv)  The Controlling Party shall (A) cause to be furnished to the Non-Controlling Party drafts of all proposed remediation plans or other written submissions relating to the Environmental Matter not less than ten business days prior to the date on which they are to be submitted to any Governmental Entity or other applicable person, (B) give the Non-Controlling Party a reasonable opportunity to comment thereon and (C) consider in good faith all changes proposed by the Non-Controlling Party.

(v)  In connection with an Environmental Matter, the Seller shall have the right, but not the obligation, at reasonable times and after reasonable notice, to enter on the applicable facilities of the Business (A) if the Seller is the Controlling Party, to conduct reasonable and necessary investigation or remediation of such Environmental Matter and (B) if the Seller is the Non-Controlling Party, to monitor the Purchaser’s performance of any investigation or remediation with respect to the Environmental Matter or to conduct its own independent subsurface investigation at its own expense.  The Seller shall use its commercially reasonable efforts to minimize any interference with the Business and the Purchaser’s operations at such facilities in connection with  the Seller’s conduct of any such investigation or remediation.

(vi)  Notwithstanding any other provision in this Agreement to the contrary, neither the Purchaser nor the Seller shall have any obligation to indemnify the other (A) for Losses related to Environmental Matters to the extent such Losses were incurred or exacerbated due to the acts or omissions of the other, including Losses incurred as a result of any Release of Hazardous Materials by the other or (B) with respect to attorney, consultant or other expert fees or expenses incurred by any indemnified party related to an Environmental Matter after the indemnifying party exercised its right to be the Controlling Party.

ARTICLE X

General Provisions

SECTION 10.01.  Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other party; provided that the Purchaser may assign this Agreement (a) to any affiliate of the Purchaser, (b) for collateral purposes to any lender providing Debt Financing to the Purchaser or (c) subsequent to the Closing, to any transferee of all or substantially all of the assets of the Business.  Any attempted assignment in violation of this Section 10.01 shall be null and void.

SECTION 10.02.  No Third Party Beneficiaries.  Except as provided in (a) the provisions of Section 5.08 specifically relating to indemnification of an affiliate of the Seller or the Purchaser, as the case may be, and (b) Article IX, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties and such successors and assigns, any legal or equitable rights hereunder.

SECTION 10.03.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (or, one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

(a)  if to the Purchaser,

Global Brass and Copper Acquisition Co.
c/o KPS Capital Partners, LP
200 Park Avenue, 58th Floor
New York, NY  10166
Telephone:  (212) 338-5109
Facsimile:  (212) 867-7980

Attention of Michael Psaros

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019-6064
Telephone:  (212) 373-3000
Facsimile:  (212) 757-3990

Attention of Carl L. Reisner, Esq.

(b)  if to the Seller,

Olin Corporation
190 Carondelet Plaza, Suite 1530
St. Louis, Missouri 63105
Telephone:  (314) 480-1404
Facsimile:   (314) 862-7406

Attention of George Pain, Esq.

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York  10019
Telephone:  (212) 474-1000
Facsimile:  (212) 474-3700

Attention of  Robert I. Townsend, Esq.
George F. Schoen, Esq.

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

SECTION 10.04.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.05.  Entire Agreement.  This Agreement, the Ancillary Agreements, the Confidentiality Agreement, the Seller Letter, the Financing Commitments and exhibits hereto and thereto, contain the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 10.06.  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 10.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 10.08.  Consent to Jurisdiction.  (a)  Each party irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement, or for recognition or enforcement of any judgment, and each party irrevocably and unconditionally agrees that all claims in respect of any such suit, action or other proceeding may be heard and determined in such New York State or, to the extent permitted by applicable Law, in such Federal court.  The parties agree that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)  Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement in any court referred to in the first sentence of paragraph (a) of this Section 10.08.  Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement in any court referred to in the first sentence of paragraph (a) of this Section 10.08.

(c)  Each party consents, to the fullest extent permitted by applicable Law, to service of any process, summons, notice or document in the manner provided for notices in Section 10.03.  Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.

SECTION 10.09.  Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation, directly or indirectly, arising out of or relating to this Agreement or any transaction contemplated by this Agreement.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.09.

SECTION 10.10.  Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that (a) the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and (b) the Seller shall be entitled to an injunction or injunctions to prevent breaches of Section 5.03 and to enforce specifically the Purchaser’s obligations to consummate the Acquisition if the conditions set forth in Article VII shall have been satisfied or waived by the party entitled to the benefit thereof (other than such conditions that by their nature are to be satisfied at the Closing) and the Financing Commitments are available to be drawn down by the Purchaser but are not so drawn down as a result of the Purchaser refusing to do so in breach of this Agreement, in each case, in the Supreme Court of the State of New York sitting in New York County (and, if such Supreme Court of the State of New York shall be unavailable, in any other New York State court or in the United States District Court for the Southern District of New York), and any appellate court from any thereof, this being in addition, subject to Section 8.02(c), to any other remedy to which any party is entitled at Law or in equity.  Notwithstanding the first sentence of this Section 10.10, the parties acknowledge that, prior to the Closing, the Seller shall not have the right to specifically enforce the provisions of this Agreement except to the extent set forth in clause (b) of the preceding sentence.  For the avoidance of doubt, the parties agree that (x) in the event of a Non-Breach Financing Failure, the Seller’s sole and exclusive remedy shall be the right to terminate this Agreement pursuant to Section 8.01(a)(v) and to receive payment of the Sponsor Termination Fee, (y) except in the case of fraud, the maximum aggregate amount of money damages payable by the Purchaser under this Agreement shall not exceed $20,000,000 in the aggregate and (z) in all events, including the grant of any equitable relief, except in the case of fraud, the maximum aggregate amount payable by the Sponsor Funds pursuant to the Sponsor Fund Guarantees shall be the Sponsor Termination Fee or $20,000,000, as applicable.

SECTION 10.11.  Defined Terms.  (a)  Certain Defined Terms.  For purposes of this Agreement, the following terms shall have the following meanings:

“401(k) Covered Employee” means any Transferred Employee who is (a) a non-union salaried employee, (b) a non-union hourly employee in Cuba, Missouri or (c) a non-union hourly employee in Waterbury, Connecticut.

 “affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

“Balance Sheet” means the audited combined consolidated balance sheet of the Business as of December 31, 2006 attached as Exhibit H hereto.

“Business” means the Seller’s copper, brass and other copper alloy sheet, strip, foil, rod, welded tube, plate, fabricated parts and stainless steel and aluminum strip manufacturing and distribution business and its related research and development activities and excludes the Seller’s ammunition and ammunition component manufacturing and distribution business and its related research and development activities.

“business day” means any day on which banks are not required or authorized to close in The City of New York, New York.

“Closing Working Capital” means the Working Capital as of the close of business in East Alton, Illinois on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“commodity agreement” means any commodity futures contract, commodity derivative instrument, commodity option or other similar agreement, instrument or arrangement.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“currency agreement” means any currency exchange contract, currency swap agreement, currency derivative instrument or other agreement, instrument or arrangement designed to hedge currency exchange risk.

“Debt Financing” means the debt financing provided to the Purchaser or its designees pursuant to the Debt Financing Commitments.

“Environmental Claim” means any administrative, regulatory or judicial action, suit, order, demand, claim, other proceeding or written notice of noncompliance or violation by or from any person alleging liability arising out of, based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location or (b) the failure to comply with any Environmental Law.

“Environmental Laws” means any applicable Law, Judgment or Permit issued, promulgated or entered into, by or with any Governmental Entity relating to (a) pollution, preservation or reclamation of natural resources, (b) the protection of human health or the environment (including ambient air, surface water, groundwater, soils, land surface or subsurface strata) or (c) human exposure to Hazardous Materials.

“Equity Financing” means the equity financing to be provided to the Purchaser or its designees pursuant to the Equity Financing Commitments.

“equity interests” means shares of capital stock, membership interests in a limited liability company, partnership interests, beneficial interests in a trust or other equity ownership interests in a person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Excluded Assets” has the meaning set forth on Exhibit I hereto under the caption “Excluded Assets”.

“Excluded Liabilities” has the meaning set forth on Exhibit I hereto under the caption “Excluded Liabilities”.

“Fabrication Business” means the portion of the Business consisting of manufacturing and distributing copper, brass and other copper alloys fabricated parts and the related research and development activities but excluding the ammunition and ammunition component manufacturing and distribution business and related research and development activities.

“Financing” means the Debt Financing and the Equity Financing.

“Hazardous Materials” means (a) any petroleum (including crude oil or any fraction thereof) or asbestos or asbestos-containing materials and (b) any other wastes, materials, chemicals or substances prohibited, limited or regulated pursuant to any Law, Judgment or Permit.

“indebtedness” means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any interest rate agreement, currency agreement or commodity agreement entered into in connection with the Business’ inventory reduction program, (iv) obligations under any performance bond or letter of credit, (v) all capitalized lease obligations and purchase money liens, (vi) guarantees (including so called take or pay or keep well agreements) with respect to any indebtedness, obligation, claim or liability of any other person of a type described in clauses (i) through (v) above, and (vii) for clauses (i) through (vi) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayment of or default under such indebtedness.

“Intellectual Property” means any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent right, unpatented invention, trademark, trademark registration, trademark application, servicemark, trade name, business name, logo, brand name, copyright, copyright registration, design, design registration, domain name, Internet address or any right to any of the foregoing.

“interest rate agreement” means any interest rate protection agreement (including interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) or other agreement, instrument or arrangement designed to hedge interest rate risk.

“invasive investigation” means any investigation of environmental conditions involving procedures that are more invasive than those customarily performed in connection with a Phase I study (including drilling or sampling); provided that the term “invasive investigation” shall not include any drilling or sampling solely for the purpose of collecting geological information to be used in construction engineering (as opposed to investigation of potential environmental contamination) as part of the operation of the Business.

“knowledge” means, with respect to the Seller on any matter in question, the actual knowledge of any person set forth in Exhibit J hereto under the caption “Seller’s knowledge”; “knowledge” means, with respect to the Purchaser on any matter in question, the actual knowledge of any person set forth in Exhibit J hereto under the caption “Purchaser’s knowledge.”

“material adverse effect” on or with respect to the Business means any state of facts, change, development, condition, effect, event or occurrence (any such item, an “Effect”) that is materially adverse to the assets, properties, business, financial condition or results of operations of the Business; provided, however, that in no event shall any Effect resulting from any of the following, be deemed to constitute or be taken into account in determining whether there has been, or is reasonably likely to be, a material adverse effect on the Business:  any Effect relating to (i) the economy in general, (ii) the economic, business, financial or regulatory environment generally affecting the industries in which the Business operates (including changes in the cost of metals, energy, electricity or transportation) except to the extent such Effect has a disproportionate effect on the Business, (iii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis except to the extent such Effect involves the properties or assets of the Business or has a disproportionate effect on the Business, (iv) changes in applicable Law or GAAP or the enforcement thereof after the date of this Agreement, (v) the failure of the Business to meet projections or forecasts, in and of itself (for the avoidance of doubt, any underlying cause for any such failure shall not be excluded by this clause (v)) or (vi) the announcement or pendency of the Acquisition or this Agreement or the performance of and compliance with the terms of this Agreement, including any loss of employees, any cancellation of or delay in customer orders or any disruption in supplier, distributor, partner or similar relationships; “material adverse effect” on or with respect to the Seller, the Transferors or the Purchaser means any Effect that (a) prevents or materially impedes or delays the consummation of the Acquisition or the other transactions contemplated by this Agreement or (b) has a material adverse effect on the ability of the Seller, the Transferors or the Purchaser, as the case may be, to perform its or their obligations under this Agreement and the Ancillary Agreements.

“other bid” means any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving the Business or any Transferred Entity, other than (a) the transactions contemplated by this Agreement and (b) the sale of assets in the ordinary course of business.

“Other Business Contracts” shall have the meaning assigned to such term in Exhibit I hereto.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

“Pre-Closing Accrued Liabilities” means any liability, obligation or commitment arising out of any claim, suit, action or other proceeding (whether now known or pending or arising after the date of this Agreement) related to any litigation, general liability, auto liability, workers’ compensation, product warranty or product liability of the Business in respect of events occurring on or prior to the Closing to the extent such amounts are reflected in the Statement (including in reserves) as finally determined pursuant to Section 1.05.

“Pre-Closing Environmental Matters” means:

(a)  the matters set forth in Item 1. of Section 3.17 (Environmental Matters) of the Seller Letter;

(b)  with respect to the Transferred Real Properties located in the State of Connecticut, compliance obligations under the CPTL as it applies to the Acquisition and any other transactions contemplated by this Agreement, as set forth in Section 6.04 of this Agreement;

(c)  with respect to the East Alton, IL facility, corrective action/compliance obligations under the Resource Conservation and Recovery Act for the Releases set forth in the documents referenced in Item 2. of Section 3.17 (Environmental Matters) of the Seller Letter;

(d)  the matters set forth in Items 3., 4., and 14. of Section 3.17 (Environmental Matters) of the Seller Letter;

(e)  any liability or obligation in connection with the off-site transportation or disposal of Hazardous Materials arising out of any pre-Closing operations of the Business including the matters set forth in Items 5. through 8 and 10. of Section 3.17 (Environmental Matters) of the Seller Letter and the matter set forth in Item 9. of Section 3.17 (Environmental Matters) of the Seller Letter to the extent such liability or obligation has not been recovered after commercially reasonable efforts to pursue such recovery from BP pursuant to the Settlement Agreement and Mutual Release described in Item 9. of Section 3.17 (Environmental Matters) of the Seller Letter;

(f)  any liability or obligation in connection with the “Acevedo, Bernard” and “Gamez, Lenz Elba” matters set forth in Section 3.13 of the Seller Letter;

(g)  any liability or obligation in connection with a facility of the Business to the extent related to pre-Closing human exposure to Hazardous Materials, including asbestos-containing materials.

“Post-Closing Tax Period” means any taxable period (or portions thereof) that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portions thereof) ending on or prior to the Closing Date.

“Primary Metals Business” means the Business other than the Fabrication Business.

“Purchase Price” means the Estimated Purchase Price or the Final Purchase Price, as applicable.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Financial Information” means financial and other information regarding the Business of the type and in the form customarily included in confidential information memoranda used to syndicate bank credit facilities similar to the Debt Financing.

“Seller Retained Trademarks” means the trademarks set forth under the caption “Seller Retained Trademarks” in Section 3.08 of the Seller Letter.

“Solvent”, when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable Federal Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Sponsor Termination Fee” means $10,000,000.

“subsidiary” means, with respect to any person, another person (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of such other person’s Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such person or by another subsidiary of such person or (b) of which such person or another subsidiary of such person is a general partner or managing member.

“Subsidiary Transferors” means AJ Oster Company, LTC Reserve Corp. and Waterbury Rolling Mills, Inc.

“Tax” or “Taxes” means all national, state, county, local, municipal and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes, including as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group.

“Taxing Authority” means any national, state, county, local, municipal or other government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Technology” means all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, marketing and process know-how and computer software programs, including, all source code, object code, specifications, designs and documentation related thereto.

“Transferred Assets” has the meaning set forth on Exhibit I hereto under the caption “Transferred Assets”.

“Transferred Liabilities” has the meaning set forth on Exhibit I hereto under the caption “Transferred Liabilities”.

“Uncollectible Account” means any account receivable of the Business outstanding as of the Closing Date that remains uncollected one year from the date it was due.

“Working Capital” means, as of any time, the sum of cash, cash equivalents, net receivables, inventory and prepaid expenses as of such time minus the sum of accounts payable and accrued liabilities as of such time, in each case of the Business determined on a combined consolidated basis and calculated in the same manner, using the same methods, as the corresponding line items of the Working Capital Amount set forth on Exhibit F hereto, except as otherwise provided in Exhibit F hereto.

“Working Capital Amount” means $581,154,000.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds the Working Capital Amount.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Working Capital Amount exceeds the Working Capital Estimate.

(b)  Other Defined Terms.  For purposes of this Agreement, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	1.05(b)
Acquisition	Recitals
Actions	5.05(c)
Active Employee	5.08(a)
Agreement	Preamble
Allocation Accounting Firm	5.05(h)(iv)
Ancillary Agreements	2.02
Annual Bonus Amount	5.08(r)
Asset Allocation	5.05(h)
Assumed Benefit Agreement	3.14(a)

Term	Section
Assumed Benefit Plan	3.14(a)
Basket Amount	9.03(a)
Business Employees	3.14(a)
Cap	9.03(b)
Cap Ex Budget	3.15(c)(ix)
CBAs	3.18
Class I Representations	7.02(a)
Closing	1.03
Closing Date	1.03
COBRA	3.14(c)
Competitive Activities	6.01(a)
Confidentiality Agreement	6.02(a)
Consent	2.03
Continuation Period	5.08(b)
Contract	2.03
Controlled Group Liability	5.08(k)
Controlling Party	9.09(d)(iii)
CPTL	2.03
Debt Financing Commitments	Recitals
Disabled Employee	5.08(a)
DOJ	5.03(a)(ii)(1)
Environmental Access Agreement	1.04(e)
Environmental Claim Notice	9.09(d)(i)
Environmental Matter	9.09(d)(ii)
Equity Financing Commitments	Recitals
ERISA	3.14(a)
Estimated Purchase Price	1.01(a)
Exchange Act	2.03
Extension Date	1.03
Final Purchase Price	1.05(c)
Financial Statements	3.05(a)
Financing Commitments	Recitals
Foreign Merger Control Laws	2.03
Foreign Transferred Entity	5.07
FSA Participant	5.08(l)
FSA Participation Period	5.08(l)
FTC	5.03(a)(ii)(1)
GAAP	1.01(b)
Governmental Entity	2.03
HSR Act	2.03
IAM Fund	3.14(d)
indemnified party	9.09(a)(i)
IRS	3.12(i)
ITAR	2.03
Judgment	2.03

Term	Section
Labor Laws	3.18
Law	2.03
Lease	3.07(b)
Leased Property	3.07(a)
Leasing Entity	3.07(b)
Licensed Intellectual Property	3.08(a))
Liens	3.06(a)
Losses	9.02
Material Consents	6.11
Mini-Basket Amount	9.03(c)
Non-Breach Financing Failure	8.02(c)
Non-Controlling Party	9.09(d)(iii)
Notice of Disagreement	1.05(b)
NYSE	2.03
Owned Intellectual Property	3.08(a)
Owned Property	3.07(a)
Pension Service Employee	5.08(m)
Permits	3.10
Permitted Liens	3.06(a)
Pre-Closing Consolidated Return	9.09(c)(ii)
Pre-Closing Service	5.08(d)
Property Owning Entity	3.07(a)
Property Taxes	9.01(c)(i)
Proposed Asset Allocation	5.05(h)(ii)
Purchased Companies	Recitals
Purchased Companies’ Equity Interests	Recitals
Purchased Company Subsidiaries	Recitals
Purchased Company Subsidiaries’ Equity Interests	Recitals
Purchaser	Preamble
Purchaser 401(k) Plan	5.08(q)
Purchaser Cafeteria Plan	5.08(l)
Purchaser Indemnitees	9.01(a)
Remaining Employees	6.01(c)
Represented Employee	5.08(b)
Restricted Assets	1.02(b)
Retained Employees	3.14(a)
Retiree Medical Eligible Employees	5.08(h)
Seller	Preamble
Seller 401(k) Plan	5.08(q)
Seller Benefit Agreement	3.14(a)
Seller Benefit Plan	3.14(a)
Seller Cafeteria Plan	5.08(l)
Seller Commonly Controlled Entity	3.14(a)
Seller Indemnitees	9.01(b)
Seller Letter	Article II

Term	Section
Seller Pension Plan	5.08(m)
Specified Person	8.02(c)
Sponsor Fund Guarantees	Recitals
Sponsor Funds	Recitals
Statement	1.05(a)
Straddle Period	9.01(c)
Tax Asset	5.05(d)
Tax Controversy	9.09(c)(i)
Tax Indemnified Party	9.09(c)(i)
Tax Indemnifying Party	9.09(c)(i)
Tax Sharing Agreements	5.05(e)
Terms and Conditions of Employment	5.08(u)
Third Party Claim	9.09(a)(i)
Trademark License Agreement	1.04(f)
Transfer Date	5.08(a)
Transfer Taxes	5.04(b)
Transferors	Recitals
Transferred Contracts	3.09(b)
Transferred Employees	5.08(a)
Transferred Entities	Recitals
Transferred Entity Voting Debt	3.02(a)
Transferred Equity Interests	Recitals
Transferred Intellectual Property	3.08(a)
Transferred Real Property	3.07(a)
Transferred Technology	3.08(b)
Transition Services Agreement	1.04(c)
Unaudited Financial Statements	3.05(a)
WARN Act	3.18
Winchester Supply Agreement	1.04(c)
Working Capital Estimate	1.01(b)
Working Capital Principles	1.01(b)

SECTION 10.12.  Exhibits and Schedules; Interpretation.  When a reference is made in this Agreement to a party or to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to a party to, an Article or Section of, or an Annex, Exhibit or Schedule to, this Agreement, unless otherwise indicated.  All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein.  The table of contents and the headings contained in this Agreement, or any Annex, Exhibit or Schedule to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  All terms defined in this Agreement shall have their defined meanings when used in any Annex, Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (x) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (y) all attachments thereto and instruments incorporated therein.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References to a person are also to its permitted successors and assigns.  When a reference is made in this Agreement to the Business, such reference shall also be a reference to the Transferred Entities if the context so requires.

IN WITNESS WHEREOF, each of the Purchaser and the Seller has duly executed this Purchase Agreement as of the date first written above.

GLOBAL BRASS AND COPPER ACQUISITION CO.,
by
/s/ Micheal Psaros
Name: Micheal Psaros Title:

OLIN CORPORATION,
by
/s/ Joseph D. Rupp
Name: Joseph D. Rupp Title: Chairman, President and Chief Executive Officer

EXHIBIT A

Purchased Companies’ Equity Interests and

Purchased Company Subsidiaries’ Equity Interests

	Number of Equity Interests	Percentage of all Outstanding Equity Interests
Olin Corporation

AJ Oster Caribe, Inc.	100	100%
AJ Oster Foils, Inc.	100	100%
AJ Oster West, Inc.	100	100%
Bryan Metals, Inc.	1,000	100%
Chase Industries, Inc.	1,000	100%
Olin Asia Pacific Pte Ltd.	3,002,728	100%
Olin Brass Japan, Inc.	600	100%
Olin Fabricated Metal Products, Inc.	1,000	100%
Olin Global Services Mexico S.A. de C.V.	49	98%
Olin Industrial (Hong Kong) Limited	100	100%
Olin Mexico S.A. de C.V.	5,000 (fixed capital)	100% of fixed capital
Yamaha-Olin Metal Corporation	4,800	50%

Chase Industries, Inc.

Chase Brass & Copper Company	1,000	100%

Olin Industrial (Hong Kong) Limited

Olin Luotong Metals (GZ) Corporation	Registered Capital	80%
Olin Fabricated Products (GZ) Co., Ltd.	Registered Capital	100%

Olin Mexico S.A. de C.V.

Olin Global Services Mexico S.A. de C.V.	1	2%

AJ Oster West, Inc.

Olin Mexico S.A. de C.V.	10,159,407 (variable capital)	100% of variable capital

EXHIBIT B

Form of Transition Services Agreement

EXHIBIT C

Form of Winchester Supply Agreement

EXHIBIT D

Form of Environmental Access Agreement

EXHIBIT E

Form of Trademark License Agreement

EXHIBIT F

Calculation of Working Capital

“Closing Working Capital” shall specifically exclude any Excluded Assets or Excluded Liabilities and will include the line items set forth below under the column entitled “Closing Working Capital”.Closing Working Capital will exclude any amounts related to Taxes, intangible assets, inter-company balances and items resulting as part of the transaction (e.g. accrued transaction expenses).

	Closing Working Capital	Working Capital Amount
Cash:	See Note #3	$ 0
Cash Equivalents:		0
Net Receivables:	To be determined based on the following: Accounts Receivable minus the sum of (a) Allowance for Doubtful Accounts (see Note #1) and (b) Provision for Credit Memos/Customer Returns	229,293,000
Inventory:
To be determined based on the following:
Pounds of metal valued at market price as of the close of business as of the Closing Date (i.e. COMEX (copper) and LME spot (nickel, tin, and zinc)) for traded market based pricing items, or average purchase price for the last month in which purchases of other items were made.
Capitalized manufacturing cost and storeroom supplies inventory will be valued based on the book value as of the Closing Date measured consistently with past practices regardless whether such measurement is in accordance with GAAP and will not include any capitalization of manufacturing variances.
Inventories will exclude the reserve for LIFO.
		501,442,000
Prepaid Expenses:	To be determined based on the following: • Employee travel advances • Prepaid rent associated primarily with rented Oster facilities in Allentown, Pa. and Warwick, R.I., • Unamortized signing bonuses associated with the union contract in East Alton signed in December, 2005 and the Chase Brass union contract signed in June, 2007 • Deposits • The market value of outstanding metal and utility contracts or other derivative instruments related to the ongoing operation of business, net of required broker deposits • All other prepaid expenses and other current assets acquired by the Seller	2,967,000

Accounts Payable:	To be determined based on the following: Includes trade and other payables.	(120,695,000)
Accrued Liabilities:
To be determined based on the following including, but not limited to:
•       Accrued earned and unpaid wages and salaries, including accrued vacation pay previously carried on the corporate books
•  Accrued but unpaid payroll taxes
•  Accrued property taxes
•  Accrued workers compensation costs
•  Accrued but unpaid utility costs
•  Accrued but unpaid freight delivery and receipt costs
•  Accrued but unpaid membership dues
•       Accrued but unpaid professional service costs including, but not limited to attorneys, accountants, and consultants
•  Accrued but unpaid costs for services and goods received
•  Accrued repairs and maintenance/shutdown costs
•  Accrued moving expenses
•  Accrued manufacturing expenses
•  Accrued other sundry liabilities
•       Accrued asset retirement obligations recorded in compliance with FAS 143 which were previously carried on the corporate books
•       The market value of outstanding metal and utility contracts or other derivative instruments related to the ongoing operation of the business, net of required broker deposits
•       Excludes items retained by the Seller

(34,453,000)
Negotiated Fixed Adjustment	2,600,000
$581,154,000

Note #1- Special Accounts Receivable indemnity:  As provided for in Article IX of the Purchase Agreement, the Seller is providing an indemnity for Uncollectible Accounts, subject to a $1,000,000 deductible; as such, the reserve for bad debts will be stated at $1,000,000 at closing consistent with the amount reflected in net receivables above.

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Note #2- Prepaid expenses or accrued liabilities, as appropriate, will include the market value of outstanding metal contracts or any other derivative instruments, net of any broker deposits (to the extent such deposits are transferred to the Purchaser).

Note #3- For the avoidance of doubt, the Seller will retain the liabilities for outstanding checks which have not cleared against the Seller’s accounts on or prior to the date of Closing.

Note #4 - The Purchaser will prepare the Statement and Closing Working Capital in the same manner, using the same methods, as the corresponding line items of the Working Capital Amount.  In addition, the following principles will be followed in preparing the Closing Working Capital.

•	Raw materials metals inventory will be valued at its market price at Closing as described above.
•	Allowance for doubtful accounts will be $1,000,000, consistent with Note #1.
•	Prepaid expenses will exclude prepaid insurance.
•
Accrued vacation expenses previously included on the Seller’s corporate books will be recorded on the Business’s books measured on a consistent basis with that liability included in accrued liabilities above.

•	Accrued asset retirement obligations previously recorded on the Seller’s corporate books will be recorded on the Business’s books.
•	Accrued incentive related expenses will be retained by the Seller and will be zero.
•	Accrued medical expenses will be retained by the Seller and will be zero or otherwise will be included at the same amount as reflected in net working capital above if other than zero.
•	Accrued thrift plan or pension contributions will be retained by the Seller and will be zero.
•	The Negotiated Fixed Adjustment will be zero..

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EXHIBIT G

Arrangements Pending Subdivision of Real Property; Easements

As “Owned Property” includes portions of the Seller’s East Alton, Illinois facility (the “East Alton Facility”; the portion of the East Alton Facility that is Owned Property is referred to as the “Transferable East Alton Real Property” and the portion of the East Alton Facility that is not Owned Property is referred to as the “Excluded East Alton Real Property”), it is the intent of the parties that the Transferable East Alton Real Property be subdivided (at the Purchaser’s sole cost and expense) whether pursuant to formal subdivision procedures required by local Law or possibly accomplished as an informal subdivision permitted under local Law, in either case so as to have the East Alton Owned Real Property constitute one or more separate tax lots distinct from the Excluded East Alton Real Property.  Such subdivision, whether by formal subdivision procedure or other informal subdivision procedure permitted under local Law, resulting in the establishment of the East Alton Owned Real Property as one or more separate tax lots is referred to as the “Subdivision”.  The cost of any improvements, alterations or additions legally required to be made on the Transferable East Alton Real Property in order to accomplish the Subdivision, as reasonably agreed to by the Purchaser and the Seller, shall be equally borne by the Purchaser, on the one hand, and the Seller, on the other hand.

The Seller has advised the Purchaser that it is unlikely that the Subdivision can be accomplished prior to the Closing.  However, the Seller shall use commercially reasonable efforts to effectuate the Subdivision prior to Closing in a manner reasonably agreed to by the Purchaser and the Seller; provided that, notwithstanding any provision in the Purchase Agreement dated as of October 15, 2007 (the “Purchase Agreement”), between the Purchaser and the Seller to the contrary (including Sections 1.01 and 1.04(a) of the Purchase Agreement), the failure to accomplish the Subdivision prior to the Closing and the consequent inability of the Seller to convey fee ownership of the Transferable East Alton Real Property or any circumstances resulting therefrom shall not, absent the failure of the Seller to so use commercially reasonable efforts, constitute a material adverse effect on the Purchaser, on the Seller or on the Business, a breach of any representation, warranty, covenant or agreement under the Purchase Agreement or any certificate delivered pursuant to the Purchase Agreement or a failure of any condition under the Purchase Agreement.

If the Subdivision has not been accomplished prior to the Closing for any reason, at the Closing:

1.  The Seller shall lease all of the land of the Transferable East Alton Real Property to the Purchaser pursuant to a triple net lease (the “East Alton Lease”) which shall be for a term of 99 years at a fixed annual rent of $1 per year.  The East Alton Lease shall contain a covenant by the Seller, in its capacity as landlord thereunder, that the Seller’s interest in the East Alton Lease and the Seller’s fee ownership of the land of the Transferable East Alton Real Property shall remain vested in the Seller or one of its subsidiaries during the term of the East Alton Lease.  The East Alton Lease shall, with respect to the Purchaser, in its capacity as tenant thereunder, to the extent not set forth in this Exhibit G, impose upon the Purchaser all the obligations, and afford the Purchaser all the rights, with respect to the land of the Transferable East Alton Real Property as would customarily be found in a triple net lease.  The East Alton Lease shall afford the Purchaser free and unrestricted rights of assignment, subletting, alteration, use, development and all other rights with respect to the Transferable East Alton Real Property and the leasehold interest therein, the intent being that the Purchaser shall be the beneficial and economic owner of the land of the Transferable East Alton Real Property, and shall have all rights and obligations accruing with respect to the Transferable East Alton Real Property, except for the fact that record title to the land thereof will be held by the Seller or one of its subsidiaries.  The Seller shall also covenant in the East Alton Lease not to mortgage or otherwise encumber the land of the Transferable East Alton Real Property or any residual interest that the Seller may have in and to any Improvements.  The East Alton Lease shall further provide that, from and after the Closing, the Purchaser and its subsidiaries shall, jointly and severally, indemnify the Seller Indemnitees against, and hold each of them harmless from, any Loss suffered or incurred by the Seller Indemnities arising from, relating to or otherwise in respect of its ownership of the land of the Transferable East Alton Real Property after the Closing Date (including as a result of the actions or omissions of the Purchaser or its affiliates, contractors, agents or invitees), other than Losses for which Seller indemnifies the Purchaser Indemnitees pursuant to Section 9.02 of the Agreement.  The East Alton Lease shall not be terminable for any reason whatsoever (other than a taking by eminent domain of all of the Transferable East Alton Real Property).

2.  The Seller shall, at the Closing, convey to the Purchaser fee title to all buildings and improvements (and all fixtures, equipment and machinery forming part thereof) located on the Transferable East Alton Real Property (collectively, as the same may be altered, added to, replaced or otherwise modified, the “Improvements”).  The Seller shall, at the Closing, execute a non-warranty deed (and all required Transfer Tax forms as may be necessary to enable the deed to be placed of record) conveying title to the Improvements to the Purchaser.  All Transfer Taxes and recording fees in connection with such conveyance shall be shared equally, by the Purchaser, on the one hand, and the Seller, on the other hand.

During the term of the East Alton Lease, the Purchaser shall be responsible for the performance of all repairs and maintenance of the Transferable East Alton Real Property (the land and the Improvements) and shall observe and perform all obligations under the East Alton Lease.

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The Purchaser shall have the right at any time during the term of the East Alton Lease to proceed to accomplish the Subdivision at the Purchaser’s cost and expense.  At the Purchaser’s request, the Seller shall cooperate with the Purchaser to accomplish the Subdivision; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Seller and its subsidiaries.  Upon the Subdivision being approved, the Seller shall execute a non-warranty deed (and all required Transfer Tax forms as may be necessary to enable the deed to be placed of record) conveying title to the land of the Transferable East Alton Real Property to the Purchaser.  All Transfer Taxes and recording fees in connection with such conveyance shall be shared equally, by the Purchaser, on the one hand, and the Seller, on the other hand.

From and after the Closing, upon the request of either party, the other party shall grant any easement or right of way that is necessary (in the reasonable judgment of the parties) for the continued operation of the business of such party and its subsidiaries (consistent with the level, manner and type of usage as of the Closing Date); provided that the foregoing shall not require the granting of any easement or right of way if such easement or right of way would unreasonably disrupt the normal operation of the granting party or its affiliates.

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EXHIBIT H

Balance Sheet

EXHIBIT I

Transferred Assets and Transferred Liabilities; Excluded Assets and Excluded Liabilities

Transferred Assets

All the assets, properties, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible, that are owned by or leased to the Seller or its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities) and exclusively or primarily used in, exclusively or primarily held for use by or exclusively or primarily relating to the Business, including the following assets and properties but excluding the Excluded Assets:

(a)  all accounts receivable arising out of the operation or conduct of the Business;

(b)   (i) all raw materials, work-in-process, finished goods, supplies, parts, spare parts, packaging materials and all other inventories and supplies that are owned by the Seller or its subsidiaries (other than the Transferred Entities) on the Closing Date and that, on the Closing Date, are located on the Transferred Real Properties described in clause (d) below; provided that the foregoing shall not include raw materials, work-in-process, finished goods, supplies, parts, spare parts, packaging materials and other inventories and supplies owned by the Seller or its subsidiaries (other than the Transferred Entities) that are being stored on a Transferred Real Property pursuant to the terms of the Transition Services Agreement only to the extent such amounts are also not included in the Statement and (ii) all other raw materials, work-in-process, finished goods and products, supplies, parts, spare parts and other inventories and supplies (including in transit, on consignment or in the possession of any third party) that are owned by the Seller or its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities) on the Closing Date and exclusively or primarily used in the operation or conduct of the Business;

(c)  all other tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings, fixtures, computers and vehicles, that are owned by or leased to the Seller or its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities) on the Closing Date and exclusively or primarily used in the operation or conduct of the Business;

(d)  all Transferred Real Properties that are owned by or leased to the Seller or its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities) on the Closing Date;

(e)  all Transferred Intellectual Property and all Transferred Technology that is owned by or licensed to the Seller or its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities) on the Closing Date including the Intellectual Property set forth on Section 3.08(a) of the Seller Letter, but excluding the Seller Retained Trademarks;

(f)  all Contracts to which the Seller or its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities) are a party or by which the Seller or its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities) are bound that are exclusively or primarily used in, or that arise exclusively or primarily out of, the operation or conduct of the Business (the “Other Business Contracts”);

(g)  to the extent permitted by applicable Law, all Permits and other governmental authorizations issued or granted exclusively or primarily in connection with the Business to the Seller or its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities);

(h)  all assets with respect to any Seller Benefit Plan that (i) are transferred to any employee benefit plan maintained by the Purchaser or its affiliates as expressly provided in Section 5.08 or (ii) transfer automatically to the Purchaser or its affiliates in connection with the assumption of any Assumed Benefit Plan;

(i)  all rights, claims and credits to the extent relating to any other Transferred Asset or any Transferred Liability, including any such items arising under guarantees, warranties, indemnities and similar rights in favor of the Seller or its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities) in respect of any such Transferred Asset or any Transferred Liability;

(j)  all original agreements, documents, books, records, ledgers, original Tax Returns, files and other materials (in any form or medium), including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”) of the Seller or its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities) exclusively or primarily relating to the Business (including all advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, data books, media materials and plates, accounting records and sales order files exclusively or primarily relating to the Business), other than (i) original consolidated, combined or unitary Tax Returns, (ii) Records prepared in connection with the Acquisition, including bids received from other persons and analyses relating to the Business, (iii) file copies of the Records retained by the Seller, (iv) personnel records to the extent they may not be transferred in accordance with applicable Law and (v) all financial and Tax records relating to the Business to the extent that they constitute a part of the Seller’s or any of its affiliate’s general ledger;

(k)  all prepaid expenses, advance payments and security deposits exclusively or primarily relating to the Business excluding (i) such of the foregoing that will not benefit the Purchaser and (ii) deposits relating to commodity agreements entered into in connection with the Business’ inventory reduction program;

(l)  all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller or its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities) to the extent relating to the Business or the ownership, use, function or value of any Transferred Asset, whether arising by way of counterclaim or otherwise;

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(m)  all rights of the Seller or its subsidiaries (other than the Transferred Entities) under any confidentiality agreement entered into in connection with the transactions contemplated by this Agreement; and

(n)  all goodwill generated by or associated with the Business.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, “Transferred Assets” shall not include (i) the assets, properties, goodwill or rights set forth in Section 1.02(a) of the Seller Letter and such items shall be deemed “Excluded Assets”.

Transferred Liabilities

All the liabilities, obligations and commitments of the Seller and its subsidiaries (including the Subsidiary Transferors but excluding the Transferred Entities) to the extent related to the Business, including the following liabilities but excluding the Excluded Liabilities:

(a)  all accounts payable arising out of the operation or conduct of the Business to the extent such amounts are reflected in the Statement as finally determined pursuant to Section 1.05;

(b)  all liabilities, obligations and commitments under the Other Business Contracts;

(c)  all liabilities, obligations or commitments to the extent they relate to or arise out of any Transferred Asset, or to the extent they arise out of the ownership or operation by the Purchaser and its subsidiaries of any Transferred Asset or to the extent they are associated with the realization of benefits of any Transferred Asset;

(d)  all liabilities, obligations and commitments to the extent such amounts are reflected in the Statement as finally determined pursuant to Section 1.05;

(e)  all liabilities, obligations and commitments set forth in Section 1.01(b) of the Seller Letter;

(f)  all employment and employee benefits-related liabilities, obligations, commitments, claims and losses relating to (i) the Transferred Employees (or any dependent or beneficiary of any Transferred Employee) that (A) arise out of or are incurred on or after 12:01 a.m. on the relevant Transfer Date, (B) the Purchaser or its affiliates have specifically agreed to assume pursuant to this Agreement, (C) relate to an Assumed Benefit Plan or Assumed Benefit Agreement, (D) transfer automatically to the Purchaser or its affiliates under applicable non-U.S. Law or as a result of the transfer of the Transferred Entities to the Purchaser or (E) are reflected in the Statement or (ii) the failure of the Purchaser or its affiliates to offer employment to any Business Employee in accordance with Section 5.08 (clauses (i) and (ii), collectively, the “Covered Employee Liabilities”);

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(g)  any liability, obligation or commitment to the extent arising out of any claim, suit, action or other proceeding (whether now known or pending or arising after the date of this Agreement) related to any litigation, general liability, auto liability, workers’ compensation, product warranty or product liability of the Business (including any Pre-Closing Accrued Liability) in respect of events occurring on or prior to the Closing (it being understood that such matters are addressed by Section9.03(i));

(h)  any liability or obligation under Environmental Law in connection with the Business, including the operation thereof (other than any Pre-Closing Environmental Matters), to the extent arising out of actions, events or failures to act occurring prior to the Closing or arising out of conditions existing on or prior to the Closing, including any liability or obligation under Environmental Law to investigate or remediate any Release of Hazardous Materials, in connection with the operation of the Business, occurring on or prior to the Closing (it being understood that such matters are addressed by Section 9.03(e)) (it being understood that any liability, obligation or commitment to the extent it arises out of the ownership or operation of any real property or interests in real property that are or were owned or operated by or leased to the Seller or its subsidiaries (other than the Transferred real Properties) shall be an Excluded Liability);

(i)  all other liabilities, obligations and commitments to the extent arising out of the operation or conduct of the Business after the Closing Date.

Excluded Assets

All the following assets, properties, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible, that are owned by or leased to the Seller or its subsidiaries:

(a)  all assets, properties, goodwill and rights set forth in Section 1.02(a) of the Seller Letter;

(b)  all cash and cash equivalents, except to the extent reflected in the Closing Working Capital;

(c)  all rights, claims and credits to the extent relating to any other Excluded Asset or any Excluded Liability, including any such items arising under insurance policies, guarantees, warranties, indemnities and similar rights in respect of any such Excluded Asset or any Excluded Liability;

(d)  except as otherwise specifically provided in Section 5.08 or for assets that transfer automatically to the Purchaser or its affiliates in connection with the assumption of any Assumed Benefit Plan, all the assets of and all the assets relating to the Seller Benefit Plans;

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(e)  all rights of the Seller under this Agreement and the Ancillary Agreements;

(f)  all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(g)   (i) all original consolidated, combined or unitary Tax Returns, (ii) Records prepared in connection with the Acquisition, including bids received from other persons and analyses relating to the Business and (iii) file copies of the Records retained by the Seller;

(h)  all rights of the Seller or its affiliates (including the Transferred Entities) under any confidentiality (other than confidentiality agreements with other potential acquisitions of the Business which shall be Transferred Assets), non-use or similar Contract with any employee or contractor of the Seller or its affiliates but only to the extent that such rights relate to any business other than the Business;

(i)  all financial and Tax records relating to the Business to the extent that they constitute a part of the Seller’s or any of its affiliate’s general ledger;

(j)  deposits relating to commodity agreements entered into in connection with the Business’ inventory reduction program;

(k)  the assets deemed Excluded Assets pursuant to the last paragraph under the caption “Transferred Assets” in this Exhibit; and

(l)  any Tax Assets for the account of the Seller pursuant to Section 5.05(d).

Excluded Liabilities

All the following liabilities, obligations and commitments of the Seller and its subsidiaries (including the Transferred Entities) whether or not related to the Business and whether or not disclosed in the Seller Letter:

(a)  each liability, obligation or commitment to the extent arising out of the operation or conduct by the Seller or its subsidiaries of any business other than the Business;

(b)  each liability, obligation or commitment identified in Section 1.02(a) of the Seller Letter;

(c)  each liability, obligation or commitment to the extent it relates to or that arises out of any Excluded Asset, or to the extent it arises out of the distribution to, or ownership or operation by, the Seller of any Excluded Asset or to the extent it is associated with the realization of the benefits of any Excluded Asset;

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(d)  Pre-Closing Environmental Matters;

(e)  all employment and employee benefits-related liabilities, obligations, commitments, claims and losses relating to employees of the Seller, its affiliates or any Seller Commonly Controlled Entity, other than the Covered Employee Liabilities;

(f)  each liability, obligation or commitment for Taxes imposed upon the Seller or attributable to the Transferred Assets for periods up to and including the Closing Date;

(g)  all indebtedness of the Business and/or the Transferred Entities, other than indebtedness owed by one Transferred Entity to another Transferred Entity;

(h)  all liabilities arising from the breach of any non-competition obligations of Seller or the Subsidiary Transferors set forth in any contracts being transferred to the Purchaser pursuant to the terms of this Agreement; and

(i)  all accounts payable arising out of the operation or conduct of the Business to the extent in excess of amounts with respect to accounts payable reflected in the Statement as finally determined pursuant to Section 1.05 (including all amounts owed to the US Mint that are more than 60 days past due as of the Closing Date).

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EXHIBIT J

Knowledge of the Seller; Knowledge of the Purchaser

Seller’s knowledge

Thomas G. Baker
Stephen C. Curley (with respect to tax and insurance matters)
Devin K. Denner
Dolores J. Ennico (with respect to benefits, human resources and other employee matters)
John E. Fischer
Naoroze S. Gandhi (with respect to suppliers and purchasing matters)
G. Bruce Greer
Jeffrey J. Haferkamp
James H. Hellrich (with respect to information technology matters)
Patrick G. Kelly
Dennis R. McGough (with respect to benefits, human resources and other employee matters)
John A. Moritz
George H. Pain
Curt M. Richards (with respect to environmental matters)
Peter W. Robinson (with respect to intellectual property matters)
Joseph D. Rupp
Todd A. Slater
Theodore A. Zimmermann

Purchaser’s knowledge

Michael Psaros
Kevin Madden
John Walker
Satya Ponnuru